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Filed pursuant to Rule 424(b)(1)
Registration No. 333-140626

26,250,000 Shares

Solera Holdings, Inc.

Common Stock

        This is an initial public offering of shares of common stock of Solera Holdings, Inc.

        We are offering 19,200,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 7,050,000 shares. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

        Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "SLH."

        See "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$16.00	$420,000,000
Underwriting discount	$1.00	$26,250,000
Proceeds, before expenses, to Solera Holdings, Inc.	$15.00	$288,000,000
Proceeds, before expenses, to the selling stockholders	$15.00	$105,750,000

        To the extent that the underwriters sell more than 26,250,000 shares of common stock, the underwriters have the option to purchase up to an additional 3,937,500 shares from certain existing stockholders at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on May 16, 2007.

Goldman, Sachs & Co.	JPMorgan
Citi	Deutsche Bank Securities	Lehman Brothers

Prospectus dated May 10, 2007.

Solera Corporate Headquarters – San Ramon, CA

# The World of Solera

Austria
Belarus
Belgium
Brazil
Canada
China
Columbia
Costa Rica
Croatia
Czech Republic
Denmark
Dominican Republic
Ecuador
El Salvador
Estonia
France
Germany
Greece
Guatemala
Honduras
Hungary
India
Israel
Japan
Latvia
Lebanon
Lithuania
Mexico
Netherlands
Nicaragua
Panama
Poland
Portugal
Romania
Russia
Serbia-Montenegro
Slovakia
Slovenia
South Africa
Spain
Switzerland
Ukraine
United Kingdom
United States
Venezuela

Solera

Audatex | ABZ | Hollander | Informex | Sidexa | IMS

## Global Presence

Tony Aquila, Founder, CEO and Chairman

- Operations in 45 countries across 5 continents
- Customers include more than 900 automobile insurance companies, over 33,000 collision repair facilities, 7,000 independent assessors and 3,000 automotive recyclers

## Proprietary Databases

- Repair estimating database
- Total loss database
- Claims database
- Parts salvage database

## Long-standing Customer Relationships

- 10 of the 10 largest automobile insurance companies in North America (on average 17 years)
- 9 of the 10 largest automobile insurance companies in Europe (on average 16 years)

First Notice of Loss

Investigation / Evaluation

Decision / Settlement

Vehicle Repair

Payment

Solera

Estimating Software

Workflow Software

Valuation Services

Recycling Software

Salvage Software

Business Intelligence

Shared Services

Training

Consulting

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Before investing in our common stock, you should read the entire prospectus carefully, including the section entitled "Risk Factors", our financial statements and the related notes included elsewhere in this prospectus. Unless the context requires otherwise, the terms "we," "us," "our," "our company" and "our business" collectively refer to: (1) the combined operations of the Claims Services Group of Automatic Data Processing, Inc., or ADP, for periods prior to its acquisition by Solera Holdings, LLC, (2) the consolidated operations of Solera Holdings, LLC for the periods following its April 2006 acquisition of the Claims Services Group and prior to the completion of our corporate reorganization, and (3) Solera Holdings, Inc. as of the completion of our corporate reorganization and thereafter. Our fiscal year ends on June 30 of each year. Fiscal years are identified in this prospectus according to the calendar year in which they end. For example, the fiscal year ended June 30, 2006 is referred to as "fiscal 2006."

Our Company

        We are the leading global provider of software and services to the automobile insurance claims processing industry. Our customers include more than 900 automobile insurance companies, including nine of the ten largest automobile insurance companies in Europe and each of the ten largest automobile insurance companies in North America. We also provide our software and services to over 33,000 collision repair facilities, 7,000 independent assessors and 3,000 automotive recyclers. Our software and services help our customers:

  •
  estimate the costs to repair damaged vehicles;

  •
  determine pre-collision fair market values for vehicles damaged beyond repair;

  •
  automate steps of the claims process;

  •
  outsource steps of the claims process that insurance companies have historically performed internally; and

  •
  improve their ability to monitor and manage their businesses through data reporting and analysis.

        The automobile insurance claims process is complex and time-consuming, with multiple steps requiring significant interaction among several parties. Our software and services automate and simplify this process, and include:

  •
  estimating and workflow software that helps our customers determine vehicle repair costs, calculate the fair market values of vehicles, connect with other industry participants and manage the overall claims process;

  •
  salvage and recycling software that helps automotive recyclers manage their inventory and locate, sell and exchange vehicle parts;

  •
  business intelligence and consulting services that help our customers assess and monitor their performance through customized data, reports and analyses; and

  •
  shared services that are designed to help insurance companies outsource claims-related tasks, such as estimate reviews and policyholder interaction.

        We generated pro forma revenues of $430.2 million in fiscal 2006 and revenues of $227.7 million for the six months ended December 31, 2006. Over 50% of these revenues were generated outside the U.S., due in large part to our historical roots in Europe, our ability to enter new markets and the opportunities for growth we have found in certain non-U.S. markets.

Industry Trends

        We estimate that the global automobile insurance industry processes over 100 million claims per year. The primary participants in the automobile insurance claims process are automobile insurance companies, collision repair facilities, independent assessors and automotive recyclers. Our business is affected by trends associated with these participants, including:

  •
  growth in the number of worldwide vehicles;

  •
  an increasing percentage of vehicles that are covered by automobile insurance;

  •
  initiatives by automobile insurance companies and other industry participants to reduce costs and increase claims processing efficiency; and

  •
  increased use of recycled and aftermarket parts.

Key Competitive Strengths

        We believe that the following strengths make Solera the leading global provider of software and services to the automobile insurance claims processing industry.

        Leading Global Provider.    We operate in 45 countries across five continents and believe we are either the largest or second-largest provider of automobile insurance claims processing software and services in each of our markets.

        Significant Barriers to Entry.    We believe our proprietary databases pose barriers to entry due to the significant capital investment and time that would be required to replicate and customize them for use in local markets. We have developed our proprietary repair estimating database over the last 35 years.

        Long-Standing Relationships with Customers.    Our relationships with our ten largest customers in Europe and North America date back, on average, 16 and 17 years, respectively.

        History of Developing New Software and Services.    We continually develop new software and services to meet our customers' needs through both internal development and the acquisition and licensing of third-party products and technology.

        Attractive Operating Model.    We believe we have an attractive operating model due to the recurring nature of our revenues, the scalability of our databases and software and the significant operating cash flow we generate.

Business Strategy

        Broaden the Scope of our Software and Services.    We intend to further broaden the capabilities, features and functionality of our claims processing software, as well as the breadth of our service offerings.

        Expand Customer Base in Existing Markets.    We seek to expand our customer base in existing markets by competing on the quality of our software and services, our industry expertise and our strong industry relationships.

        Expand into New Markets.    We intend to expand in markets where we have recently established operations, such as China and India, and enter markets where we currently have no operations.

        Improve Operational Efficiencies.    We have identified and targeted several operational efficiency initiatives, including the elimination of database and infrastructure redundancies; productivity and technological enhancements; and reduction of overhead.

        Pursue Strategic Acquisitions.    We plan to supplement our organic growth by acquiring businesses or technologies to expand the range of our services, increase our customer base and enter new markets.

Our History

        Our operations began in 1966, when Swiss Re Corporation founded our predecessor. Solera was founded in February 2005 by our Chief Executive Officer, Tony Aquila, and private equity firm GTCR Golder Rauner II, L.L.C., or GTCR. On April 13, 2006, Solera acquired the Claims Services Group from ADP for approximately $1.0 billion. We refer to this acquisition in this prospectus as the Acquisition.

        The Acquisition was financed through:

  •
  borrowings under our senior secured credit facility of approximately $714.6 million;

  •
  borrowings under our subordinated unsecured credit facility of approximately $95.2 million; and

  •
  the sale of Class A common units and Class B preferred units to investment funds managed by GTCR, certain members of senior management and non-GTCR members of our board of directors for approximately $207.8 million.

        Investment funds managed by GTCR purchased equity securities for $204.0 million, while members of our senior management and non-GTCR members of our board of directors purchased equity securities for approximately $3.6 million and $0.2 million, respectively. All purchasers of our equity securities prior to this offering paid $0.30 per Class A Common Unit and $1,000 per Class B Preferred Unit.

        On May 10, 2007, we converted from a limited liability company into a Delaware corporation, all of our Class A Common Units and Class B Preferred Units were converted into shares of our common stock, and all shares of our common stock outstanding prior to this offering are the result of such conversion.

        The following table sets forth, for each group of investors that purchased equity securities in connection with our initial funding and formation in April 2005 and/or the Acquisition: (1) the average per share and aggregate prices paid for the shares of our common stock that it holds immediately prior to the completion of this offering and (2) the implied aggregate values of these shares based on the offering price of $16.00 per share.

	Average per share price paid(1)	Aggregate price paid	Implied aggregate value of shares
		(in millions)
GTCR Funds	$5.03	$209.0	$664.7
Members of our management, other employees and non-GTCR members of our board of directors	1.34	4.5	53.9
Unaffiliated co-investor	0.30	*	0.5

Total		$213.5	$719.1

*
Less than $0.1 million.

(1)
Calculated by dividing the aggregate purchase price paid for the Class A Common Units and Class B Preferred Units by the number of shares of common stock received in respect of such units in our corporate reorganization.

The Refinancing Transactions

        In conjunction with the offering, we intend to refinance the credit facilities we entered into in connection with the Acquisition. We collectively refer to the following transactions, together with this offering, as the refinancing transactions:

  •
  the repayment of a portion of the indebtedness outstanding under our existing first lien credit facility, and all of the indebtedness outstanding under our existing second lien and subordinated unsecured credit facilities, including the payment of related prepayment premia; and

  •
  the refinancing of our remaining indebtedness of approximately $605.2 million pursuant to an amended and restated senior credit facility.

        We expect that our amended and restated senior credit facility will consist of a $50 million revolving loan, a $250 million U.S. term loan and a €271 ($355) million European term loan. We anticipate that the entire principal amount of the revolving loan will be available immediately following the closing of the refinancing transactions. Unless otherwise indicated, the amounts of indebtedness repaid and prepayment premiums paid in connection with the refinancing transactions assume that the refinancing transactions were completed on April 30, 2007.

Risks Affecting Us

        You should carefully consider the information under the heading "Risk Factors" beginning on page 10 of this prospectus and all other information in this prospectus before investing in our common stock.

Corporate and Other Information

        Our principal executive offices are located at 6111 Bollinger Canyon Road, Suite 200, San Ramon, California 94583, and our telephone number is (925) 866-1100. Our website is www.solerainc.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

        This prospectus refers to brand names, trademarks, service marks and trade names of us and other companies and organizations, and these brand names, service marks and trade names are the property of their respective holders.

Recent Developments

        Although our final financial statements for the three months ended March 31, 2007 are not yet available, the following information reflects our preliminary estimates of our results based on currently available information. The review of our consolidated financial statements for the three months ended March 31, 2007 is ongoing and subject to adjustments, which could result in changes to the financial results and figures set forth below. As a result, our financial results could be different than as indicated below and those differences could be material. Our consolidated financial statements for the three months ended March 31, 2007 will not be available until after this offering is completed, and consequently will not be available to you prior to investing in this offering.

        Our revenues for the three months ended March 31, 2007 were approximately $121.7 million. Revenues from our EMEA and Americas segments for the three months ended March 31, 2007 were approximately $72.3 million and $49.4 million, respectively.

        Our net loss for the three months ended March 31, 2007 was approximately $9.7 million. Included in our net loss was an income tax provision of approximately $1.3 million, approximately $18.9 million of interest expense, approximately $26.2 million of depreciation and amortization, approximately $(0.3) million of other expense (income), net, approximately $0.2 million of equity-based compensation expense, and approximately $1.4 million of acquisition-related costs. For the three months ended March 31, 2007, our approximately $1.4 million of acquisition-related costs consisted of legal fees, professional fees, severance costs and other transition costs.

        As of March 31, 2007, our cash and cash equivalents were approximately $97.4 million, our total assets were approximately $1,264.2 million, our total long-term debt, net of current portion, was approximately $855.8 million, and our total unitholders'/stockholders' deficit was approximately $61.6 million.

        The financial results and figures set forth above are preliminary and have not been audited or reviewed, and, accordingly, may be subject to adjustments.

The Offering

Common stock offered by Solera Holdings, Inc.	19,200,000 shares
Common stock offered by the selling stockholders	7,050,000 shares
Common stock to be outstanding after this offering	64,982,010 shares
Option to purchase additional shares	Certain of our existing stockholders have granted the underwriters an option to purchase up to an additional 3,937,500 shares.
Use of proceeds
We intend to use the net proceeds from this offering to reduce our outstanding indebtedness. We will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."
Dividend policy	We currently intend to retain all future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.
New York Stock Exchange symbol	"SLH"

        The number of shares of our common stock to be outstanding after this offering excludes:

  •
  383,824 shares of our common stock issuable upon the exercise of options to be granted to certain of our employees in connection with this offering at an exercise price per share equal to the initial public offering price; and

  •
  5,416,176 additional shares of our common stock to be reserved for issuance under our 2007 Long-Term Equity Incentive Plan and our 2007 Employee Stock Purchase Plan.

        Except as otherwise indicated, all information in this prospectus assumes:

  •
  a one-for-three reverse split of our common units, which was completed on April 30, 2007;

  •
  the repurchase of common units from a former member of senior management for an aggregate of approximately $0.9 million;

  •
  our reorganization as a Delaware corporation, the effectiveness of our certificate of incorporation and the conversion of all of our limited liability company units into shares of common stock, in each case as described in "Corporate Reorganization" using an assumed effective date of April 30, 2007;

  •
  the issuance of approximately 250,000 shares of our common stock to certain of our employees in connection with this offering;

  •
  the completion of the other refinancing transactions using an assumed effective date of April 30, 2007; and

  •
  no exercise of the underwriters' option to purchase additional shares.

Summary Historical and Pro Forma Financial Data

        The following tables summarize our historical and pro forma financial data for the periods presented. We derived the summary historical consolidated financial data as of and for the year ended June 30, 2006 from the audited consolidated financial statements of Solera Holdings, LLC included elsewhere in this prospectus. We derived the summary historical combined financial data as of and for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 to April 13, 2006 from the audited combined financial statements of the Claims Services Group included elsewhere in this prospectus. We derived the summary historical combined financial data for the six months ended December 31, 2005 from the unaudited combined financial statements of the Claims Services Group, which are not included in this prospectus. We derived the summary historical consolidated financial data as of and for the six months ended December 31, 2006 from the audited consolidated financial statements of Solera Holdings, LLC, which are included elsewhere in this prospectus. Prior to the Acquisition, the Claims Services Group operated as a business unit of ADP. As a result, the historical financial data for the Claims Services Group included in this prospectus do not necessarily reflect what our financial position or results of operations would have been had we operated the business as a separate, stand-alone entity during those periods. We sometimes refer to the Claims Services Group as our "predecessor."

        The unaudited pro forma statement of operations data for fiscal 2006 give effect to the Acquisition, the corporate reorganization and the refinancing transactions, including the completion of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each occurred on July 1, 2005. The unaudited pro forma statement of operations data for the six months ended December 31, 2006 give effect to our corporate reorganization and the refinancing transactions, including the completion of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each occurred on July 1, 2005. The unaudited pro forma balance sheet data as of December 31, 2006 give effect to our corporate reorganization and the refinancing transactions, including the completion of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each occurred on December 31, 2006.

        The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the specified transactions been completed on the dates indicated and do not purport to indicate what our financial position or results of operations might be as of any future date or for any future period.

        The following summary historical and pro forma financial data should be read together with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Statements" and the historical financial statements and related notes included elsewhere in this prospectus.

					Solera Holdings, LLC
	Claims Services Group(1)
							Six Months Ended December 31,
	Fiscal Year Ended June 30,				Fiscal Year Ended June 30, 2006
				Six Months Ended December 31, 2005
			July 1, 2005 to April 13, 2006				2006 Actual	2006 Pro Forma
	2004	2005			Actual(2)	Pro Forma
	(in thousands, except per unit/share data)
Statement of Operations Data:
Revenues	$361,179	$412,355	$335,146	$210,123	$95,084	$430,230	$227,719	$227,719

Cost of revenues:
Operating expenses	107,590	117,361	101,995	62,435	29,013	129,834	67,534	67,534
Systems development and programming costs	57,465	62,690	52,306	32,491	15,080	64,357	31,933	31,933

Total cost of revenues (excluding depreciation and amortization)	165,055	180,051	154,301	94,926	44,093	194,191	99,467	99,467
Selling, general and administrative expenses	94,757	112,480	87,033	51,802	27,105	110,950	63,866	63,866
Depreciation and amortization	28,754	34,335	28,894	17,592	23,571	122,560	51,055	51,055
Restructuring charges (benefit)	1,740	5,512	(468)	(256)	2,871	2,403	874	874
Impairment charges	4,214	—	—	—	—	—	—	—
Interest expense	271	334	318	40	14,842	40,595	36,416	20,100
Other (income) expense, net	(1,323)	(4,065)	(3,069)	(3,249)	1,836	(1,233)	2,263	2,263
Earnings (loss) from continuing operations before income tax provision (benefit) and minority interests	67,711	83,708	68,137	49,268	(19,234)	(39,236)	(26,222)	(9,906)
Income tax provision (benefit)	22,124	24,030	23,688	17,059	(1,268)	10,174	2,118	9,196
Minority interests in net income of consolidated subsidiaries	1,229	1,909	3,468	1,793	921	4,389	1,527	1,527

Earnings (loss) from continuing operations	44,358	57,769	40,981	30,416	(18,887)	(53,799)	(29,867)	(20,629)
Loss (income) from discontinued operations	(3,816)	128	—	—	—	—	—	—

Net income (loss)	48,174	57,641	40,981	30,416	(18,887)	(53,799)	(29,867)	(20,629)
Less: Dividends and redeemable preferred unit accretion	—	—	—	—	88,789	—	8,467	—

Net income (loss) allocable to common unitholders/stockholders	$48,174	$57,641	$40,981	$30,416	$(107,676)	$(53,799)	$(38,334)	$(20,629)

Basic net income (loss) per
common unit/share(3)					$(6.34)	$(0.88)	$(1.32)	$(0.33)
Diluted net income (loss) per
common unit/share(3)					(6.34)	(0.88)	(1.32)	(0.33)
Weighted average common units/shares outstanding:(3)
Basic					16,978	61,389	29,105	61,937
Diluted					16,978	61,389	29,105	61,937
Other Financial Data:
EBITDA(4)(5)	$99,323	$116,340	$93,881	$65,107	$18,258	$119,530	$59,722	$59,722
Capital expenditures	15,980	7,659	9,671	6,030	4,112	N/A	15,483	N/A
Cash flows provided by (used in):
Operating activities	74,017	106,840	51,325	20,307	45,356	N/A	22,003	N/A
Investing activities	(141,228)	(62,975)	(18,464)	(13,912)	(936,471)	N/A	(29,689)	N/A
Financing activities	96,199	(33,369)	(82,787)	(6,315)	977,954	N/A	4,579	N/A
	Claims Services Group		Solera Holdings, LLC
	As of June 30,			As of December 31, 2006
	2004	2005	2006	Actual	Pro Forma
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$107,824	$121,313	$88,826	$86,987	$74,245
Total assets	556,769	608,065	1,253,005	1,266,483	1,227,123
Long-term debt, net of current portion	—	—	831,628	851,612	599,167
Total group/unitholders'/stockholders' equity (deficit)	376,386	399,282	(12,403)	(48,560)	423,868

(1)
The Claims Services Group was owned by ADP until Solera acquired it on April 13, 2006.

(2)
The statement of operations data for fiscal 2006 include the results of operations for our predecessor from April 14, 2006 and the results of operations for Solera Holdings, LLC for all of fiscal 2006. Financial information presented reflects adjustment of assets and liabilities to then-fair value at the date of the Acquisition, which is used as the basis for amounts included in our results of operations from April 14,

  2006 until June 30, 2006. Prior to the Acquisition, Solera's operations consisted primarily of developing our business plan, recruiting personnel, providing consulting services, raising capital and identifying and evaluating operating assets for acquisition.

(3)
All unit/share and per unit/share amounts reflect a one-for-three reverse split of our common units, which was completed on April 30, 2007.

(4)
We define EBITDA as the sum of (1) net income (loss), (2) income tax provision (benefit), (3) interest expense and (4) depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. generally accepted accounting principles, or GAAP, and our calculation thereof is not comparable to that reported by other companies. Our management uses EBITDA as a means of evaluating our operating performance and comparing our performance against our operations in prior periods. Annual bonus payments to our management are also based, in large part, on the achievement of specified levels of EBITDA. We believe that EBITDA is useful to investors, when presented along with the primary GAAP presentation of net income (loss) and the related discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations," because it provides them with information relating to our operating results on the same basis as that used by our management. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  it does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;

  •
  it does not reflect changes in, or cash requirements for, our working capital needs;

  •
  it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on our debt; and

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

  Because of these limitations, you should not consider EBITDA as a measure of our earnings as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally to evaluate our performance.

  The following is a reconciliation of EBITDA to net income (loss), the most directly comparable GAAP measure:

					Solera Holdings, LLC
	Claims Services Group
							Six Months Ended December 31,
	Fiscal Year Ended June 30,				Fiscal Year Ended June 30, 2006
				Six Months Ended December 31, 2005
			July 1, 2005 to April 13, 2006				2006 Actual	2006 Pro Forma
	2004	2005			Actual	Pro Forma
	(in thousands)
Net income (loss)	$48,174	$57,641	$40,981	$30,416	$(18,887)	$(53,799)	$(29,867)	$(20,629)
Income tax provision (benefit)	22,124	24,030	23,688	17,059	(1,268)	10,174	2,118	9,196
Interest expense	271	334	318	40	14,842	40,595	36,416	20,100
Depreciation and amortization	28,754	34,335	28,894	17,592	23,571	122,560	51,055	51,055

EBITDA	$99,323	$116,340	$93,881	$65,107	$18,258	$119,530	$59,722	$59,722

(5)
Our EBITDA includes the effects of the following items:

					Solera Holdings, LLC
	Claims Services Group
							Six Months Ended December 31,
	Fiscal Year Ended June 30,				Fiscal Year Ended June 30, 2006
				Six Months Ended December 31, 2005
			July 1, 2005 to April 13, 2006				2006 Actual	2006 Pro Forma
	2004	2005			Actual	Pro Forma
	(in thousands)
Other (income) expense, net	$(1,323)	$(4,065)	$(3,069)	$(3,249)	$1,836	$(1,233)	$2,263	$2,263
Restructuring charges	1,740	5,512	(468)	(256)	2,871	2,403	874	874
Impairment charges	4,214	—	—	—	—	—	—	—
Equity-based compensation expense	268	476	7,443	3,798	361	361	342	342
Acquisition-related costs (a)	—	—	1,677	—	1,556	3,233	2,912	2,912

Total	$4,899	$1,923	$5,583	$293	$6,624	$4,764	$6,391	$6,391

  (a)
  For the period ended April 13, 2006, Claims Services Group's Acquisition-related costs of $1.7 million consisted of $1.6 million of transaction and retention compensation and $0.1 million of legal fees, professional fees, severance costs and other transition costs. For the fiscal year ended June 30, 2006, our Acquisition-related costs of $1.6 million consisted of $0.5 million of expense related to the exercise by our employees of ADP stock options and $1.1 million of legal fees, professional fees, severance costs and other transition costs. For the six months ended December 31, 2006, our Acquisition-related costs of $2.9 million consisted of legal fees, professional fees, severance costs and other transition costs.

RISK FACTORS

        The purchase of our common stock involves significant investment risks. You should consider the risks set forth below, as well as other information contained in this prospectus, carefully before making a decision to invest in our common stock. If any of the following risks actually materializes, then our business, financial condition and results of operations would suffer. In addition, there may be risks of which we are currently unaware or that we currently regard as immaterial based on the information available to us that later prove to be material. These risks may adversely affect our business, financial condition and operating results. As a result, the trading price of our common stock could decline, and you could lose some or all of your investment. You should read the section entitled "Forward-Looking Statements" immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business

We depend on a limited number of customers for a substantial portion of our revenues, and the loss of, or a significant reduction in volume from, any of these customers would harm our financial results.

        We derive a substantial portion of our revenues from sales to large insurance companies. In fiscal 2006, we derived 17.0% of our pro forma revenues from our ten largest insurance company customers. The largest three of these customers accounted for 5.1%, 3.5% and 1.9%, respectively, of our pro forma revenues during this period. A loss of one or more of these customers would result in a significant decrease in our revenues, including the business generated by collision repair facilities associated with those customers. We lost a customer contract in April 2006 during its renewal phase that accounted for pro forma revenues in fiscal 2006 of approximately $4.3 million and recently lost our principal shared services contract, which accounted for approximately $3.2 million of revenue for the six months ended December 31, 2006. Furthermore, many of our arrangements with European customers are terminable by them on short notice or at any time. In addition, disputes with customers may lead to delays in payments to us, terminations of agreements or litigation. Additional terminations or non-renewals of customer contracts or reductions in business from our large customers would harm our business, financial condition and results of operations.

Competitive pressures may require us to significantly lower our prices.

        Pricing pressures have required us to significantly lower prices for some of our software and services in several of our markets. We may be required to implement further price reductions in response to the following:

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  price reductions by competitors;

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  the consolidation of property and casualty insurance companies;

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  the introduction of competing software or services; and

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  a decrease in the frequency of accidents.

If we are required to accept lower prices for our software and services, it would result in decreased revenues and harm our business, financial condition and results of operations.

Changes in, or violations by us or our customers of, applicable government regulations could reduce demand for or limit our ability to provide our software and services in those jurisdictions.

        Our insurance company customers are subject to extensive government regulations, mainly at the state level in the U.S. and at the country level in our non-U.S. markets. Some of these regulations relate directly to our software and services, including regulations governing the use of total loss and estimating software. If our insurance company customers fail to comply with new or existing insurance regulations, including those applicable to our software and services, they could lose their certifications to provide insurance and/or reduce their usage of our software and services, either of which would reduce our revenues. Also, we are subject to direct regulation in some markets, and our failure to comply with these regulations could significantly reduce our revenues or subject us to government sanctions. In addition, future regulations could force us to implement costly changes to our software and/or databases or have the effect of prohibiting or rendering less valuable one or more of our offerings. Moreover, some states in the U.S. have changed their regulations to permit insurance companies to use book valuations for total loss calculations, making our total loss software less valuable to insurance companies. New Jersey is considering legislation that, among other things, would require us to include additional data in the output of our estimating software and the circumstances in which our insurance company customers can utilize our software to calculate the cost to repair a damaged vehicle. In addition, some states are considering legislation that would require insurers to use estimates from two independent services to provide total loss calculations for a damaged vehicle and would provide authority to the state insurance commissioner to determine which services qualify as independent. If passed, this legislation may prohibit us from or limit our ability to provide our products and services in those states and/or may have the effect of making our products and services less desirable to our customers. Other states are considering legislation that would limit the data that our software can provide to our insurance company customers. In the event that demand for or our ability to provide our software and services decreases in particular jurisdictions due to regulatory changes, our revenues and margins may decrease.

        In addition, the Belgian Competition Department recently notified us that it has chosen to continue to investigate a complaint originally brought by a trade association representing collision repair facilities that was withdrawn by the trade association in 2005, relating to estimates generated by our software of the costs to repair damaged vehicles. Pursuant to the European Union competition laws, the Belgian Competition Department is asserting its authority to conduct this investigation as it relates to the Western European region.

Our industry is highly competitive, and our failure to compete effectively could result in a loss of customers and market share, which could harm our revenues and operating results.

        The markets for our automobile insurance claims processing software and services are highly competitive. In the U.S., our principal competitors are CCC Information Services Group Inc. and Mitchell International Inc. In Europe, our principal competitors are EurotaxGlass's Group and DAT GmbH. If one or more of our competitors develop software or services that are superior to ours or are more effective in marketing its software or services, our market share could decrease, reducing our revenues. In addition, if one or more of our competitors retain existing or attract new customers for which we have developed new software or services, we may not realize expected revenues from these new offerings, reducing our profitability.

        Some of our current or future competitors may have or develop closer customer relationships, develop stronger brands, have greater access to capital, lower cost structures and/or more attractive system design and operational capabilities than we have. In addition, consolidation within our industry could result in the formation of competitors with substantially greater financial, management or marketing resources than we have and such competitors could utilize their substantially greater resources and economies of scale to develop and market competing products, divert sales away from us by offering their products at lower prices, or hire away our key employees by offering more lucrative compensation packages. Moreover, many insurance companies have historically entered into agreements with automobile insurance claims processing service providers like us and our competitors whereby the insurance company agrees to use that provider on an exclusive or preferred basis for particular products and services and agrees to require collision repair facilities, independent assessors and other vendors to use that provider. If our competitors are more successful than we are at negotiating these exclusive or preferential arrangements, we may lose market share even in markets where we retain other competitive advantages.

        In addition, our insurance company customers have varying degrees of in-house development capabilities, and one or more of them have expanded and may seek to further expand their capabilities in the areas in which we operate. Many of our customers are larger and have greater financial and other resources than we do and could commit significant resources to product development. Our software and services have been, and may in the future be, replicated by our insurance company customers in-house, which could result in our loss of those customers and their associated repair facilities, independent assessors and other vendors, resulting in decreased revenues and net income.

The time and expense associated with switching from our competitors' software and services to ours may limit our growth.

        The costs for an insurance company to switch providers of claims processing software and services can be significant and the process can sometimes take 12-18 months to complete. As a result, potential customers may decide that it is not worth the time and expense to begin using our software and services, even if we offer competitive and economic advantages. If we are unable to convince these customers to switch to our software and services, our ability to increase market share will be limited, which could harm our revenues and operating results.

Our industry is subject to rapid technological changes, and if we fail to keep pace with these changes, our market share and revenues will decline.

        Our industry is characterized by rapidly changing technology, evolving industry standards and frequent introductions of, and enhancements to existing, software and services, all with an underlying pressure to reduce cost. Industry changes could render our offerings less attractive or obsolete, and we may be unable to make the necessary adjustments to our offerings at a competitive cost, or at all. We also incur substantial expenses in researching, developing, designing and marketing new software and services. The development or adaptation of these new technologies may result in unanticipated expenditures and capital costs that would not be recovered in the event that our new software or services are unsuccessful. The research, development, production and marketing of new software and services are also subject to changing market requirements, as well as the satisfaction of applicable regulatory requirements and customers' approval procedures and other factors, each of which could prevent us from successfully marketing any new software and services or responding to competing technologies. The success of new software in our industry also often depends on the ability to be first to market, and our failure to be first to market with any particular software project could limit our ability to recover the development expenses associated with that project. If we cannot develop new technologies, software and services or any of our existing software or services are rendered obsolete, our revenues and income could decline and we may lose market share to our competitors, which would impact our future operations and financial results.

We have a very limited operating history as a stand-alone company, which may make it difficult to compare our current operating results to prior periods.

        Prior to the Acquisition, our predecessor operated as a business unit of ADP. Our predecessor relied on ADP during this period for many of its internal functions, including accounting, tax, payroll, technology and administrative and operational support. In connection with the Acquisition, ADP agreed to continue providing us with systems, network, programming and operational support and other administrative services for periods ranging from three to six months following the date of the Acquisition. Although we have replaced these services either through third-party contracts or internal sources, we may not be able to perform any or all of these services in a cost-effective manner. If we are unable to maintain substitute arrangements on terms that are favorable to us or effectively perform these services internally, our business, financial condition and results of operations would be adversely affected.

        In addition, the historical financial information of our predecessor included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate stand-alone company without the shared resources of ADP for the periods presented and are not necessarily indicative of our future results of operations, financial position and cash flows. For example, ADP allocated expenses and other centralized operating costs to our predecessor for periods prior to the Acquisition, and the allocated costs included in our predecessor's historical financial statements could differ from amounts that we would have incurred if we had operated on a stand-alone basis.

We have a large amount of goodwill and other intangible assets as a result of the Acquisition. Our earnings will be harmed if we suffer an impairment of our goodwill or other intangible assets.

        We have a large amount of goodwill and other intangible assets and are required to perform an annual assessment for possible impairment for accounting purposes. At December 31, 2006, we had goodwill and other intangible assets of $956.1 million. If we do not achieve our planned operating results or other factors impair these assets, we may be required to incur a non-cash impairment charge. Any impairment charges in the future will adversely affect our results of operations.

We have experienced net losses since the Acquisition, and future net losses may cause our stock price to decline.

        We had a net loss of $29.9 million for the six months ended December 31, 2006. We expect to continue to incur net losses in the future, due primarily to amortization of the $403.4 million of intangible assets that we had as of December 31, 2006 and interest expense associated with our indebtedness. We cannot assure you that we will become or remain profitable, and future net losses may reduce our stock price.

We may incur significant restructuring charges over the next 12 months, which would harm our operating results and cash position or increase debt.

        We incurred restructuring charges (benefits) of $1.7 million in fiscal 2004, $5.5 million in fiscal 2005, $(0.5) million during the period from July 1, 2005 through April 13, 2006 in the combined financial statements of the Claims Services Group and we incurred restructuring charges of $2.9 million during the fiscal year ended June 30, 2006 and $0.9 million for the six months ended December 31, 2006 in our consolidated financial statements. These charges consisted primarily of termination benefits. As of December 31, 2006, we had remaining liabilities associated with these restructuring charges of $1.5 million. We continue to evaluate our existing operations and capacity, and expect to incur additional restructuring charges as a result of future personnel reductions, related restructuring and productivity and technology enhancements, which may exceed the levels of our historical charges. We are currently evaluating several plans that, if all implemented, would result in restructuring charges of approximately $10.0 million to $12.0 million over the next twelve months. These potential charges, consisting primarily of termination benefits, would significantly reduce our cash position or increase debt.

Our software and services rely on information generated by third parties and any interruption of our access to such information could materially harm our operating results.

        We believe that our success depends significantly on our ability to provide our customers access to data from many different sources. For example, a substantial portion of the data used in our repair estimating software is derived from parts and repair data provided by, among others, original equipment manufacturers, or OEMs, aftermarket parts suppliers, data aggregators, automobile dealerships and vehicle repair facilities. We obtain much of our data about vehicle parts and components and collision repair labor and costs through license agreements with OEMs, automobile dealers, and other providers. EurotaxGlass's, one of our primary competitors in Europe, provides us with valuation and paint data for use in our European markets pursuant to a similar arrangement. Many of the license agreements through which we obtain data are for terms of one year and/or may be terminated without cost to the provider on short notice. If one or more of our licenses are terminated or if we are unable to renew one or more of these licenses on favorable terms or at all, we may be unable to access alternative data sources that would provide comparable information without incurring substantial additional costs. Recently, some OEM sources have indicated to us that they intend to materially increase the licensing costs for their data. While we do not believe that our access to any individual source of data is material to our operations, prolonged industry-wide price increases or reductions in data availability could make receiving certain data more difficult and could result in significant cost increases, which would materially harm our operating results.

System failures, delays and other problems could harm our reputation and business, cause us to lose customers and expose us to customer liability.

        Our success depends on our ability to provide accurate, consistent and reliable services and information to our customers on a timely basis. Our operations could be interrupted by any damage to or failure of:

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  our computer software or hardware or our customers' or third-party service providers' computer software or hardware;

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  our networks, our customers' networks or our third-party service providers' networks; and

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  our connections to and outsourced service arrangements with third parties, such as Acxiom, which hosts data and applications for us and our customers.

        Our systems and operations are also vulnerable to damage or interruption from:

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  power loss or other telecommunications failures;

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  earthquakes, fires, floods, hurricanes and other natural disasters;

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  computer viruses or software defects;

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  physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events; and

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  errors by our employees or third-party service providers.

        These risks will be exacerbated by our planned migration of our systems and operations to a more centralized platform. Because many of our services play a mission-critical role for our customers, any damage to or failure of the infrastructure we rely on, including those of our customers and vendors, could disrupt our ability to deliver information to and provide services for our customers in a timely manner, which could result in the loss of current and/or potential customers. In addition, we generally indemnify our customers to a limited extent for damages they sustain related to the unavailability of, or errors in, the software and services we provide; therefore, a significant interruption of, or errors in, our software and services could expose us to significant customer liability.

Security breaches could result in lost revenues, litigation claims and/or harm to our reputation.

        Our databases contain confidential data relating to our customers, policyholders and other industry participants. Security breaches, particularly those involving connectivity to the Internet, and the trend toward broad consumer and general public notification of such incidents, could significantly harm our business, financial condition or results of operations. Our databases could be vulnerable to physical system or network break-ins or other inappropriate access, which could result in claims against us and/or harm our reputation. In addition, potential competitors may obtain our data illegally and use it to provide services that are competitive to ours.

We operate in 45 countries, where we are subject to country-specific risks that could adversely impact our business and results of operations.

        We generated approximately 66.0% of our pro forma revenues during fiscal 2006 outside the U.S., and we expect sales from non-U.S. markets to continue to represent a majority of our total sales. Sales and operations in individual countries are subject to changes in local government regulations and policies, including those related to tariffs and trade barriers, investments, taxation, currency exchange controls and repatriation of earnings. Our results are also subject to the difficulties of coordinating our operations across 45 different countries. Furthermore, our business strategy includes expansion of our operations into new and developing markets, which will require even greater international coordination, expose us to additional local government regulations and involve markets in which we do not have experience or established operations. In addition, our operations in each country are vulnerable to changes in socio-economic conditions and monetary and fiscal policies, intellectual property protection disputes, the settlement of legal disputes through foreign legal systems, the collection of receivables through foreign legal systems, exposure to possible expropriation or other governmental actions, unsettled political conditions and possible terrorist attacks. These and other factors may harm our operations in those countries and therefore our business and results of operations.

Our operating results may vary widely from period to period, which may cause our stock price to decline.

        Our contracts with insurance companies generally require time-consuming authorization procedures by the customer, which can result in additional delays between when we incur development costs and when we begin generating revenues from those software or services offerings. Our quarterly and annual revenues and operating results may fluctuate significantly in the future. In addition, we incur significant operating expenses while we are researching and designing new software and related services, and we typically do not receive corresponding payments in those same periods. As a result, the number of new software and services offerings that we are able to implement, successfully or otherwise, can cause significant variations in our cash flow from operations, and we may experience a decrease in our net income as we incur the expenses necessary to develop and design new software and services. We also may experience variations in our earnings due to other factors beyond our control, such as the introduction of new software or services by our competitors, customer acceptance of new software or services, the volume of usage of our offerings by existing customers and competitive conditions in our industry generally. We may also incur significant or unanticipated expenses when contracts expire, are terminated or are not renewed. Any of these events could harm our financial condition and results of operations and cause our stock price to decline.

Our future operating results may be subject to volatility as a result of exposure to foreign currency exchange risks.

        We derive most of our revenues, and incur most of our costs, in currencies other than the U.S. dollar, principally the Euro. We currently do not hedge our exposure to foreign currency risks. In our historical financial statements, we re-measure our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. These re-measurements resulted in foreign currency translation adjustments of $10.9 million in fiscal 2005 in the combined financial statements of the Claims Services Group and $3.8 million in fiscal 2006 and $1.8 million for the six months ended December 31, 2006 in our consolidated financial statements. Further fluctuations in exchange rates against the U.S. dollar could decrease our revenues, increase our costs and expenses and therefore harm our future operating results.

Future acquisitions and joint ventures or dispositions may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

        We have grown in part, and in the future may continue to grow, by making acquisitions or entering into joint ventures or similar arrangements. Acquisitions and joint ventures require significant investment and managerial attention, which may be diverted from our other operations, and could entail a number of additional risks, including:

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  problems with effective integration of operations and/or management;

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  loss of key customers, suppliers or employees;

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  increased operating costs; and

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  exposure to unanticipated liabilities.

        Furthermore, we participate in joint ventures in some countries. Our partners in these ventures may have interests and goals that are inconsistent with or different from ours, which could result in the joint venture taking actions that negatively impact our growth in the local market and consequently harm our business or financial condition. If we are unable to find suitable partners or if suitable partners are unwilling to enter into joint ventures with us, our growth into new geographic markets may slow, which would harm our results of operations.

        Additionally, we may finance future acquisitions and/or joint ventures with cash from operations, additional indebtedness and/or the issuance of additional securities, any of which may impair the operation of our business or present additional risks, such as reduced liquidity or increased interest expense. We may seek also to restructure our business in the future by disposing of certain of our assets, which may harm our future operating results, divert significant managerial attention from our operations and/or require us to accept non-cash consideration, the market value of which may fluctuate.

We may require additional capital in the future, which may not be available on favorable terms, or at all.

        Our future capital requirements depend on many factors, including our ability to develop and market new software and services and to generate revenues at levels sufficient to cover ongoing expenses. If we need to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, we may be unable to support future growth or operating requirements and, accordingly, our business, financial condition and results of operations could be harmed.

Privacy concerns could require us to exclude data from our software and services, which may reduce the value of our offerings to our customers, damage our reputation and deter current and potential users from using our software and services.

        In the European Union and other jurisdictions, there are significant restrictions on the use of personal data. Violations of these laws would harm our business. In addition, concerns about our collection, use or sharing of automobile insurance claims information or other privacy-related matters, even if unfounded, could damage our reputation and operating results.

Our business depends on our brands, and if we are not able to maintain and enhance our brands, our business and operating results could be harmed.

        We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing our brands, such as Audatex, ABZ, Hollander, Informex, Sidexa and IMS, are critical to the expansion of our software and services to new customers in both existing and new markets. Maintaining and enhancing our brands may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain our brands or if we incur excessive expenses in this effort, our business, operating results and financial condition will be harmed. We anticipate that, as our markets become increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive. Maintaining and enhancing our brands will depend largely on our ability to be a technology innovator and to continue to provide high quality software and services, which we may not do successfully. To date, we have engaged in relatively little direct brand promotion activities, and we may not successfully implement brand enhancement efforts in the future.

Third parties may claim that we are infringing upon their intellectual property rights, and we could be prevented from selling our software or suffer significant litigation expense even if these claims have no merit.

        Our competitive position is driven in part by our intellectual property and other proprietary rights. Third parties, however, may claim that we, our software or operations or any products or technology, including claims data or other data, we obtain from other parties are infringing upon the intellectual property rights of others, and we may be unaware of intellectual property rights of others that may cover some of our assets, technology, software and services. Any litigation initiated against us regarding patents, trademarks, copyrights or other intellectual property rights, even litigation relating to claims without merit, could be costly and time-consuming and could divert our management and key personnel from operating our business. In addition, if any third party has a meritorious or successful claim that we are infringing upon its intellectual property rights, we may be forced to change our software or enter into licensing arrangement with third parties, which may be costly or impractical. These claims may also require us to stop selling our software and/or services as currently designed, which could harm our competitive position. We also may be subject to significant damages or injunctions that prevent the further development and sale of certain of our software or services and may result in a material loss in revenue.

We may be unable to protect our intellectual property and property rights, either without incurring significant costs or at all, which would harm our business.

        We rely on a combination of patents, copyrights, know-how, trademarks, license agreements and contractual provisions, as well as internal procedures, to establish and protect our intellectual property rights. The steps we have taken and will take to protect our intellectual property rights may not deter infringement, duplication, misappropriation or violation of our intellectual property by third parties. In addition, any of the intellectual property we own or license from third parties may be challenged, invalidated, circumvented or rendered unenforceable. In addition, the laws of some of the countries in which products similar to ours may be developed may not protect our software and intellectual property to the same extent as U.S. laws or at all. We may be unable to protect our rights in trade secrets and unpatented proprietary technology in these countries. We may also be unable to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. If our trade secrets become known, we may lose our competitive advantages. If we fail to protect our intellectual property, we may not receive any return on the resources expended to create the intellectual property or generate any competitive advantage based on it.

        Pursuing infringers of our intellectual property could result in significant litigation costs and diversion of management resources, and any failure to pursue or successfully litigate claims against infringers could result in competitors using our technology and offering similar products and services, potentially resulting in loss of competitive advantage and decreased revenues.

We depend on a limited number of key personnel who would be difficult to replace. If we lose the services of these individuals, or are unable to attract new talent, our business will be adversely affected.

        We depend upon the ability and experience of our key personnel, who have substantial experience with our operations, the rapidly changing automobile insurance claims processing industry and the markets in which we offer our software and services. The loss of the services of one or more of our senior executives or key employees, such as our Chief Executive Officer, Tony Aquila, could harm our business and operations. Our success also depends on our ability to continue to attract, manage and retain other qualified management, sales and technical personnel as we grow. We may not be able to continue to attract or retain such personnel in the future.

We require a significant amount of cash to service our indebtedness, which reduces the cash available to finance our organic growth, make strategic acquisitions and enter into alliances and joint ventures.

        We have a significant amount of indebtedness. As of December 31, 2006, on a pro forma basis, our indebtedness, including current maturities, would have been $605.2 million, and we would have been able to borrow an additional $50.0 million under our amended and restated senior credit facility. For fiscal 2006, on a pro forma basis, our aggregate interest expense would have been $40.6 million.

        Our indebtedness could:

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  make us more vulnerable to unfavorable economic conditions and a reduction in our revenues;

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  make it more difficult to obtain additional financing in the future for working capital, capital expenditures or other general corporate purposes;

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  require us to dedicate or reserve a large portion of our cash flow from operations for making payments on our indebtedness, which would prevent us from using it for other purposes, including software development;

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  make us susceptible to fluctuations in market interest rates that affect the cost of our borrowings to the extent that our variable rate debt is not covered by interest rate derivative agreements; and

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  make it more difficult to pursue strategic acquisitions, joint ventures, alliances and collaborations.

        Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Some of these factors are beyond our control. If we cannot generate sufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we may be required to refinance our debt or to dispose of assets to obtain funds for such purpose. We cannot assure you that debt refinancings or asset dispositions could be completed on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of our debt instruments.

Our amended and restated credit facility may limit our ability to pay dividends, incur additional debt, make acquisitions and make other investments.

        Our amended and restated credit facility will contain covenants that may restrict our and our subsidiaries' ability to make certain distributions with respect to our capital stock, prepay other debt, encumber our assets, incur additional indebtedness, make capital expenditures above specified levels, engage in business combinations or undertake various other corporate activities. These covenants may require us also to maintain certain specified financial ratios, including those relating to total leverage and interest coverage.

        Our failure to comply with any of these covenants could result in the acceleration of our outstanding indebtedness. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance our debt. Even if new financing is made available to us, it may not be available on acceptable or reasonable terms. An acceleration of our indebtedness would impair our ability to operate as a going concern.

We expect to incur a significant non-cash charge in connection with our expected use of the net proceeds from this offering.

        We intend to use all of our net proceeds from this offering to repay a portion of the outstanding indebtedness under our existing credit facilities. In connection with the repayment of these amounts, we expect to incur a pre-tax, non-cash charge of approximately $34.5 million on the early extinguishment of debt, including prepayment premiums of $6.6 million. This charge will have an adverse impact on our financial condition and operating results for the fourth quarter of our fiscal year ending June 30, 2007.

Current or future litigation could have a material adverse impact on us.

        We have been and continue to be involved in legal proceedings, claims and other litigation that arise in the ordinary course of business. For example, we have been and are currently involved in disputes with collision repair facilities, acting individually and as a group in some situations, that claim that we have colluded with our insurance company customers to depress the repair time estimates generated by our repair estimating software. In addition, we are currently one of the defendants in a putative class action lawsuit alleging that we have colluded with our insurance company customers to cause the estimates of vehicle fair market value generated by our total loss estimation software to be unfairly low. Furthermore, we are also subject to assertions by our customers that we have not complied with the terms of our agreements with them, which could in the future lead to arbitration or litigation. While we do not expect the outcome of any such pending or threatened litigation to have a material adverse effect on our financial position, litigation is unpredictable and excessive verdicts, both in the form of monetary damages and injunction, could occur. In the future, we could incur judgments or enter into settlements of claims that could harm our financial position and results of operations.

Risks Related to This Offering

We will continue to be controlled by GTCR after the completion of this offering, which will limit your ability to influence corporate activities and may adversely affect the market price of our common stock.

        Upon completion of the offering, GTCR will own or control common stock representing, in the aggregate, a 53.2% voting interest in us, or 47.3% if the underwriters exercise in full their option to purchase additional shares. As a result of this ownership, GTCR will have effective control over the outcome of votes on all matters requiring approval by our stockholders, including the election of directors, the adoption of amendments to our certificate of incorporation and by-laws and approval of significant corporate transactions. GTCR can also take actions that have the effect of delaying or preventing a change in control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them.

Conflicts of interest may arise because some of our directors are principals of our controlling stockholder.

        Two principals of GTCR serve on our board of directors. GTCR and its affiliates may invest in entities that directly or indirectly compete with us or companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of GTCR and the interests of our other stockholders arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our certificate of incorporation that was adopted in connection with this offering, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director's or officer's relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors, or a committee consisting solely of disinterested directors, approves the transaction, (2) the material facts relating to the director's or officer's relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the transaction or (3) the transaction is otherwise fair to us. Under our certificate of incorporation, GTCR's representatives are not required to offer to us any transaction opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is expressly offered to them solely in their capacity as a director of ours.

We may be a "controlled company" within the meaning of the New York Stock Exchange rules and, as a result, may qualify for, and rely on, if applicable, exemptions from certain corporate governance requirements.

        Following the completion of this offering we may be deemed to be a "controlled company" under the rules of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by a group is a "controlled company" and may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the nominating committee be composed entirely of independent directors, (3) the requirement that the compensation committee be composed entirely of independent directors and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. We intend to rely on this exemption to the extent it is applicable, and therefore we may not have a majority of independent directors or nominating and compensation committees consisting entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are not deemed "controlled companies."

If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may be subject to sanctions by regulatory authorities.

        Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting for our annual report for fiscal 2008. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by the above deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or NYSE. Any such action could adversely affect our financial results or investors' confidence in us and could cause our stock price to fall. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and NYSE. If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner, subjecting us to sanctions and harm to our reputation.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

        Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have 64,982,010 shares of common stock outstanding. Of these shares, the 26,250,000 shares of common stock sold in this offering will be freely tradable, without restriction, in the public market. After the lock-up agreements pertaining to this offering expire, an additional 38,732,010 shares will be eligible for sale in the public market, subject to applicable manner of sale and other limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Following the expiration of the lock-up period, parties to our registration rights agreement, subject to certain exceptions, will have demand registration rights with respect to the registration of shares under the Securities Act. If this right is exercised, holders of all shares subject to the registration rights agreement will be entitled to participate in such registration. By exercising their registration rights, and selling a large number of shares, these holders could cause the price of our common stock to decline. An estimated 37,933,965 shares of common stock will be subject to our registration rights agreement upon completion of the offering.

Requirements associated with being a public company will increase our costs significantly, as well as divert significant company resources and management attention.

        Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, the expenses that will be required in order to adequately prepare for being a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management's attention to these matters will have on our business. In addition, the changes we make may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

        In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our certificate of incorporation and by-laws contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

        Some provisions of our certificate of incorporation and by-laws may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders may receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include:

  •
  authorization of the issuance of "blank check" preferred stock without the need for action by stockholders;

  •
  the removal of directors only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote;

  •
  any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of the directors then in office;

  •
  inability of stockholders to call special meetings of stockholders and limited ability of stockholders to take action by written consent; and

  •
  advance notice requirements for board nominations and proposing matters to be acted on by stockholders at stockholder meetings.

Our common stock has not been publicly traded prior to this offering, and we expect that the price of our common stock may fluctuate substantially.

        There has not been a public market for our common stock prior to this offering. We cannot predict the extent to which a trading market will develop or how liquid that market may become. If you purchase shares of our common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price was determined by negotiations between the underwriters and us. You may not be able to resell your shares above the initial public offering price and may suffer a loss on your investment.

        Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

  •
  actual or anticipated variations in quarterly operating results;

  •
  changes in financial estimates by us or by any securities analysts who may cover our stock or our failure to meet the estimates made by securities analysts;

  •
  changes in the market valuations of other companies operating in our industry;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

  •
  additions or departures of key personnel; and

  •
  sales of our common stock, including sales of our common stock by our directors and officers or by GTCR or our other principal stockholders.

We currently do not intend to pay dividends on our common stock, and as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

        We currently do not expect to declare or pay dividends on our common stock in the foreseeable future. In addition, we expect that our amended and restated senior credit facility will limit our ability to declare and pay cash dividends on our common stock. As a result, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates and you sell your shares at a profit. We cannot assure you that the market price for our common stock will ever exceed the price that you pay.

You will suffer immediate and substantial dilution in the book value of your common stock as a result of this offering.

        The initial public offering price of our common stock is considerably more than the pro forma, as adjusted, net tangible book value per share of our outstanding common stock. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our earlier investors paid substantially less than the initial public offering price when they purchased their shares. Investors purchasing common stock in this offering will incur immediate dilution of $(24.35) in pro forma, as adjusted, net tangible book value per share of common stock, based on the initial public offering price of $16.00 per share. In addition, if we raise funds by issuing additional securities, the newly issued shares will further dilute your percentage ownership of us.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to us. These statements may be found throughout this prospectus, particularly under the headings "Summary," "Risk Factors," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," among others. Forward-looking statements typically are identified by the use of terms such as "may," "should," "expect," "anticipate," "believe," "could," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies, goals and beliefs concerning future business conditions, our results of operations, financial position and our business outlook or state other "forward-looking" information based on currently available information. The factors listed under the heading "Risk Factors" and in the other sections of this prospectus provide examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These factors include, among other things, the following:

  •
  our dependence on a limited number of customers for a substantial portion of our revenues;

  •
  continued pricing pressure;

  •
  implementation of or changes in laws, regulations or policies that could negatively affect our operations;

  •
  the competitive nature of the automobile insurance claims processing industry;

  •
  our ability to increase market share, successfully introduce new software and services and expand our operations to new geographic locations;

  •
  our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced software on a timely basis;

  •
  our limited operating history as a stand-alone company;

  •
  potential impairment of our significant amount of goodwill and intangible assets and our ability to return to profitability;

  •
  our access to information generated by third parties;

  •
  our operating results may vary widely from period to period;

  •
  system failure or other operational events that impact our ability to deliver software and services in a timely manner;

  •
  our ability to safeguard our data;

  •
  risks associated with our extensive global operations;

  •
  the impact of or our ability to enter into future acquisitions, joint ventures or divestitures;

  •
  future availability of additional capital;

  •
  the unpredictability of intellectual property protection and maintenance and other intellectual property issues;

  •
  any future changes in management or loss of key personnel;

  •
  the degree to which we are leveraged and the terms of our debt service obligations; and

  •
  the outcome of legal proceedings.

        The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, even if new information becomes available in the future. We note that the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with an initial public offering.

INDUSTRY AND MARKET DATA

        Unless otherwise indicated, information contained in this prospectus concerning the automobile insurance claims processing and automobile insurance industries and our general expectations concerning these industries are based on information from independent industry analysts and publications and management estimates. We have derived management estimates from publicly available information released by third-party sources, as well as data from our internal research, and have based our estimates on such data and our knowledge of our industry and markets, which we believe to be reasonable. None of the independent industry publications used in this prospectus was prepared on our or our affiliates' behalf. Market position is based on total revenues, unless otherwise indicated. Estimates of historical growth rates in the markets in which we operate are not necessarily indicative of future growth rates in such markets. Specific sources for industry information and data underlying management estimates include the following:

  •
  CEA Insurers of Europe, including a June 2006 report entitled European Insurance in Figures, available free of charge at the CEA Web site: www.cea.assur.org;

  •
  A.M. Best Company, Inc., in a report available to users of A.M. Best software;

  •
  The Romans Group LLC, published in a December 2006 article in Collision Week magazine on the Web site, www.collisionweek.com, available to subscribers; and

  •
  the Automotive Recyclers Association and the European Group of Automotive Recyclers Association, each available free of charge, at their respective Web sites: www.a-r-a.org and www.egaranet.org.

CORPORATE REORGANIZATION

        On May 10, 2007, we converted from a Delaware limited liability company into a Delaware corporation. This conversion was authorized by our board of managers pursuant to the authority granted to it in our limited liability company agreement, without any further action, including any vote or consent, required on the part of our existing unitholders. Upon the effectiveness of the conversion, all of our outstanding preferred and common units were automatically converted into shares of our common stock based on their relative rights as set forth in our limited liability company agreement. Specifically, each outstanding common unit was converted into a number of shares of common stock equal to its pre-offering equity value divided by the initial public offering price. In addition, each outstanding preferred unit was converted into a number of shares of common stock equal to its liquidation value divided by the initial public offering price. Our preferred units had a liquidation value equal to their initial issuance price of $1,000, plus accrued yield at 8% per year, compounded quarterly. See "Description of Capital Stock" for additional information regarding the terms of our certificate of incorporation and bylaws as will be in effect upon the closing of this offering.

USE OF PROCEEDS

        Our net proceeds from the sale of 19,200,000 shares of common stock in this offering will be approximately $279.6 million, based on the initial public offering price of $16.00 per share, after deducting estimated underwriting discounts and commissions and expenses payable by us in connection with the refinancing transactions.

        We intend to use the net proceeds from this offering, together with approximately $60.6 million of net borrowings under our amended and restated credit facility, as follows:

  •
  approximately $216.3 million to repay outstanding principal indebtedness under our second lien credit facility and approximately $4.3 million to pay a related prepayment premium;

  •
  approximately $114.3 million to repay outstanding principal indebtedness under our subordinated unsecured credit facility and approximately $2.3 million to pay a related prepayment premium; and

  •
  approximately $3.0 million to pay financing costs related to our amended and restated senior credit facility.

        We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        As of December 31, 2006, the outstanding indebtedness under our first lien credit facility was $544.2 million, the outstanding indebtedness under our second lien credit facility was $216.3 million, and the outstanding indebtedness under our subordinated unsecured credit facility was $114.3 million. We used the net proceeds of these borrowings to fund a portion of the purchase price in connection with the Acquisition. As of December 31, 2006, the weighted average interest rate for borrowings under the first lien credit facility was 6.62% per annum, the interest rate for the second lien credit facility was 9.13% per annum, and the interest rate for the subordinated unsecured credit facility was 12.6% per annum. Our first lien credit facility matures in April 2013, our second lien credit facility matures in October 2013 and our subordinated unsecured credit facility matures in October 2014.

        Affiliates of Goldman, Sachs & Co. and Citigroup Global Markets Inc., two of the underwriters in this offering, are lenders under our existing senior credit facility and therefore will receive a portion of the net proceeds of this offering.

DIVIDEND POLICY

        We do not expect for the foreseeable future to pay dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used in the operation and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. Our ability to pay dividends to holders of our common stock will be limited by restrictive covenants under our amended and restated senior credit facility.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of December 31, 2006 on an actual basis and on a pro forma basis to give effect to:

  •
  our reorganization as a corporation and the resultant conversion of all outstanding limited liability units into shares of common stock prior to the completion of this offering as described in "Corporate Reorganization;" and

  •
  the refinancing transactions, including the completion of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds."

        You should read this table together with "Use of Proceeds," "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2006
	Actual	Pro Forma
	(in thousands, except unit/share amounts)
Cash and cash equivalents	$86,987	$74,245

Total debt:
Senior secured credit facility:
First lien credit facility:
Revolver loans	$17,865	—
Term loans	526,327	605,218
Second lien credit facility	216,277	—
Subordinated unsecured credit facility	114,291	—

Total long-term debt	874,760	605,218
Redeemable preferred units, 204,239 units issued and outstanding, actual; no preferred units issued and outstanding, pro forma	216,332	—
Unitholders'/stockholders' equity (deficit):
Common units, 31,046,962 units issued and outstanding, actual; no common units issued and outstanding, pro forma	—	—
Common stock, par value $0.01 per share, no shares authorized, issued and outstanding, actual; 150,000,000 shares authorized and 63,767,715 shares issued and outstanding, pro forma	—	638
Additional paid-in capital	—	495,339
Retained earnings (accumulated deficit)	(54,158)	(77,707)
Accumulated other comprehensive income	5,598	5,598

Total unitholders'/stockholders' equity (deficit)	(48,560)	423,868

Total capitalization	$1,042,532	$1,029,086

        The number of shares of our common stock to be outstanding after this offering is as of December 31, 2006, giving pro forma effect to our corporate reorganization. This number excludes the following:

  •
  675,427 shares of our common stock issued in connection with our corporate reorganization in respect of common units issued to employees in January 2007 and February 2007;

  •
  the impact of the repurchase of common units from a former member of senior management for an aggregate of approximately $0.9 million;

  •
  342,117 additional shares of our common stock issued upon the conversion of our Class B preferred units, reflecting the accrual of yield on the Class B preferred units between January 1, 2007 and the date of our corporate reorganization; and

  •
  the issuance of approximately 250,000 shares of our common stock to certain of our employees in connection with this offering.

DILUTION

        Our pro forma net tangible book value (deficit) as of December 31, 2006, after giving effect to our corporate reorganization but before giving effect to the refinancing transactions and the sale of 19,200,000 shares of common stock offered in this offering, was approximately $(778.8) million, or approximately $(17.48) per share. Our corporate reorganization did not have an impact on our total pro forma net tangible book value of $(778.8) million. Our corporate reorganization converted our outstanding common units of 31,046,962 into shares of our common stock on a one-for-one basis and converted our preferred units into 13,520,753 shares of common stock, in each case based upon the initial public offering price of $16.00. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock outstanding at December 31, 2006, after giving effect to our corporate reorganization and prior to the refinancing transactions, including the sale of the 19,200,000 shares of common stock offered in this offering. Dilution in net tangible book value (deficit) per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value (deficit) per share of our common stock outstanding immediately after this offering.

        After giving effect to our corporate reorganization, the refinancing transactions and the sale of the 19,200,000 shares of common stock in this offering, based upon the initial public offering price of $16.00 per share, after deducting underwriting discounts and commissions, a non-cash charge for the early extinguishment of debt and estimated expenses payable by us in connection with this offering and the other refinancing transactions, our pro forma, as adjusted, net tangible book value (deficit) as of December 31, 2006 would have been approximately $(532.2) million, or $(8.35) per share of common stock. This represents an immediate increase in pro forma net tangible book value of $9.13 per share to existing stockholders and an immediate dilution of $(24.35) per share to new investors purchasing shares of common stock in this offering at the initial public offering price.

        The following table illustrates this dilution in pro forma net tangible book value to new investors:

Initial public offering price per share		$16.00
Pro forma net tangible book value (deficit) per share as of December 31, 2006 after giving effect to our corporate reorganization	$(17.48)
Increase in pro forma net tangible book value (deficit) per share to existing shareholders attributable to this offering and the other refinancing transactions	9.13

Pro forma, as adjusted, net tangible book value (deficit) per share as of December 31, 2006 after giving effect to our corporate reorganization, refinancing transactions and this offering		(8.35)

Dilution per share to new investors		$(24.35)

        The following table summarizes, as of December 31, 2006, on a pro forma basis after giving effect to our corporate reorganization, the number of shares of our common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of our common stock from us in this offering. The table is based on the initial public offering price of $16.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with the refinancing transactions:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	44,567,715	69.9%	$213,553,090	41.0%	$4.79
New investors	19,200,000	30.1%	$307,200,000	59.0%	$16.00

Total	63,767,715	100%	$520,753,090	100%

        Taking into account the sales by the selling stockholders of 7,050,000 shares, the number of shares held by existing stockholders will be 37,517,715, or approximately 58.8% of the total shares of common stock outstanding, and the number of shares held by new investors will be 26,250,000, or approximately 41.2% of the total shares of common stock outstanding.

        If the underwriters exercise in full their option to purchase an additional 3,937,500 shares, the number of shares of common stock held by existing stockholders will be reduced to 33,580,215 shares, or 52.7% of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by new investors will increase to 30,187,500 shares, or 47.3% of the total number of shares of common stock to be outstanding immediately after this offering.

        The above discussion and tables are based on 63,767,715 shares of common stock issued and outstanding as of December 31, 2006, after giving pro forma effect to our corporate reorganization. This number excludes the following:

  •
  675,427 shares of our common stock issued in connection with our corporate reorganization in respect of common units issued to employees in January 2007 and February 2007;

  •
  the impact of the repurchase of common units from a former member of senior management for an aggregate of approximately $0.9 million;

  •
  342,117 additional shares of our common stock to be issued upon the conversion of our Class B preferred units, reflecting the accrual of yield on the Class B preferred units between January 1, 2007 and the date of our corporate reorganization; and

  •
  the issuance of approximately 250,000 shares of our common stock to certain of our employees in connection with this offering.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements give effect to the Acquisition and the corporate reorganization and refinancing transactions, including the completion of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds," in accordance with Article 11 of the Securities and Exchange Commission's Regulation S-X.

The Acquisition

        On April 13, 2006, Solera Holdings, LLC acquired the Claims Services Group for approximately $1.0 billion. The Acquisition was accounted for as a purchase pursuant to Statement of Financial Accounting Standard, or SFAS, No. 141, Business Combinations. Under purchase accounting, the total purchase price was allocated to the acquired business's net tangible and identifiable intangible assets based on their estimated fair values as of April 13, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The fair value of the identifiable intangible assets pertaining to software and database technology, customer relationships and trademarks was established based on a discounted cash flow approach. The preliminary allocation of the purchase price was based upon certain estimates and assumptions that are subject to change. The primary areas of the purchase price allocation that are not yet finalized relate to certain employee related liabilities, income and non-income based taxes and residual goodwill. The purchase price allocation resulted in the following identifiable intangible assets and related amortization periods:

Description	Amount	Amortization Period
	(in millions)	(in years)
Software and database technology	$239.2	9
Customer relationships	$173.9	20
Trademarks	$13.5	4

        These intangible assets are amortized on an accelerated basis to reflect the pattern in which economic benefits of the intangible assets are consumed. The above useful lives represent our best estimates of the expected useful lives. However, the actual lives may differ significantly from these estimates.

        The Acquisition was financed through a combination of common and preferred equity and debt financing.

        Prior to the Acquisition, Solera's operations consisted primarily of developing our business plan, recruiting personnel, providing consulting services, raising capital and identifying and evaluating operating assets for acquisition.

        Prior to the Acquisition, our business was operated as the Claims Services Group, a business unit of ADP. As a result, the historical combined financial information of the Claims Services Group included in this prospectus is presented on a carve-out basis and reflects the assets, liabilities, revenues and expenses that were attributed or allocated to it as a business unit of ADP. These historical combined financial statements include costs for facilities, functions and services used by the Claims Services Group at ADP sites that it shared with other ADP business units and costs for certain functions and services performed by centralized ADP organizations that were directly charged to the Claims Services Group based on usage. The combined statements of earnings for the Claims Services Group include allocations of certain expenses of ADP, including general corporate overhead, insurance, equity-based compensation and pension plans, royalty fees, facilities and other expenses. These allocations were based on a variety of factors. We believe that these allocations are not materially different from amounts we would have incurred as a stand-alone company.

Corporate Reorganization

        On May 10, 2007, we converted from a Delaware limited liability company into a Delaware corporation. Upon the effectiveness of the conversion, all of our outstanding preferred and common units were automatically converted into shares of common stock.

        The following summarizes the effects of this conversion which are reflected in the pro forma combined financial statements:

  •
  All common units outstanding as of December 31, 2006 converted into 31,046,962 shares of common stock on a one-for-one basis, based on the initial public offering price of $16.00.

  •
  All preferred units converted into 13,520,753 shares of common stock based on their aggregate liquidation value as of December 31, 2006 of $216,332,043 divided by the initial public offering price of $16.00. Preferred yield that accrued from January 1, 2007 to the date of conversion increased the number of shares of common stock into which the Class B preferred units converted by 342,117.

        See "Corporate Reorganization" for additional information.

The Refinancing Transactions

        As part of the refinancing transactions, we will sell 19,200,000 shares of our common stock at the initial public offering price of $16.00 and we intend to enter into other refinancing transactions that will reduce our debt from approximately $874.8 million to approximately $605.2 million. These transactions are described below:

  •
  We will repay $348.5 million, representing a portion of the indebtedness outstanding under our existing first lien credit facility, and all of the indebtedness outstanding under our existing second lien and subordinated unsecured credit facilities.

  •
  Our remaining indebtedness will increase from $526.3 million to approximately $605.2 million pursuant to an amended and restated senior credit facility. We expect that our amended and restated senior credit facility will consist of a $50 million revolving loan, a $250 million U.S. term loan and a € 271 ($355) million European term loan. We anticipate that the entire principal amount of the revolving loan will be available immediately following the closing of the refinancing transactions.

  •
  In connection with the refinancing transactions, we will also pay $6.6 million in debt prepayment premiums and $3.0 million in refinancing costs.

  •
  We will receive approximately $279.6 million of net proceeds from this offering, after deducting underwriting fees of $19.2 million. These proceeds are reflected in these pro forma combined financial statements since such proceeds will be used in connection with the other refinancing transactions described above.

Pro Forma Combined Financial Statements

        The unaudited pro forma combined balance sheet as of December 31, 2006 gives effect to our corporate reorganization and the refinancing transactions, including the completion of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds," as if they occurred on December 31, 2006. The unaudited pro forma combined statement of operations for fiscal 2006 gives effect to the Acquisition, our corporate reorganization and the refinancing transactions as if each had occurred on July 1, 2005. The unaudited pro forma combined statement of operations for the six months ended December 31, 2006 gives effect to the corporate reorganization and the refinancing transactions as if each had occurred on July 1, 2005. The assumptions underlying the pro forma adjustments are described in the accompanying notes. These notes are an integral part of the unaudited pro forma combined financial statements.

        The unaudited pro forma combined balance sheet as of December 31, 2006 has been derived from the unaudited historical consolidated balance sheet of Solera Holdings, LLC as of December 31, 2006.

        The unaudited pro forma combined statement of operations for fiscal 2006 has been derived from the audited historical consolidated statement of operations for Solera Holdings, LLC for the year ended June 30, 2006 and from the audited historical combined statement of operations for the Claims Services Group for the period from July 1, 2005 to April 13, 2006. The unaudited pro forma combined statement of operations for the six months ended December 31, 2006 has been derived from the audited historical consolidated statement of operations for Solera Holdings, LLC for the six months ended December 31, 2006.

        Based on the guidance in Emerging Issues Task Force No. 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, the refinancing transactions are deemed to be an extinguishment of the debt arrangements entered into in connection with the Acquisition.

        The pre-tax loss on extinguishment of debt of $36.2 million, determined as of December 31, 2006, which includes the write-off of $29.6 million of deferred financing costs and prepayment premiums of $6.6 million, is excluded from the pro forma combined statement of operations because it is non-recurring in nature. The actual amount of the loss on extinguishment will be affected by an estimated amortization expense of $1.7 million relating to the amortization of deferred financing costs from January 1, 2007 to May 15, 2007.

        The unaudited combined pro forma financial statements should not be considered indicative of actual results that would have been achieved had the transactions described above been actually completed on the dates indicated and do not purport to indicate financial data as of any future period. The unaudited combined pro forma financial statements should be read together with the information contained in "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes included elsewhere in this prospectus.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

Pro Forma Combined Balance Sheet
as of December 31, 2006

	Solera Holdings, LLC Historical	Reorganization and Refinancing Adjustments		Pro Forma
	(in thousands, except unit/share amounts)
Assets
Current assets:
Cash and cash equivalents	$86,987	$(12,742	)(l)	$74,245
Accounts receivable, net	74,668	—		74,668
Other receivables	21,231	—		21,231
Other current assets	14,412	—		14,412
Deferred income tax assets	8,014	—		8,014

Total current assets	205,312	(12,742)		192,570
Property and equipment—net	49,461	—		49,461
Other assets	39,499	(26,618	)(k)	12,881
Long-term deferred income tax assets	16,104	—		16,104
Goodwill	552,683	—		552,683
Intangible assets—net	403,424	—		403,424

Total	$1,266,483	$(39,360)		$1,227,123

Liabilities and Unitholders'/Stockholders' Equity
Current liabilities:
Accounts payable	$24,878	$—		$24,878
Accrued expenses and other current liabilities	98,171	(13,234	)(l)	84,937
Income taxes payable	22,399	(12,680	)(n)	9,719
Deferred income tax liabilities	2,874	—		2,874
Current portion of long-term debt	23,148	(17,097	)(j)(l)	6,051

Total current liabilities	171,470	(43,011)		128,459
Long-term debt	851,612	(252,445	)(j)(l)	599,167
Other liabilities	14,975	—		14,975
Long-term deferred income tax liabilities	51,132	—		51,132

Total liabilities	1,089,189	(295,456)		793,733

Redeemable preferred units, 204,239 units issued and outstanding	216,332	(216,332	)(m)	—
Minority interests in consolidated subsidiaries	9,522	—		9,522
Commitments and contingencies		—		—
Unitholders'/stockholders' equity (deficit):		—		—
Common units, 31,046,962 units issued and outstanding(r)	—	—		—
Common stock $0.01 par value; 150,000,000 shares authorized; 63,767,715 shares issued and outstanding(r)	—	638	(l)(m)	638
Additional paid-in capital	—	495,339	(l)(m)	495,339
Retained earnings (accumulated deficit)	(54,158)	(23,549	)(n)	(77,707)
Accumulated other comprehensive income	5,598	—		5,598

Total unitholders'/stockholders' equity (deficit)	(48,560)	472,428		423,868

Total	$1,266,483	$(39,360)		$1,227,123

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

Pro Forma Combined Statement of Operations
For the Fiscal Year Ended June 30, 2006

	Solera Holdings, LLC Historical	Claims Services Group
	Fiscal Year Ended June 30, 2006	July 1, 2005 to April 13, 2006	Acquisition Adjustments(a)		Acquisition Pro Forma	Reorganization and Refinancing Adjustments		Pro Forma
	(in thousands, except per unit/share data)
Statement of Operations Data:
Revenues	$95,084	$335,146	$—		$430,230	$—		$430,230

Cost of revenues:
Operating expenses	29,013	101,995	(1,174	)(b)	129,834	—		129,834
Systems development and programming costs	15,080	52,306	(3,029	)(b)	64,357	—		64,357

Total cost of revenues (excluding depreciation and amortization)	44,093	154,301	(4,203)		194,191			194,191
Selling, general and administrative expenses	27,105	87,033	(3,188	)(b)(c)(d)	110,950			110,950
Depreciation and amortization	23,571	28,894	70,095	(e)	122,560	—		122,560
Restructuring charges (benefit)	2,871	(468)	—		2,403	—		2,403
Interest expense	14,842	318	56,228	(f)	71,388	(30,793)	(j)	40,595
Other (income) expense, net	1,836	(3,069)	—		(1,233)	—		(1,233)

	114,318	267,009	118,932		500,259	(30,793)		469,466
Earnings (loss) from continuing operations before income tax provision (benefit) and minority interests	(19,234)	68,137	(118,932)		(70,029)	30,793		(39,236)
Income tax provision (benefit)	(1,268)	23,688	(21,463	)(g)	957	9,217	(o)	10,174
Minority interests in net income of consolidated subsidiaries	921	3,468	—		4,389	—		4,389

Net income (loss)	(18,887)	40,981	(97,469)		(75,375)	21,576		(53,799)
Less: Dividends and redeemable preferred unit accretion	88,789	—	(72,044	)(h)	16,745	(16,745	)(m)	—

Net income (loss) allocable to common unitholders/ stockholders	$(107,676)	$40,981	$(25,425)		$(92,120)	$38,321		$(53,799)

Basic net income (loss) per common unit/share(r)	$(6.34)	$(3.21)	$(0.88)
Diluted net income (loss) per common unit/share(r)	(6.34)	(3.21)	(0.88)
Weighted average common units/shares outstanding:(r)
Basic	16,978	28,668 (i)	61,389	(p)
Diluted	16,978	28,668	61,389	(q)

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

Pro Forma Statement of Operations
For the Six Months Ended December 31, 2006

	Solera Holdings, LLC Historical	Reorganization and Refinancing Adjustments		Pro Forma
	(in thousands, except per unit/share data)
Statement of Operations Data:
Revenues	$227,719	$—		$227,719

Cost of revenues:
Operating expenses	67,534	—		67,534
Systems development and programming costs	31,933	—		31,933

Total cost of revenues (excluding depreciation and amortization)	99,467	—		99,467
Selling, general and administrative expenses	63,866			63,866
Depreciation and amortization	51,055	—		51,055
Restructuring charges	874	—		874
Interest expense	36,416	(16,316	)(j)	20,100
Other (income) expense, net	2,263	—		2,263

	253,941	(16,316)		237,625
Earnings (loss) from continuing operations before income tax provision and minority interests	(26,222)	16,316		(9,906)
Income tax provision	2,118	7,078	(o)	9,196
Minority interest in net income of consolidated subsidiaries	1,527	—		1,527
Net income (loss)	(29,867)	9,238		(20,629)
Less: Dividends and redeemable preferred unit accretion	8,467	(8,467)	(m)	—

Net income (loss) allocable to common unitholders/stockholders	$(38,334)	$17,705		$(20,629)

Basic net income (loss) per common unit/share(r)	$(1.32)			$(0.33)
Diluted net income (loss) per common unit/share(r)	(1.32)			(0.33)
Weighted average common units/shares outstanding:(r)
Basic	29,105			61,937 (p)
Diluted	29,105			61,937 (q)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.     Adjustments Related to the Acquisition

  (a)
  On April 13, 2006, we acquired the Claims Services Group. Our results of operations for the year ended June 30, 2006 include the operating results of our predecessor from April 14, 2006 through June 30, 2006 and our operating results for the entire year ended June 30, 2006.

  (b)
  Reflects the elimination of $7.4 million of stock-based compensation expense recorded by the Claims Services Group pursuant to SFAS No. 123 (revised 2004), Share Based Payment, or SFAS 123(R). As a business unit of a public company, the Claims Services Group adopted SFAS 123(R) on July 1, 2005. As a private company, we were not required to adopt SFAS 123(R) on July 1, 2005. We adopted SFAS 123(R) effective July 1, 2006.

  (c)
  Reflects the elimination of our predecessor's deferred rent and leasehold improvements liabilities of $0.6 million, originally established to reflect favorable rent conditions. As the economic benefit of these favorable rent conditions are not recognizable by us, the liabilities are eliminated. Also reflects $0.9 million of additional reduction of expenses associated with an unfavorable lease obligation established pursuant to SFAS No. 141, Business Combinations.

  (d)
  Reflects the addition of $0.3 million of unit-based compensation expense relating to the sale of common and preferred units to our officers, directors and employees in connection with the Acquisition.

  (e)
  Reflects $81.9 million of amortization of identifiable intangible assets, consisting of software and database technology, customer relationships, software developed for internal use and trademarks resulting from the Acquisition and the elimination of $11.8 million of amortization expense related to the acquired identifiable intangible assets of our predecessor expensed through the period ended April 13, 2006.

  (f)
  Reflects $52.7 million of interest expense incurred in respect of indebtedness incurred to finance the Acquisition, together with $3.5 million of amortization of deferred financing costs.

  (g)
  Reflects $21.5 million of incremental benefit for state and federal income taxes resulting from the pro forma effect of items (b) through (f).

  (h)
  Reflects $13.1 million of additional accrued yield on the Class B preferred units that were issued to finance the Acquisition and the elimination of $85.1 million of the one-time accretion to record the Class B preferred units at their redemption value recognized in our historical financial statements on the issue date of the Class B preferred units.

  (i)
  The weighted average common units/shares outstanding used to compute basic pro forma earnings per unit/share reflects the issuance of 15,451,505 common units issued in connection with the Acquisition, as if the units had been issued on July 1, 2005.

2.     Adjustments Giving Effect to Our Corporate Reorganization and the Refinancing Transactions

  (j)
  Reflects the reduction of debt principal and related interest expense as a result of the repayment of approximately $17.9 million of revolver loans under our first lien credit facility, our €165.0 million ($216.3 million) term loan under our second lien credit facility and our €87.2 million ($114.3 million) subordinated unsecured credit facility with the net proceeds from this offering, offset by additional borrowings of $78.9 million and the interest expense attributable to our amended and restated senior credit facility. As a result of entering into our amended and restated credit agreement our outstanding U.S. and European term loans will increase from $526.3 million to $605.2 million.

  (k)
  Reflects the write-off of $29.6 million of deferred financing costs associated with the extinguishment of debt using the net proceeds we expect to receive from this offering, offset by the deferred financing costs of $3.0 million associated with our new borrowings.

  (l)
  Reflects the net cash proceeds of $279.6 million from the initial public offering of 19,200,000 shares of common stock at the initial public offering price of $16.00 per share, offset by the cash used in the extinguishment of our debt of $269.6 million, payment of debt prepayment penalties of $6.6 million and debt refinancing costs of $3 million and the payment of accrued interest payable on the extinguished debt of $13.2 million.

  (m)
  Reflects the conversion of all of the 204,239 outstanding Class B preferred units into 13,520,753 shares of our common stock as of December 31, 2006 pursuant to our corporate reorganization and the elimination of $16.7 million and $8.5 million of yield and accretion on preferred units for the fiscal year ended June 30, 2006 and the six months ended December 31, 2006, respectively, as a result of this conversion.

  (n)
  Reflects the net loss on extinguishment of debt and its related income tax effects assuming a 35% statutory tax rate.

  (o)
  Reflects additional state and federal income taxes resulting from the pro forma effect of item (j).

  (p)
  The pro forma as adjusted basic weighted average common units/shares outstanding reflects the following shares of common stock as if the shares had been issued on July 1, 2005: 31,046,962 shares of common stock to be issued to existing common unitholders. 19,200,000 shares of common stock issued in connection with this offering; and 13,520,753 shares of common stock issued in connection with the conversion of the Class B preferred units at their December 31, 2006 liquidation value including accrued yield, based on the initial public offering price of $16.00 per share.

  (q)
  The calculation of pro forma diluted weighted average common units/shares outstanding reflects the treasury stock effect of unvested units, as if such units had been issued on July 1, 2005, in the case of units issued in connection with the Acquisition, and as of the respective issue dates of units issued prior to the Acquisition.

  (r)
  Gives effect to a one-for-three reverse split of our common units, which was completed on April 30, 2007.

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth selected historical financial data regarding our business and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes included elsewhere in this prospectus.

        The selected historical consolidated financial data as of and for the fiscal year ended June 30, 2006 are derived from the consolidated financial statements of Solera Holdings, LLC that are included elsewhere in this prospectus, which financial statements have been audited by Deloitte & Touche LLP as indicated by their report thereon. The historical combined balance sheet data as of June 30, 2004 and 2005 and the historical combined statements of operations and cash flows data for fiscal 2004 and 2005 and the period from July 1, 2005 through April 13, 2006 are derived from the audited combined financial statements of our predecessor that are included elsewhere in this prospectus, which financial statements have been audited by Deloitte & Touche LLP as indicated by their report thereon. The historical combined financial data as of and for the year ended June 30, 2003 are derived from the audited combined financial statements of our predecessor, which are not included in this prospectus. The historical combined balance sheet data as of June 30, 2002 and December 31, 2005, the historical combined statements of operations data for fiscal 2002 and the six-month period ended December 31, 2005 of our predecessor are derived from unaudited combined financial statements of our predecessor, which are not included in this prospectus and include certain adjustments, all of which are normal recurring adjustments, which we consider necessary for a fair presentation of our results for these unaudited periods. The historical consolidated financial data as of and for the six months ended December 31, 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus, which financial statements have been audited by Deloitte & Touche LLP as indicated by their report therein. The results of operations for the six months ended December 31, 2006 are not necessarily indicative of our results of operations for a full fiscal year. In addition, the historical financial information of our predecessor included in this prospectus does not necessarily reflect what our financial position or results of operations would have been had we operated the business as a separate, stand-alone entity during those periods.

							Solera Holdings, LLC
	Claims Services Group(1)
							Fiscal Year Ended June 30, 2006(2)
	Fiscal Year Ended June 30,				July 1, 2005 to April 13, 2006	Six Months Ended December 31, 2005		Six Months Ended December 31, 2006
	2002	2003	2004	2005
	(in thousands, except per unit amounts)
Statement of Operations Data:
Revenues	$278,766	$311,334	$361,179	$412,355	$335,146	$210,123	$95,084	$227,719

Cost of revenues:
Operating expenses	88,904	88,708	107,590	117,361	101,995	62,435	29,013	67,534
Systems development and programming costs	41,275	42,517	57,465	62,690	52,306	32,491	15,080	31,933

Total cost of revenues (excluding depreciation and amortization)	130,179	131,225	165,055	180,051	154,301	94,926	44,093	99,467
Selling, general and administrative expenses	72,373	80,105	94,757	112,480	87,033	51,802	27,105	63,866
Depreciation and amortization	19,189	23,834	28,754	34,335	28,894	17,592	23,571	51,055
Restructuring charges (benefit)	72	1,067	1,740	5,512	(468)	(256)	2,871	874
Impairment charges	—	—	4,214	—	—	—	—	—
Interest expense	—	284	271	334	318	40	14,842	36,416
Other (income) expense, net	(868)	(2,271)	(1,323)	(4,065)	(3,069)	(3,249)	1,836	2,263
Earnings (loss) from continuing operations before provision for income provision (benefit) and minority interests	57,821	77,090	67,711	83,708	68,137	49,268	(19,234)	(26,222)
Income tax provision (benefit)	19,276	25,700	22,124	24,030	23,688	17,059	(1,268)	2,118
Minority interests in net income of consolidated subsidiaries	1,259	626	1,229	1,909	3,468	1,793	921	1,527

Earnings (loss) from continuing operations	37,286	50,764	44,358	57,769	40,981	30,416	(18,887)	(29,867)
Loss (income) from discontinued operations	1,021	6,438	(3,816)	128	—	—	—	—

Net income (loss)	36,265	44,326	48,174	57,641	40,981	30,416	(18,887)	(29,867)
Less: Dividends and redeemable preferred unit accretion	—	—	—	—	—	—	88,789	8,467

Net income (loss) allocable to common unitholders	$36,265	$44,326	$48,174	$57,641	$40,981	$30,416	$(107,676)	$(38,334)

Basic loss per common unit(3)							$(6.34)	$(1.32)
Diluted loss per common unit(3)							(6.34)	(1.32)
Weighted average common units outstanding:(3)
Basic							16,978	29,105
Diluted							16,978	29,105
Other Financial Data:
Capital expenditures		$14,940	$15,980	$7,659	$9,671	$6,030	$4,112	$15,483
Cash flows provided by (used in):
Operating activities		113,000	74,017	106,840	51,325	20,307	45,356	22,003
Investing activities		(28,598)	(141,228)	(62,975)	(18,464)	(13,912)	(936,471)	(29,689)
Financing activities		(69,922)	96,199	(33,369)	(82,787)	(6,315)	977,954	4,579
	Claims Services Group(1)
							Solera Holdings, LLC
	As of June 30,
					As of April 13, 2006	As of December 31, 2005	As of June 30, 2006	As of December 31, 2006
	2002	2003	2004	2005
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$51,131	$76,886	$107,824	$121,313	$	$	$88,826	$86,987
Total assets	312,431	341,899	556,769	608,065			1,253,005	1,266,483
Long-term debt, net of current portion	—	—	—	—			831,628	851,612
Total group/unitholders' equity (deficit)	205,677	213,061	376,386	399,282			(12,403)	(48,560)

(1)
The Claims Services Group was owned by ADP until Solera acquired it on April 13, 2006.

(2)
The statement of operations data for fiscal 2006 include the results of operations for our predecessor from April 14, 2006 and the results of operations for Solera Holdings, LLC for all of fiscal 2006. Financial information presented reflects adjustment of assets and liabilities to then-fair value at the date of the Acquisition, which became the basis for amounts included in our results of operations from April 14, 2006 until June 30, 2006. Prior to the Acquisition, Solera's operations consisted primarily of developing our business plan, recruiting personnel, providing consulting services, raising capital and identifying and evaluating operating assets for acquisition.

(3)
All unit and per unit amounts give effect to a one-for-three reverse split of our common units, which was completed on April 30, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with "Selected Historical Financial Data," "Unaudited Pro Forma Combined Financial Statements" and the historical financial statements and related notes included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors" and "Forward Looking Statements." Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

        We provide automobile insurance claims processing software and services to insurance companies, collision repair facilities, independent assessors and automotive recyclers. We have operations in 45 countries and derive most of our revenues from our estimating and workflow software.

        Set forth below is our percentage of revenues for the periods presented from each of our principal customer categories:

		Six Months Ended December 31, 2006
		EMEA		Americas
Customer Category	2006 Acquisition Pro Forma					Total Percent
		Amount	Percent	Amount	Percent
	(dollars in millions)
Insurance companies	41.4%	$52.0	38.8%	$48.3	51.5%	44.0%
Collision repair facilities	33.1	47.2	35.2	29.7	31.7	33.8
Independent assessors	9.2	26.9	20.1	0.7	0.8	12.1
Automotive recyclers	6.5	0.0	0.0	13.9	14.8	6.1
Other	9.8	7.9	5.9	1.1	1.2	4.0

Total	100.0%	$134.0	100.0%	$93.7	100.0%	100.0%

Segments

        We operate our business using two reportable segments: EMEA and Americas. Our EMEA segment consists of our operations in Europe, the Middle East, Africa and Asia. Our Americas segment consists of our operations in North, Central and South America. Prior to December 1, 2006, we organized our business using three reportable segments: EMEA, Americas and the Netherlands. Since that date, we have reorganized our operations into two regional operating segments (EMEA and Americas) by incorporating our Netherlands operations into our EMEA segment. In addition, for periods prior to the Acquisition, we included our Latin American operations in our EMEA segment. We have recast the financial information in this prospectus, other than the information relating to our predecessor, to conform to our current segments.

        The table below sets forth our revenues by regional operating segment and as a percentage of our total revenues for the periods indicated.

	Fiscal Year Ended June 30,
							Six Months Ended December 31, 2006
	2004		2005		Pro Forma 2006
	(dollars in millions)
EMEA	$178.2	49%	$227.0	55%	$243.3	57%	$134.0	59%
Americas	183.0	51	185.4	45	186.9	43	93.7	41

Total	$361.2	100%	$412.4	100%	$430.2	100%	$227.7	100.0%

        For the six months ended December 31, 2006, the United States, the Netherlands and the United Kingdom were the only countries that individually represented more than 10% of total revenues.

        The accounting policies for each of our segments are the same. We evaluate the operating performance of our segments based primarily upon their respective revenues and EBITDA. For the most part, we do not evaluate our costs and expenses on a per segment basis.

Effects of the Acquisition

        Solera was initially formed in March 2005. On April 13, 2006, Solera acquired the Claims Services Group, a business unit of ADP, for approximately $1.0 billion. Prior to the Acquisition, Solera's operations consisted primarily of developing our business plan, recruiting personnel, providing consulting services, raising capital and identifying and evaluating operating assets for acquisition. Our statement of operations for fiscal 2006 includes Solera's results of operations for the entire year and the results of operations for the Claims Services Group from April 14, 2006.

        We accounted for the Acquisition using the purchase method of accounting. As a result, the Acquisition has and will continue to affect our results of operations significantly. We allocated the aggregate acquisition consideration to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the Acquisition, which resulted in an increase in the accounting bases of some of our assets. This has resulted in a significant increase in our annual depreciation and amortization expenses. In addition, due to the effects of the increased borrowings to finance the Acquisition, our interest expense has increased significantly in the periods following the Acquisition. As a result, the financial information for periods beginning on or after July 1, 2006 are not comparable to the information prior to this date.

        Prior to the Acquisition, our business was operated as the Claims Services Group, a business unit of ADP. As a result, the combined financial information of the Claims Services Group included in this prospectus is presented on a carve-out basis and reflects the assets, liabilities, revenues and expenses that were attributed or allocated to it as a business unit of ADP. The historical financial results in the combined financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a stand-alone entity. These combined financial statements include costs for facilities, functions and services used by the Claims Services Group at ADP sites that it shared with other ADP business units and costs for certain functions and services performed by centralized ADP organizations and directly charged to the Claims Services Group based on usage. The combined statements of earnings for the Claims Services Group include allocations of certain expenses of ADP, including general corporate overhead, insurance, stock compensation and pension plans, royalty fees, facilities and other expenses. These allocations were based on a variety of factors.

Components of Revenues and Expenses

  Revenues

        We generate revenues from the sale of software and services to our customers pursuant to negotiated contracts or pricing agreements. Pricing for our software and services is set forth in these agreements and negotiated with each customer. We generally bill our customers monthly under one or more of the following bases:

  •
  price per transaction;

  •
  fixed monthly amount for a prescribed number of transactions;

  •
  fixed monthly subscription rate;

  •
  price per set of services rendered; or

  •
  price per system delivered.

        Our software and services are often sold as packages, without individual pricing for each component. Our revenues are reflected net of customer sales allowances, which we estimate based on both our examination of a subset of customer accounts and historical experience.

        Elsewhere in this prospectus, solely for ease of understanding, we have grouped our software and services into five general categories: estimating and workflow software, salvage and recycling software, business intelligence and consulting services, shared services and other. See "Business—Our Software and Services." Our core offering is our estimating and workflow software, which is used by our insurance company, collision repair facility and independent assessor customers and which we believe represents the majority of our revenues. We believe that our salvage and recycling software, business intelligence and consulting services, shared services and other offerings represent in the aggregate a smaller portion of our revenues. We currently derive an insubstantial portion of our revenues from our shared services offerings. We believe that our estimating and workflow software will continue to represent a majority of our revenue for the foreseeable future.

  Cost of Revenues (excluding depreciation and amortization)

        Our costs and expenses applicable to revenues represent the total of operating expenses and systems development and programming costs, which are discussed below.

  Operating Expenses

        Our operating expenses include compensation and benefit costs for our operations, database development and customer service personnel; other costs related to operations, database development and customer support functions; third-party data and royalty costs; and costs related to computer software and hardware used in the delivery of our software and services.

  Systems Development and Programming Costs

        Systems development and programming costs include compensation and benefit costs for our product development and product management personnel, other costs related to our product development and product management functions and costs related to external software consultants involved in systems development and programming activities.

  Selling, General and Administrative Expenses

        Our selling, general and administrative expenses include compensation and benefit costs for our sales, marketing, administration and corporate personnel; other costs related to our sales, marketing, administrative and corporate functions; costs related to our facilities; and professional and legal fees.

  Depreciation and Amortization

        Depreciation includes depreciation attributable to buildings, leasehold improvements, data processing and computer equipment, furniture and fixtures. Amortization includes amortization attributable to software purchases and software developed or obtained for internal use and our intangible assets, the majority of which were acquired in the Acquisition.

  Interest Expense

        Interest expense consists primarily of payments of interest on our credit facilities and amortization of related debt issuance costs.

  Other (Income) Expense, Net

        Other (income) expense, net consists of foreign exchange gains and losses on notes receivable and notes payable to affiliates as well as other miscellaneous income and expense.

  Minority Interests in Net Income of Consolidated Subsidiaries

        Several of our customers own minority interests in our local operating subsidiaries. Minority interests in net income of consolidated subsidiaries reflect such customers' proportionate interest in the earnings of such operating subsidiaries. In April 2004, we increased our ownership interest in a Spanish entity from 25% to 75%, which resulted in such entity being consolidated with our results of operations.

  Income Tax Provision (Benefit)

        We are currently a limited liability company and, therefore, are not subject to entity-level federal income taxation. However, we do incur income taxes on our operations as they are held by taxable entities both in the U.S. and abroad. Our taxes with respect to our holding company are payable by our equity holders at rates applicable to them. Historical financial statements for our predecessor, which was a C corporation for federal tax purposes, are based upon corporate tax rates for the periods presented. Following our conversion to a C corporation in connection with this offering, transactions recorded by us will be subject to federal income taxation for which we do not expect a significant impact to our overall income tax liability. For the pro forma financial data included in this prospectus, income taxes have been provided based on a calculation of the estimated income tax expense that we would have incurred had we operated as a separate entity. Income taxes have been provided for all items included in the statements of income (loss) included herein, regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded.

        As part of the Acquisition, a portion of the purchase price has been allocated to intangible assets and goodwill. For most jurisdictions in which we operate, the amortization charges and impairment charges will not be deductible for income tax purposes. The net deferred tax liability as shown on our balance sheet is primarily the result of the difference between book and tax basis of the acquired intangible assets.

Factors Affecting Our Operating Results

        Overview.    The automobile insurance claims processing industry is influenced by growth and trends in the automobile insurance industry. Demand for our software and services is generally related to automobile usage and the penetration of automobile insurance in our markets. A large portion of our operating costs are fixed and we generate a large percentage of our revenues from periodic-and transaction-based fees related to software and ongoing claims processing services.

        Our operating results are and will be influenced by a variety of factors, including:

  •
  gain and loss of customers;

  •
  pricing pressures;

  •
  expansions into new markets, which requires us to incur costs prior to generating revenues;

  •
  expenses to develop new software or services;

  •
  restructuring charges related to efficiency initiatives;

  •
  the Acquisition in April 2006, including the debt we incurred; and

  •
  our corporate reorganization and the refinancing transactions.

        Foreign currency.    During pro forma fiscal 2006, we generated approximately 66.0% of our revenues, and incurred most of our costs, in currencies other than the U.S. dollar, primarily the Euro. We currently do not hedge our exposure to foreign currency risks. In our historical financial statements, we re-measure our local currency financial results in U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. These re-measurements resulted in foreign currency translation adjustments of $2.1 million in fiscal 2004, $10.9 million in fiscal 2005 in the combined financial statements of the Claims Service Group and $3.8 million in fiscal 2006 and $1.8 million in the six months ended December 31, 2006 in our consolidated financial statements.

        In February 2006, we entered into a foreign exchange option for the benefit of existing unitholders. This option gives us the right to call $200.0 million in U.S. dollars at a strike price of €1.1646 per U.S. dollar at any time up to February 8, 2011. We paid approximately $7.9 million for this option. The fair value of this option was approximately $4.0 million as of June 30, 2006 and $2.0 million as of December 31, 2006, and was recorded in other assets in our consolidated balance sheet. Decreases in fair value of approximately $3.9 million, and $2.0 million were recognized in other expense in the statement of operations during pro forma fiscal 2006 and the six months ended December 31, 2006, respectively. Prior to the completion of this offering, this option will be terminated and any payments received therefrom will be distributed to our existing common unitholders.

        Non-cash and restructuring charges.    On July 25, 2006 and on November 8, 2006, we granted the right to purchase Class A common units to certain employees. Under these and other arrangements, we issued an aggregate of 625,436 Class A common units to 20 of our employees for $0.2 million in January 2007 and an aggregate of 50,000 Class A common units to two of our employees for $15,000 in February 2007. We expect to incur a pre-tax, non-cash charge of approximately $2.1 million in connection with these issuances, over the vesting period of approximately five years. During the six months ended December 31, 2006, we have recognized approximately $0.2 million as compensation expense. We expect to incur an additional pre-tax, non-cash charge of approximately $34.5 million on the early extinguishment of debt with the proceeds of this offering. This relates primarily to the write-off of unamortized debt issuance costs and a prepayment premium on our second lien credit facility and our subordinated unsecured credit facility. We have incurred restructuring charges (or reversal) in each period presented and also expect to incur additional restructuring charges, primarily relating to severance costs, over the next several quarters as we work to improve efficiencies in our business.

        We are currently evaluating several plans that would eliminate redundant personnel in each of our segments, as well as reduce our need for certain facilities. If all of these plans were to be executed upon, we would expect to incur restructuring charges of approximately $10.0 million to $12.0 million over the next twelve months. These potential charges, consisting primarily of termination benefits, will significantly reduce our cash balances. The resulting benefit of these restructuring plans, if implemented, would reduce our cost of revenues and our selling, general and administrative expenses by approximately $5.0 million to $6.0 million on an annual basis. We do not expect reduced revenues or an increase in other expenses as a result of any of these restructuring plans.

Results of Operations

        Due to the significant impact of the Acquisition on our business, the results of operations for fiscal 2006 included in this section include pro forma financial information giving effect to the Acquisition as if it occurred on July 1, 2005, and this discussion and analysis uses it in our comparison to fiscal 2005. We refer to our fiscal 2006 pro forma financial information giving effect to the Acquisition as "acquisition pro forma." This pro forma financial information differs in material respects from our fiscal 2006 historical financial statements, which are set forth elsewhere in this prospectus. Historical and pro forma results are not necessarily indicative of the operating results that may be expected in the future.

        The table below sets forth statement of operations data expressed as a percentage of revenues for the periods indicated:

	Fiscal Year Ended June 30,
				Six Months Ended December 31,
			2006 Acquisition Pro Forma
	2004	2005		2005	2006
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues:
Operating expenses	29.8	28.5	30.2	29.7	29.7
Systems development and programming costs	15.9	15.2	15.0	15.5	14.0

Total cost of revenues (excluding depreciation and amortization)	45.7	43.7	45.2	45.2	43.7
Selling, general and administrative expenses	26.2	27.3	25.8	24.7	28.0
Depreciation and amortization	8.0	8.3	28.4	8.4	22.4
Restructuring charges	0.5	1.3	0.6	—	0.4
Impairment charges	1.2	—	—	—	—
Interest expense	0.1	0.1	16.6	—	16.0
Other (income) expense, net	(0.4)	(1.0)	(0.3)	(1.5)	1.0
Income tax provision	6.1	5.8	0.2	8.1	0.9
Minority interests in net income of consolidated subsidiaries	0.3	0.5	1.0	0.9	0.7
Net earnings (loss) from continuing operations	12.3	14.0	(17.5)	14.5	(13.1)

  Six Months Ended December 31, 2006 Compared to Predecessor Six Months Ended December 31, 2005

        The table below sets forth statement of operations data, including the amount and percentage changes for the periods indicated:

	Six Months Ended December 31,
			Change in Dollars	Percentage Change
	2005	2006
	(in millions)
Revenues	$210.1	$227.7	$17.6	8.4%

Cost of Revenues:
Operating expenses	62.4	67.5	5.1	8.2
Systems development and programming costs	32.5	31.9	(0.6)	(1.7)

Total cost of revenues (excluding depreciation and amortization)	94.9	99.4	4.5	4.8
Selling, general and administrative expenses	51.8	63.9	12.1	23.3
Depreciation and amortization	17.6	51.1	33.5	190.2
Restructuring charges	(0.3)	0.9	1.2	(441.4)
Interest expense	—	36.4	36.4	—
Other (income) expense, net	(3.2)	2.3	5.5	(169.7)
Income tax provision	17.1	2.1	(15.0)	(87.6)
Minority interests in net income of consolidated subsidiaries	1.8	1.5	(0.3)	(14.8)

Net earnings (loss) from continuing operations	$30.4	$(29.9)	$(60.3)	(198.2)

        Revenues.    Revenues increased due to higher revenues in our EMEA segment. Our EMEA revenues increased $16.8 million, or 14.4%, to $134.0 million due to growth in transaction and subscription revenues in several countries from both existing as well as several new customers, and a $1.4 million increase resulting from the completion of a small acquisition in the Netherlands. Our Americas revenues increased $0.2 million, or 0.2%, to $93.7 million due to growth in Canada, Brazil and Mexico, partially offset by the loss of several significant U.S. insurance customer contracts, and a reduction in contract pricing terms given to a large U.S. insurance customer. Revenue growth for each of our customer categories was as follows:

Customer Category	Revenue Growth	Percentage Change
	(in millions)
Insurance companies	$6.7	7.1%
Collision repair facilities	6.5	9.2
Independent assessors	2.7	11.0
Automotive recyclers and other	1.7	8.1

Total	$17.6	8.4

        Operating expenses.    Operating expenses increased $5.1 million due to higher software and external maintenance and support costs in our EMEA segment, and higher professional services, outside consulting and customer support costs in our Americas segment. The increased operating costs in our EMEA segment were the result of a $3.0 million increase in software and external maintenance costs and a $1.7 million increase in computer and data center costs required to support continued growth in transactions and our customer base, partially offset by a $0.9 million reduction in other operating expenses. The higher operating costs in our Americas segment were the result of a $0.8 million increase in temporary outside professional and consulting services related to a large implementation and roll-out for a large insurance customer and a $0.4 million increase in other operating expenses. We continually evaluate our operating costs in order to identify inefficiencies and eliminate unnecessary costs. We anticipate that, although our operating expenses will continue to increase, they will decline as a percentage of revenues over the next several years.

        Systems development and programming costs.    Systems development and programming costs decreased $0.6 million due to a reduction in costs in the U.S., which was due to reductions in the number of full-time systems development and programming personnel and lower external software consultant costs, offset by an increase in costs in our EMEA segment related to the development of software updates and new releases. Our systems development and programming costs fluctuate based upon the levels and timing of product releases. We expect our systems development and programming costs to remain relatively stable over the next several quarters.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased due to increased costs of executive and administrative personnel, and an increase in marketing, facilities, severance and transition costs. Selling, general and administrative costs also increased as a result of our expansion efforts into new markets, such as Eastern Europe, India and China. We expect these expenses to continue to increase as we incur additional costs associated with being a public company and as we continue to expand our business into new markets.

        Depreciation and amortization.    Depreciation and amortization increased due to the significant intangibles amortization expense resulting from the Acquisition, partially offset by a slight decrease in depreciation expense due to the timing of asset purchases and the capitalization of expenses associated with the development of our internal use software. We expect to experience significant depreciation and amortization in the future as we amortize intangible assets purchased in the Acquisition.

        Restructuring charges.    Restructuring charges in the six months ended December 31, 2006 were incurred as a result of operational reviews conducted after the Acquisition. The prior period included a reversal of charges incurred in preceding periods as a result of actual restructuring costs incurred being lower than anticipated. We expect to incur additional restructuring charges, relating primarily to severance costs, over the next several quarters as we work to improve efficiencies in our business.

        Interest expense.    Interest expense increased $36.4 million due to borrowings in connection with the Acquisition. We expect lower interest expense following this offering as a result of the refinancing transactions.

        Other (income) expense, net.    Total other (income) expense, net decreased $5.5 million, $3.6 million of which was due to net realized and unrealized losses on our derivative instruments, and $1.8 million of which was due to a reduction in foreign exchange gains on notes payable to affiliated parties.

        Income tax provision.    Income taxes were a provision of $2.1 million for the six months ended December 31, 2006 compared to $17.1 million for the six months ended June 30, 2005 as a result of amortization expense and interest expense associated with the Acquisition. Income taxes for the six months ended December 31, 2006 reflected an effective tax rate of 8.1% and the six months ended December 31, 2005 reflected an effective tax a rate of 34.6%. The tax expense for the six months ended December 31, 2006 was primarily due to losses resulting from interest charges related to Acquisition indebtedness occurring in jurisdictions for which we have not recorded a tax benefit due to uncertainty regarding the realizability of such losses.

  Fiscal Year Ended June 30, 2006 (Acquisition Pro Forma) Compared to Predecessor Fiscal Year Ended June 30, 2005

        The table below sets forth statement of operations data and amount and percentage changes for the periods indicated:

	Fiscal Year Ended June 30,
	2005	2006 Acquisition Pro Forma	Change in Dollars	Percentage Change
	(in thousands)
Revenues	$412,355	$430,230	$17,875	4.3%

Cost of revenues:
Operating expenses	117,361	129,834	12,473	10.6
Systems development and programming costs	62,690	64,357	1,667	2.7

Total cost of revenues (excluding depreciation and amortization)	180,051	194,191	14,140	7.8
Selling, general and administrative expenses	112,480	110,950	(1,530)	(1.4)
Depreciation and amortization	34,335	122,560	88,225	257.0
Restructuring charges	5,512	2,403	(3,109)	(56.4)
Interest expense	334	71,388	71,054	21,273.7
Other (income) expense, net	(4,065)	(1,233)	2,832	(69.7)
Income tax provision	24,030	957	(23,073)	(96.0)
Minority interests in net income from consolidated subsidiaries	1,909	4,389	2,480	129.9

Net earnings (loss) from continuing operations	$57,769	$(75,375)	(133,144)	(230.5)

        Revenues.    Revenue growth in pro forma fiscal 2006 was due to a significant increase in revenues in our EMEA segment and a small increase in revenues in our Americas segment. Our EMEA revenues grew $16.3 million, or 7.2%, to $243.3 million due to a $16.3 million increase in revenues resulting from the inclusion of a full twelve months of operations of our Spanish subsidiary, which we began consolidating in May 2005, and a $1.8 million increase due to the acquisition of two German entities in fiscal 2006. These increases were partially offset by reduced sales in several of our European countries resulting from prior price reductions offered to several customers. Our Americas revenues increased $1.6 million, or 0.8%, to $186.9 million due to growth in Canada, Brazil and Mexico, partially offset by the loss of several significant U.S. insurance company customer contracts and a reduction in contract pricing terms given to a large U.S. insurance customer.

        Operating expenses.    The $12.5 million increase in operating expenses was due to an increase of approximately $7.5 million in costs of customer support, operations, and database development personnel and approximately $5.0 million as a result of the inclusion of a full twelve months of operations of our Spanish subsidiary, which we began consolidating in May 2005.

        Systems development and programming costs.    Systems development and programming costs increased $1.7 million due to increases of $0.6 million in systems development and programming personnel and external software consultant costs related to the development of software version updates and new product releases in certain of our markets and approximately $1.1 million related to inclusion of a full twelve months of operations of our Spanish subsidiary.

        Selling, general and administrative expenses.    Selling, general and administrative expenses decreased due to reduced costs of executive, administrative and sales personnel, which resulted from a workforce reduction, partially offset by an increase of approximately $2.4 million due to the inclusion of a full twelve months of operations of our Spanish subsidiary.

        Depreciation and amortization.    Depreciation and amortization increased significantly due to the amortization of intangibles associated with the Acquisition. The depreciation and amortization corresponded to the value allocated to our assets as a result of the Acquisition.

        Restructuring charges.    We recorded restructuring charges, which consisted primarily of one-time termination benefits, of approximately $2.4 million during pro forma fiscal 2006 as a result of restructuring initiatives related to operational reviews conducted after the Acquisition. These restructuring initiatives were designed to achieve efficiencies and reduce costs in response to changes in projected demand for certain of our services and include one-time termination benefits related to the termination of approximately 45 employees. We recorded restructuring charges, which primarily consisted of one-time termination benefits, of approximately $5.5 million during fiscal 2005 as a result of similar restructuring initiatives. These one-time termination benefits related to the termination of approximately 125 employees.

        Interest expense.    Interest expense increased significantly as a result of borrowings under our credit facilities in connection with the Acquisition.

        Other (income) expense, net.    Other expense in pro forma fiscal 2006 included a $3.9 million write-down in the fair value of our foreign currency exchange option offset by a $1.1 million unrealized gain related to two interest rate swaps.

        Income tax provision.    Income taxes were a provision of $1.0 million in pro forma fiscal 2006 compared to $24.0 million in fiscal 2005 as a result of amortization expense and interest expense associated with the Acquisition. Pro forma fiscal 2006 reflects a pro forma tax rate of 1.3% and fiscal 2005 reflects an actual tax rate of 28.7%. The pro forma tax expense is primarily due to losses of $51.4 million resulting from interest charges related to Acquisition indebtedness occurring in jurisdictions for which we have not recorded a tax benefit due to uncertainty regarding the realizability of such losses.

  Predecessor Fiscal Year Ended June 30, 2005 Compared to Predecessor Fiscal Year Ended June 30, 2004

        The table below sets forth statement of operations data and amount and percentage changes for our predecessor for the periods indicated.

	Fiscal Year Ended June 30,
			Change in Dollars	Percentage Change
	2004	2005
	(in thousands)
Revenues	$361,179	$412,355	$51,176	14.2%

Cost of revenues:
Operating expenses	107,590	117,361	9,771	9.1
Systems development and programming costs	57,465	62,690	5,225	9.1

Total cost of revenues (excluding depreciation and amortization)	165,055	180,051	14,996	9.1
Selling, general and administrative expenses	94,757	112,480	17,723	18.7
Depreciation and amortization	28,754	34,335	5,581	19.4
Restructuring charges	1,740	5,512	3,772	216.8
Impairment charges	4,214	—	(4,214)	N/A
Interest expense	271	334	63	23.2
Other (income) expense, net	(1,323)	(4,065)	(2,742)	207.3
Income tax provision	22,124	24,030	1,906	8.6
Minority interests in net income from consolidated subsidiaries	1,229	1,909	680	55.3

Net earnings from continuing operations	$44,358	$57,769	13,411	30.2

        Revenues.    Revenues increased in fiscal 2005 due to a large increase in revenues in our EMEA segment and a smaller increase in revenues in our Americas segment. Our EMEA revenues increased $48.8 million, or 27.4%, to $227.0 million, approximately $26.5 million of which was due to the inclusion of a full year of operating results from our Netherlands operations, which we acquired in fiscal 2004, and approximately $3.6 million of which was due to the inclusion of two months of operating results from our Spanish operations. The remaining increase was due to increased revenues from a number of other European countries. Our Americas revenues increased $2.4 million, or 1.3%, to $185.4 million due to growth in Canada, Brazil and Mexico, partially offset by the loss of several U.S. insurance company customers.

        Operating expenses.    Operating expenses increased $9.8 million, $9.6 million of which was due to the inclusion of a full year of operating expenses from our Netherlands operations, and $0.4 million of which was due to the inclusion of two months of operating expenses from our Spanish operations, partially offset by a reduction of operating expenses in a number of other geographies.

        Systems development and programming costs.    Systems development and programming costs increased $5.2 million. Approximately $3.5 million of this increase was related to the inclusion of a full year of expenses from our Netherlands operations, and the inclusion of two months of expenses from our Spanish operations, with the remainder due to increased systems development and programming personnel and external software consultant costs in several other geographies.

        Selling, general and administrative expenses.    Selling, general and administrative expenses increased $17.7 million due to greater costs of executive, administrative and sales personnel. Approximately $8.2 million of this increase was the result of the inclusion of a full year of selling, general and administrative expenses from our Netherlands operations, and approximately $1.0 million of this increase resulted from the inclusion of two months of selling, general and administrative expenses from our Spanish operations. The remainder of the increased costs of executive, administrative and sales personnel was due to increased costs in several other geographies.

        Depreciation and amortization.    Depreciation and amortization increased in fiscal 2005 due to the inclusion of twelve months of expense related to our Netherlands operations, compared to the six months following its acquisition in fiscal 2004.

        Restructuring charges.    Restructuring charges during these fiscal years primarily consisted of one-time termination benefits. These restructuring initiatives were designed to achieve optimal efficiencies and reduce costs in response to changes in demand projections for certain services. One-time termination benefits relate to the termination of approximately 125 employees in fiscal 2005 and 26 employees in fiscal 2004.

        Impairment charges.    During fiscal 2004, we decided to discontinue the use of software that was previously purchased, as we determined that its intended use would no longer be feasible. This change required an impairment analysis to be performed in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS No. 144. Since we decided to dispose of the software, we determined that there was no future cash flows expected to be generated by the software. As a result, the carrying value of this intangible asset was reduced to zero.

        Interest expense.    We incurred an immaterial amount of interest expense in both fiscal 2004 and 2005. Interest expense was related to certain notes payable to affiliates.

        Other (income) expense, net.    Other (income) expense, net was ($4.1) million and ($1.3) million in fiscal 2005 and fiscal 2004, respectively, and was the result of additional interest income earned on cash deposits and interest income from notes receivable from related parties.

        Income taxes provision.    Fiscal 2005 reflects a tax rate of 28.7% and fiscal 2004 reflects a tax rate of 32.7%.

Liquidity and Capital Resources

        Prior to the Acquisition, our predecessor's principal sources of liquidity were capital contributions from ADP and cash generated from operations. Since the Acquisition, our principal sources of cash have included cash generated from operations and bank borrowings. Our principal uses of cash have included debt service, capital expenditures and working capital. We expect that these will remain our principal uses of cash in the future; however, we may use additional cash to pursue additional acquisitions. We also expect our cash needs to service debt to decrease following this offering due to the application of proceeds from the refinancing transactions to repay debt.

        We believe that cash flow from operating activities, proceeds from this offering and borrowings under our amended and restated senior credit facility will be sufficient to fund currently anticipated working capital, planned capital spending and debt service requirements for the foreseeable future, including at least the next twelve months. We regularly review acquisition and other strategic opportunities, which may require additional debt or equity financing. We currently do not have any pending agreements or understandings with respect to any acquisition or other strategic opportunity.

  Cash and Cash Equivalents

        As of December 31, 2006, we had cash and cash equivalents of $87.0 million. We fund our operations, working capital and capital expenditures with our cash on hand and short-term borrowings under our credit facility. Our cash on hand and short-term borrowings vary significantly based on our cash flows as set forth below.

  Cash Flows

        The following summarizes our primary sources and uses of cash in the periods presented:

	Predecessor
				Solera Holdings, LLC
	Fiscal Year Ended June 30,
				Fiscal Year Ended June 30, 2006	Six Months Ended December 31, 2006
			Six Months Ended December 31, 2005
	2004	2005
	(in thousands)
Operating activities	$74,017	$106,840	$20,307	$45,356	$22,003
Investing activities	(141,228)	(62,975)	(13,912)	(936,471)	(29,689)
Financing activities	96,199	(33,369)	(6,315)	977,954	4,579

        Operating activities.    Cash provided by operating activities increased by $32.8 million in fiscal 2005 from fiscal 2004, due to increases of $9.5 million in net earnings, $18.3 million in net working capital due to the timing of payables and receivables and $7.7 million due to a gain on the disposal of a discontinued operation, net of tax included in fiscal 2004, partially offset by several other items that decreased cash provided by operations. Cash provided by operations decreased in fiscal 2006 due primarily to the fact that our fiscal 2006 figure only incorporates the results of our predecessor for the period from April 14, 2006 through June 30, 2006, and our fiscal 2005 figure incorporates a full twelve months of operations.

        Investing activities.    Cash used in investing activities in fiscal 2004 included the $116.8 million acquisition of our Netherlands operations and the sale of a portion of our medical claims business for $5.4 million. In fiscal 2005, we acquired an additional 50% interest in an affiliate in Spain for approximately $31.5 million. Cash used in investing activities in fiscal 2006 included the $924.4 million net cash amount used to complete the Acquisition on April 13, 2006. In the first quarter of fiscal 2007, we acquired a small operating entity in the Netherlands for approximately $1.0 million, net of cash acquired.

        Capital expenditures were $16.0 million, $7.7 million and $4.1 million in fiscal 2004, fiscal 2005 and fiscal 2006, respectively, and were for the purchase of computers, computer software, leasehold improvements and furniture and fixtures. Our predecessor's capital expenditures were $9.7 million during the period from July 1, 2005 through the date of the Acquisition. As of December 31, 2006, we had no material capital commitments. We expect to incur capital expenditures of approximately $25.0 million in fiscal 2007, consisting of $12.0 million for computers, computer software, leasehold improvements and furniture and fixtures, $9.0 million for a new data center in Ann Arbor, Michigan, $1.0 million for a new facility in San Diego, California and $3.0 million for the purchase of software licenses that were not transferred as part of the Acquisition.

        Financing activities.    Financing activities in fiscal 2004 and fiscal 2005 included amounts received from ADP, the parent of our predecessor. Financing activities in fiscal 2006 included the proceeds raised by us to finance the Acquisition on April 13, 2006. The aggregate purchase price for the Acquisition was approximately $1.0 billion, including costs attributable to the Acquisition. The Acquisition was financed through:

  •
  borrowings under our senior secured credit facility of approximately $714.6 million;

  •
  borrowings under our subordinated unsecured credit facility of approximately $95.2 million; and

  •
  the sale of equity securities to investment funds managed by GTCR and other related investors and certain members of our senior management for approximately $207.8 million.

        Cash from financing activities provided $4.6 million in the six months ended December 31, 2006, primarily due to issuances of debt, offset by the payment of principal on our long-term borrowings. Other principal financing activities in fiscal 2007 will include the refinancing transactions.

  Senior Secured Credit Facilities and Subordinated Unsecured Credit Facility

        In connection with the Acquisition, we entered into our existing senior secured credit facility, which consists of first lien and second lien credit facilities. The first lien credit facility includes (1) a revolving credit facility, which permits U.S. dollar or Euro-based borrowings and issuances of letters of credit of up to $50.0 million in the aggregate; (2) a domestic term loan of $240.0 million; and (3) a European term loan of €220.0 million. As of December 31, 2006, we had $10.0 million outstanding under our domestic revolving credit facility with an average interest rate of 8.18%, a $239.4 million outstanding domestic term loan with an interest rate of 7.62%, a $7.9 million (€6.0 million) European revolving credit facility with an interest rate of 5.75% and a $287.0 million (€218.9 million) European term loan with an interest rate of 5.75%.

        The second lien credit facility includes a European term loan of €165.0 million. As of December 31, 2006, we had €165.0 million ($216.3 million) in outstanding loans under the second lien credit facility with an interest rate of 9.13%.

        Our senior secured credit facilities allows for voluntary prepayments under specified conditions and requires mandatory prepayments and commitment reductions upon the occurrence of certain events, including among others, a sale of assets, receipt of insurance or condemnation proceeds, excess cash flow, and issuances of debt and equity securities. Our obligations under our senior secured credit facility are secured by substantially all of our assets, and our senior secured credit facility contain certain covenants including, among others, requirements related to financial reporting, maintenance of operations, compliance with applicable laws and regulations, maintenance of interest rate protection, compliance with specified financial covenants, as well as restrictions related to liens, investments, additional indebtedness, dispositions of assets or subsidiary interests, dividends, distributions, issuances of equity securities, transactions with affiliates, capital expenditures, and certain other changes in the business. Financial covenants include the requirement to maintain a minimum interest coverage ratio and limit maximum total leverage, senior leverage ratios, and levels of capital expenditures.

        In connection with the Acquisition, we also entered into a subordinated unsecured credit facility, consisting of a European term loan in a principal amount of €80.0 million. As of December 31, 2006, the outstanding balance on this loan was €87.2 million ($114.3 million), including accumulated interest of $9.4 million, at an interest rate of 12.6%, with a maturity date in October 2014.

        Our subordinated unsecured credit facility allows for voluntary prepayments under specified conditions and requires mandatory repayments upon the sale of assets or receipt of insurance or condemnation proceeds. It also contains certain covenants including, among others, requirements related to financial reporting, maintenance of operations, compliance with applicable laws and regulations, compliance with specified financial covenants, as well as restrictions related to liens, investments, additional indebtedness, dispositions of assets or subsidiary interests, dividends, distributions, issuances of equity securities, transactions with affiliates, capital expenditures, and certain other changes in the business. Financial covenants include the requirement to maintain a minimum interest coverage ratio and limit maximum total leverage, senior leverage ratios and levels of capital expenditures.

        We were in compliance with our financial and restrictive covenants under each of our credit facilities as of December 31, 2006.

  Amended and Restated Senior Credit Facility

        In connection with this offering, we will also enter into an amended and restated senior credit facility. The final terms of the amended and restated senior credit facilities are still being discussed with our lenders. However, based on discussions with our lenders, we believe the terms of the amended and restated senior credit facilities will be as described herein. We expect that our amended and restated senior credit facility will consist of a $50 million revolving loan, a $250 million U.S. term loan and a €271 ($355) million European term loan. We anticipate that the entire principal amount of the revolving loan will be available immediately following the closing of the refinancing transactions. The amended and restated senior credit facility will contain a leverage ratio, which will be applicable only to the revolving loans and will apply only if at least $10 million of revolving loans, net of outstanding letters of credit, are outstanding for at least 10 days during the prior fiscal quarter.

        In addition, the amended and restated senior credit facility will contain covenants restricting us from undertaking specified corporate actions, including asset dispositions, acquisitions, payment of dividends and other specified payments, changes of control, incurrence of indebtedness, creation of liens, making loans and investments and transactions with affiliates. For more information, see "Description of Principal Indebtedness."

        We anticipate using the net proceeds of this offering to repay a portion of the indebtedness outstanding under our existing first lien credit facility, and all indebtedness outstanding under our existing second lien and subordinated unsecured credit facilities, including the payment of related prepayment premia. Based upon the sale of 19,200,000 shares of our common stock, at the initial public offering price of $16.00 per share and the application of the net proceeds therefrom as described under "Use of Proceeds," our outstanding indebtedness would have been approximately $605.2 million as of December 31, 2006.

Contractual Obligations and Commercial Commitments

        The following table reflects our contractual obligations as of June 30, 2006:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term debt obligations(1)	$1,334,178	$83,491	$145,641	$221,220	$883,827
Software license and other obligations	16,388	8,772	7,514	102	—
Operating lease obligations	33,814	8,945	11,432	8,778	4,659

Total	$1,384,380	$101,208	$164,587	$230,100	$888,486

(1)
Represents principal maturities and includes the effects of interest and interest rate swaps.

Off-Balance Sheet Arrangements

        Our off-balance sheet arrangements comprise our operating leases. As of December 31, 2006, we had no outstanding letters of credit.

Inflation and Seasonality

        We believe inflation has not had a material effect on our financial condition or results of operations in recent years. Our business does not experience any material level of seasonality.

Critical Accounting Policies and Estimates

        The audited financial statements contained in this prospectus have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in those financial statements. On an ongoing basis, we evaluate estimates. We base our estimates on historical experiences and assumptions which we believe to be reasonable under the circumstances. Those estimates form the basis for our judgments that affect the amounts reported in the financial statements. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 2 to the consolidated financial statements of Solera Holdings, LLC and the combined financial statements of Claims Services Group, each of which appear elsewhere in this prospectus.

        Goodwill and other intangible assets.    We account for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which states that goodwill and intangible assets with indefinite useful lives should not be amortized, but instead be tested for impairment at least annually at the reporting unit level. If an impairment exists, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Intangible assets with finite lives are amortized over their estimated useful lives based on expected revenues to be generated from the use of such assets and are reviewed for impairment in accordance with SFAS No. 144. As of December 31, 2006, we had goodwill of $552.7 million and intangible assets of $403.4 million.

        Revenue recognition.    We consider the guidance in Staff Accounting Bulletin Topic 13, Revenue Recognition, or SAB 104, AICPA Statement of Position 97-2, Software Revenue Recognition, as amended, or SOP 97-2, SFAS No. 13, Accounting for Leases, Emerging Issues Task Force Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware, and Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21, in accounting for our revenue arrangements. Revenues are recognized only after services are provided, when persuasive evidence of an arrangement exists, the fee is fixed and determinable, and when collectibility is reasonably assured. Our multiple element arrangements primarily include a combination of software licenses, hosted database and other services, installation and set-up services, hardware, maintenance services and transaction-based deliverables.

        We generate a significant majority of our revenue from subscription-based contracts (where a monthly fee is charged), transaction-based contracts (where a fee per transaction is charged) and subscription-based contracts with additional transaction-based fees (where a monthly fee and a fee per transaction are charged).

        Subscription-based and transaction-based contracts generally include the delivery of software, access to software through a hosted service, or Hosted Database, upfront fees for the implementation and set-up activities necessary for the client to use/access the software, or Implementation Services, and maintenance. Under a subscription arrangement, delivery of software, access to the Hosted Database and maintenance are considered a single element or a combined unit of accounting, and related revenues are recognized at the end of each month upon the completion of the monthly service. Revenues under transaction-based contracts are recognized based on the guidance in AICPA Technical Practice Aid 5100.76, Fair value in multiple-element arrangements that include contingent usage based fees and software revenue recognition, or TPA 5100.76. The transaction-based fee represents payment for the right to use the software, access to the Hosted Database and maintenance. The fee is considered fixed and determinable only at the time actual usage occurs. Revenue is recognized-based on actual usage. Implementation Services are considered a separate element or unit of accounting and the related revenue recognition is described below.

        Subscription-based contracts with additional fees for certain types of transactions generally include all deliverables discussed in the above paragraph and also include an additional element, which is the option to access specialized queries on the Hosted Database. Revenue under subscription-based contracts with additional fees for certain types of transactions is accounted for based on the guidance in TPA 5100.76. Under these arrangements, the delivery of software, access to software through the Hosted Database, and maintenance are considered a combined unit of accounting and the related fee is recognized at the end of each month upon the completion of the monthly service. The transaction-based fee is recognized at the time of actual usage. Implementation Services are considered a separate element or unit of accounting and the related revenue recognition is described below.

        When we are required to perform setup and implementation activities necessary for the client to receive services and/or software, up-front fees billed during the setup/implementation phase are deferred and amortized on a straight-line basis over the estimated customer life. The upfront fees represent fair value of the Implementation Services based on vendor specific objective evidence. The amortization of this deferred revenue will commence upon the start of the monthly service. Setup costs that are direct and incremental to the contract are capitalized and amortized on a straight-line basis over the estimated customer life.

        In a limited number of revenue arrangements described above, we also provide generic computer equipment as part of the sales arrangement. Based on guidance in EITF Issue No. 03-5, Applicability of AICPA Statement of Position 97-2, "Software Revenue Recognition", to Non-Software Deliverables in an Arrangement Containing More-than-Incidental Software, the generic computer equipment is considered a non-software deliverable since our software is not essential to the functionality of the generic computer equipment. Based on guidance in EITF No. 01-8, Determining Whether an Arrangement Contains a Lease, EITF 00-21, Revenue Arrangements with Multiple Deliverables, and SFAS 13, Accounting for Leases, or SFAS 13, we account for the sale of generic equipment as a direct finance lease. The related revenue is recognized over the term of the contract using the effective interest rate method. We allocate revenue to SFAS 13 elements (equipment leases) and the non-SFAS 13 elements of its arrangements on a relative fair value basis using our best estimate of the fair value of the elements. Revenue from leased computer equipment represents approximately 1% of our consolidated revenue.

        Revenues are reflected net of customer sales allowances, which are based on both specific identification of certain accounts and a predetermined percentage of revenue based on historical experience.

        Unit-Based Compensation—Effective July 1, 2006, we adopted SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and unit awards, based on estimated fair values recognized over the requisite service period. Prior to adoption of SFAS 123(R), pursuant to SFAS No. 123 Accounting for Stock-Based Compensation, we accounted for employee unit awards under Accounting Principles Board, or APB, No. 25, Accounting for Stock Issued to Employees, or APB Opinion No. 25, and followed the Disclosure—Only Provisions of SFAS No. 123. We made the following grants of, or the right to purchase, common units or restricted common units to employees from January 1, 2006 through January 26, 2007:

Grant date	Number of common units	Purchase price per unit	Fair value per unit	Was fair value determined in a contemporaneous valuation	Intrinsic value per unit (based on fair value and purchase price)	Intrinsic value per unit (based on the initial public offering price)
April 13, 2006	1,230,942	$0.30	$2.94	Yes	$2.64	$15.70
July 25, 2006	1,097,846	$0.30	$2.94	No	$2.64	$15.70
November 8, 2006	34,165	$0.30	$12.36	Yes	$12.06	$15.70
January 26, 2007	50,000	$0.30	$15.30	Yes	$15.00	$15.70

        As of December 31, 2006, we had 1,903,872 units outstanding from the grants made on April 13, July 25 and November 8, 2006. Based on the initial public offering price of $16.00 per share, the aggregate intrinsic value of these outstanding units as of December 31, 2006, was $29.9 million, of which $8.6 million related to 547,919 vested units and $21.3 million related to 1,355,953 unvested units.

        At the Acquisition date, and at each subsequent date that we granted equity awards to our employees, we were required to determine the fair value of our aggregate equity, as well as the individual fair value of each of our preferred and common units. The terms of the preferred units provide that such units can be redeemed by us at any time at their redemption value, which is equal to the unreturned capital contributions made in respect of such preferred units, plus accrued and unpaid yield of 8% per annum. As a result, a significant portion of any subsequent increase in our aggregate equity value, as determined at each subsequent measurement date, was attributed to the common units as opposed to the preferred units. The fixed-return nature of the preferred units is demonstrated by the formula we are using to convert our preferred units into shares of common stock in our corporate reorganization. As described in this prospectus, this conversion is based on the liquidation value of the preferred units plus accrued and unpaid yield divided by the initial public offering price.

        We acquired the Claims Services Group from ADP on April 13, 2006 based on a competitive auction process. We therefore believe that the enterprise value and aggregate equity value derived from this transaction were representative of their respective fair values. The enterprise fair value was validated by using market multiple and discounted cash flow methods. We used an internal rate of return, or IRR, method to allocate our aggregate equity value between our preferred and common units. The IRR method is similar to the Probability Weighted Expected Return Method described in the AICPA Audit and Accounting Practice Aid for Valuation of Privately-Held Company Equity Securities Issued as Compensation. We determined that the IRR method was the most appropriate method to use because it enabled us to directly determine the value of our preferred units based upon an expected return method using market rates, and thus to allocate any remaining aggregate equity value to our common units. The IRR method is based upon the value we assign to various future outcomes or exit events. The per unit values are based on the probability weighted present value of expected future returns, considering each of the possible future outcomes available to us, as well as the rights of each class of our equity securities. On April 13, 2006, using the IRR method described above, we determined that the value of each preferred unit was equal to $600.40 per unit and that the value of each common unit was equal to $2.94 per unit. We assumed a 5.2 year holding period based upon a hypothetical exit event in June 2011, which we considered reasonable at the time based on typical targeted holding periods for private equity funds. Because we had just acquired the Claims Services Group and assembled a new management team, we considered an exit event that is typical for private equity funds as the most appropriate outcome for us. We assigned a 100% probability to this expected outcome. A 19.0% IRR was targeted for the preferred units based on the median IRR of various preferred spread studies we determined to be relevant. Based on the targeted return for the preferred units, we derived an implied return on our common equity of 36.0%. The aggregate equity return was derived based on EBITDA exit multiples of 8.0x. These exit multiples were deemed appropriate based on comparable company multiples and our financial projections at the time. We determined that the aggregate equity return of approximately 27.2% was consistent with expected returns of financial sponsors in similar situations.

        On July 25, 2006, we determined that there was no change in the fair value of the common units from April 13, 2006, and therefore used a value of $2.94 per common unit to determine the compensation expense for the rights to purchase common units we granted on that date. We believed that there was no change in fair value between April 13, 2006 and July 25, 2006 due to the following factors: (1) the relative valuation metrics of the selected comparable publicly traded companies increased as much as 2.8% and decreased by as much as 26.8%, with an average decrease of 12.2% during this period; and we searched for and were unable to find any acquisitions of comparable businesses during the period from April 13, 2006 to July 25, 2006, causing us to determine that there was no change in the acquisition multiples of comparable businesses contained in the April 13, 2006 report; (2) our financial projections, growth and cash flow forecasts on July 25, 2006 had not changed significantly from those used in the April 13, 2006 discounted cash flows method of valuation due to the limited passage of time; (3) we experienced no significant developments between April 13, 2006 and July 25, 2006, such as significant contract wins that would have impacted relative valuations; and (4) we had no discussions with external parties, including investment banks, regarding our prospects during this period.

        On November 8, 2006, we determined that our aggregate equity value had increased by approximately $360 million as a result of an increase in our enterprise value of approximately $310 million and a reduction in our net debt of approximately $50 million since the prior measurement date of July 25, 2006. We used the IRR method described above to allocate this increase to our preferred and common units. We used a holding period of approximately 4.6 years, as we still considered an exit event in June 2011 to be a reasonable assumption. This assumption was unchanged from the April 13, 2006 assumption, except for the passage of time. As a result, we assigned a 100% probability to this expected outcome. We used a targeted 11.8% IRR for the preferred units based on the median of various preferred spread studies we determined to be relevant. Based on the targeted return for the preferred units, we derived an implied return on our common equity of 21.6%. The aggregate equity return was derived based on EBITDA exit multiples of 10.0x. These exit multiples were deemed appropriate based on comparable company multiples and our financial projections at that time. We determined that an aggregate equity return of approximately 18.8% was consistent with expected returns of financial sponsors in similar situations. Due to the redemption price of our preferred units being fixed, approximately $300 million of the $360 million increase was ascribed to common units and approximately $60 million was ascribed to preferred units. The approximately $300 million increase in the value of our common units consisted of approximately $214 million attributed to the use of a comparable public company EBITDA multiple that was 24.4% higher than the implied purchase price multiple paid in the Acquisition for valuation purposes; approximately $44 million attributed to an increase in our adjusted EBITDA for the last twelve months of approximately $5.0 million; and approximately $42 million attributed to a reduction in our net debt. As a result, the approximately 30% increase in our enterprise value resulted in a more than 300% increase in the value of our common equity. On November 8, 2006, using the IRR method described above, we determined that the value of each preferred unit was equal to $902.37 per unit and the value of each common unit was equal to $12.36 per unit.

        On February 5, 2007, we determined that our aggregate equity value had increased by approximately $110 million as a result of an increase in our enterprise value of approximately $135 million, offset by an increase in our net debt of approximately $25 million since the prior measurement date of November 8, 2006. To derive the aggregate equity value, we used the IRR method with two holding period scenarios: (1) a scenario involving an initial public offering, or IPO, within three months, and (2) a 4.4 year holding period resulting in an exit event in June 2011 similar to our assumptions of April 13, 2006 and November 8, 2006. We applied a 70% probability to the IPO scenario and a 30% probability to the 4.4 year holding period scenario. We considered the three-month scenario to be reasonable given our progress towards making a filing with the SEC regarding an initial public offering. We applied a greater probability to the three-month holding period approach as the probability of a filing for an IPO was estimated to be high. For both exit scenarios, an IPO and a sale, an 11.8% IRR was targeted for the preferred units based on the median of various preferred spread studies we determined to be relevant. Based on the targeted return for the preferred units, we derived implied returns on the common equity of 21.3% using a 4.4 year holding period and 52.5% using three-month period. The aggregate equity returns were derived based on EBITDA exit multiples of 10.0 (4.4 year holding period) and 11x (three-month holding period). These exit multiples were deemed appropriate based on comparable company multiples and our financial projections at that time. The aggregate equity returns of approximately 19% (4.4 year holding period) and 39% (three-month holding period) are consistent with expected returns of financial sponsors in similar situations. Due to the redemption price of our preferred units being fixed, approximately $90 million of the $110 million increase was ascribed to common units and approximately $20 million was ascribed to preferred units. On February 5, 2007, using the IRR method described above, we determined that the value of each preferred unit was equal to $997.36 per unit and the value of each common unit was equal to $15.30 per unit.

        Foreign currency translation.    The assets and liabilities of our foreign subsidiaries are translated into U.S. dollars based on exchange rates in effect at the end of each period, and revenues and expenses are translated at average exchange rates during the periods. Functional currencies of significant foreign subsidiaries include Euros, British pounds, Swiss francs, and Canadian dollars. Currency transaction gains or losses, which are included in the results of operations, totaled $3.8 million in fiscal 2006. Gains or losses from balance sheet translation are included in unitholders' equity within accumulated other comprehensive income on the consolidated balance sheets.

        Internal use software.    Expenditures for software purchases and software developed or obtained for internal use are capitalized and amortized over a three- to five-year period on a straight-line basis. For software developed or obtained for internal use, we capitalize costs in accordance with the provisions of Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Our policy provides for the capitalization of external direct costs of materials and services associated with developing or obtaining internal use computer software. In addition, we also capitalize certain payroll and payroll-related costs for employees who are directly associated with internal use computer software projects. The amount of capitalizable payroll costs with respect to these employees is limited to the time directly spent on such projects. Costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation stage activities are expensed as incurred. We also expense internal costs related to minor upgrades and enhancements as it is impractical to separate these costs from normal maintenance activities.

        Income taxes.    The provisions for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when we determine that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

Recent Accounting Pronouncements

        On December 16, 2004, the Financial Accounting Standards Board, or the FASB, issued SFAS 123(R), which eliminates the alternative of applying the intrinsic value measurement provisions of Accounting Principles Board Opinion No. 25 to stock-based compensation awards issued to employees. Rather, SFAS 123(R) requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments generally based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The effects of adopting SFAS No. 123(R) will be dependent on numerous factors including, but not limited to, the valuation model chosen by us to value stock-based awards, the assumed award forfeiture rate and the accounting policies adopted concerning the method of recognizing the fair value of awards over the requisite service period. SFAS No. 123(R) is effective for fiscal 2007. The new standard will be applied to new awards and to awards modified, repurchased, or cancelled after the date of adoption. We have not yet quantified the effects of adopting SFAS 123(R), but we expect that the new standard will result in significant stock-based compensation expense.

        In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of SFAS No. 143, or FIN 47. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation in the period in which it is incurred if the liability's fair value can be reasonably estimated. FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, Accounting for Conditional Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47, as of June 30, 2006, did not have a material impact on our financial position, results of operations or cash flows.

        In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, or FIN 48. FIN 48 defines a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements. FIN 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for our fiscal year beginning on July 1, 2007. We are currently evaluating the impact of FIN 48 on our financial statements.

        In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R), or SFAS 158. This statement would require a company to (a) recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status, (b) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year, and (c) recognize changes in the funded status of a defined postretirement plan in the year in which the changes occur (reported in comprehensive income). The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. We are currently assessing the impact of adoption. The requirement to measure the plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. We are currently evaluating the effect that the adoption of SFAS 158 will have, if any, on our consolidated results of operations and financial condition.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157. This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the effect that the adoption of SFAS 157 will have, if any, on its consolidated results of operations and financial condition.

        In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, or SAB 108. SAB 108 considers the effects of prior year misstatements when quantifying misstatements in current year financial statements. It is effective for fiscal years ending after November 15, 2006. We applied the guidance in SAB 108 as of July 1, 2006. The application of SAB 108 did not have a significant effect on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS 159, which permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for us beginning in the first quarter of fiscal year 2009 although earlier adoption is permitted. We are currently evaluating the impact that SFAS 159 will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

  Interest Rate Risk

        We are exposed to market risk from fluctuations in interest rates. We manage our interest rate risk by balancing the amount of our fixed rate and variable rate debt and through the use of interest rate swaps. The objective of the swaps is to more effectively balance our borrowing costs and interest rate risk. For fixed rate debt, interest rate changes affect the fair market value of such debt but do not impact earnings or cash flows. For variable rate debt, interest rate changes generally do not affect the fair market value of such debt, but do impact future earnings and cash flows, assuming other factors are held constant. At December 31, 2006, we had approximately $874.8 million of variable rate debt. Holding other variables constant (such as foreign exchange rates and debt levels), a one percentage point change in interest rates would be expected to have an impact on pre-tax earnings and cash flows for the next year of approximately $8.7 million, before giving effect to the interest rate swap agreements described below. After giving effect to this offering and the application of the net proceeds therefrom, we would have had $605.2 million of variable rate debt at December 31, 2006, and, holding other variables constant, a one percentage point change in interest rates would have been expected to have an impact on pre-tax earnings and cash flows for the next year of approximately $6.1 million, before giving effect to the interest rate swap agreements described below. The interest rate swap agreements described below reduce our exposure to interest rate risk associated with our variable rate debt for the periods in which the swap agreements are in effect.

        Effective April 27, 2006, we entered into two interest rate swaps, both with maturities on July 13, 2011. The first has a notional amount of $195.0 million and requires us to pay, on a quarterly basis, a fixed rate of 5.35%. The second interest rate swap has a notional amount of €368.4 million ($486.5 million, as of February 28, 2007) and requires us to pay, on a quarterly basis, a fixed rate of 3.72%. At December 31, 2006, the estimated fair market value of the interest rate swaps was $1.2 million and is recorded in other assets in the consolidated balance sheet. We expect to terminate these interest rate swaps in connection with the execution of our amended and restated senior credit facility and will be required under the terms of such facility to enter into a new interest rate swap with respect to 50% of the borrowings under the outstanding term loans.

  Foreign Currency Risk

        We conduct operations in many countries around the world. Our results of operations are subject to both currency transaction risk and currency translation risk. We incur currency transaction risk when we enter into either a purchase or sale transaction using a currency other than our functional currency. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant domestic currency and then translated into U.S. dollars for inclusion in our consolidated financial statements. Exchange rates between these currencies and U.S. dollars have fluctuated significantly over the last few years and may continue to do so in the future. A substantial portion of our revenues and costs are denominated in or effectively indexed to U.S. dollars, but the majority of our revenues and costs are denominated in Euros, British pounds, Swiss francs, Canadian dollars and other currencies. Historically, we have not undertaken hedging strategies to minimize the effect of currency fluctuations on our results of operations and financial condition; however, we may decide this is necessary in the future.

  Commodity Price Risk

        We are not subject to any material commodity price risk.

BUSINESS

        We are the leading global provider of software and services to the automobile insurance claims processing industry. Our customers include insurance companies, collision repair facilities, independent assessors and automotive recyclers. We help our customers:

  •
  estimate the costs to repair damaged vehicles;

  •
  determine pre-collision fair market values for vehicles damaged beyond repair;

  •
  automate steps of the claims process;

  •
  outsource steps of the claims process that insurance companies have historically performed internally; and

  •
  improve their ability to monitor and manage their businesses through data reporting and analysis.

        As of December 31, 2006, we served more than 55,000 customers and had operations in 45 countries with over 2,100 full-time employees. Our customers include more than 900 automobile insurance companies, 33,000 collision repair facilities, 7,000 independent assessors and 3,000 automotive recyclers. We derive revenues from many of the world's largest automobile insurance companies, including nine of the ten largest automobile insurance companies in Europe and each of the ten largest automobile insurance companies in North America.

        Our operations began in 1966, when Swiss Re Corporation founded our predecessor. Solera Holdings, LLC, an entity founded in 2005 by Tony Aquila, our Chief Executive Officer, and GTCR, a leading private equity firm, acquired our predecessor in April 2006.

The Automobile Insurance Claims Process

        An overview of the automobile insurance claims process and its complexities provides a framework for understanding how our customers can derive value from our software and services. The automobile insurance claims process generally begins following an automobile collision and consists of the following steps:

First Notice of Loss	• The policyholder initiates the claim process with the insurance company. • The insurance company assigns the claim to an assessor and/or a collision repair facility.

Investigation
•    The assessor conducts interviews, examines photos and reviews police reports.
•    The insurance company, assessor or collision repair facility estimates the cost to repair the vehicle.
• In the case of a heavily damaged vehicle, the assessor or collision repair facility may request a pre-accident vehicle valuation.

Evaluation
•    The insurance company reviews the estimate and/or pre-accident valuation and confirms the results of the investigation.
• The insurance company may request additional information and/or require follow-up investigation.

Decision
•    The insurance company determines whether the vehicle should be repaired or declared a total loss.
• Based on its evaluation, the insurance company determines who is liable for the claim and the repair or total loss amount it intends to pay.

Settlement
•    The insurance company notifies the policyholder or the collision repair facility of the amount it intends to pay.
• The policyholder or collision repair facility may negotiate the final payment amount with the insurance company.

Vehicle Repair
•    The collision repair facility repairs the vehicle if it is not a total loss.
•    The collision repair facility purchases replacement parts from OEMs, aftermarket parts makers or automotive recyclers.
• Further revisions to the claim payment amount may occur if additional damage or cost savings are identified.

Payment	• The insurance company pays the policyholder or the collision repair facility.

        Each of these steps consists of multiple actions requiring significant and complex interaction among several parties. For example, the investigation step generally involves insurance companies, assessors, collision repair facilities and automotive recyclers and includes conducting interviews, taking and examining photographs, obtaining and reviewing police reports and estimating repair costs. When performed manually, many of these tasks, such as the mailing of vehicle photographs or the estimating of vehicle repair costs, can be time-consuming. In addition, without an efficient means of communication that facilitates real-time access to data, claim-related negotiations can result in substantial delays and unnecessary costs.

The Automobile Insurance Claims Processing Industry

        The primary participants in the automobile insurance claims processing industry are automobile insurance companies, collision repair facilities, independent assessors and automotive recyclers. We believe that our business is affected by trends associated with each of the following:

  Automobile Insurance Industry

        We estimate that the global automobile insurance industry processes more than 100 million claims each year, representing over $150 billion in repair costs. We believe the industry is relatively concentrated with a number of large automobile insurance companies accounting for the majority of global automobile insurance premiums. In the U.S., of the approximately 470 companies offering automobile insurance, the twenty largest providers accounted for over 70% of all automobile insurance premiums in 2005, and in 2004, the top 15 European non-life insurance companies accounted for 84% of total non-life insurance premiums.

        We believe that this industry is growing due to an increasing number of vehicles on the road and an increasing percentage of vehicles that have insurance. According to industry sources, from 2003 to 2006, the worldwide number of personal and commercial vehicles grew an average of 3.5% per year, to an estimated 928 million vehicles in 2006. From 2006 to 2016, the number of worldwide personal and commercial vehicles is estimated to grow 2% to 3% per year, with forecasted annual growth of 8% in Asia-Pacific countries.

        In some insurance markets, such as North America and Western Europe, automobile insurance is generally government-mandated and automated claims processing is widespread. Automobile insurance companies achieve growth in these highly competitive markets by gaining additional market share, and generally compete on price and quality of policyholder service. To remain competitive, insurance companies increasingly seek additional automated claims processing products and services to minimize costs and improve policyholder service.

        In other markets, such as Eastern Europe, Latin America, China and India, automobile insurance companies are growing due primarily to an increase in the number of vehicles and emerging government regulations that require vehicles to be insured. Many automobile insurance companies in these markets process claims manually, presenting significant opportunities for them to increase their operational efficiencies.

        The cost of automated claims processing software and services generally represents a relatively small portion of automobile insurance companies claims costs. We believe automobile insurance companies will increase their spending on automated claims processing software and services because incremental investments can result in significant cost reductions.

  Collision Repair Industry

        The collision repair industry is highly fragmented. We estimate there are approximately 100,000 collision repair facilities in our markets. The operating costs of these facilities have increased substantially over the past decade due to continued increases in vehicle diagnostic and repair technologies and changes in environmental regulations. In addition, collision repair facilities have increasingly established preferred relationships with insurance companies. These arrangements, known in the U.S. as direct repair programs, allow collision repair facilities to generate increased repair volumes through insurance company referrals. Insurance companies benefit by establishing a trusted network of collision repair facilities across which they can implement standard procedures and best practices. Insurance companies often require collision repair facilities to use specified automated claims processing software and related services to participate in their programs. We believe the combination of these factors will increase demand for our software and services that help collision repair facilities manage their workflow and increase their efficiency.

  Independent Assessors

        Independent assessors are often used to estimate vehicle repair costs, particularly where automobile insurance companies have chosen not to employ their own assessors or do not have a sufficient number of employee assessors and where governments mandate the use of independent assessors.

        In some markets, we believe changing government regulations and improved claims technology will result in a decrease in the number of independent assessors. However, in other markets, insurance companies are reducing their employee assessor staff to contain costs, which we believe will lead to a growth in the number of independent assessors. We believe the combination of these offsetting factors will result in a modest overall increase in the number of independent assessors and, therefore, the demand for automobile insurance claims processing software and services.

  Automotive Recycling Industry

        The automotive recycling industry is highly fragmented with over $25 billion in estimated worldwide annual sales by over 15,000 independent salvage and recycling facilities. Participants in the automotive recycling industry are a valuable source of economical and often hard-to-find used vehicle replacement parts. In addition, this industry has become more sophisticated and technology-driven in order to keep pace with innovations in vehicle technology. Additionally, insurance companies are increasingly mandating the use of aftermarket and recycled parts to lower the costs to repair damaged vehicles. We believe these factors will result in increased demand for automobile insurance claims processing software and services, as automotive recyclers seek to manage their workflows, maximize the value of their inventories and increase efficiency.

Key Drivers of Automobile Insurance Claims Processing Demand

        We believe that the principal drivers of demand for our software and services are:

  Inefficiencies in the Automobile Insurance Claims Process

        Claims Process Fragmentation.    The automobile insurance claims process involves many parties and consists of many steps, which are often managed through paper, fax and other labor intensive processes. In a June 2004 poll conducted by a leading provider of statistical claims data to the property and casualty insurance industry, approximately 75% of U.S. insurance companies identified improving claims-handling processes as their most important goal. Key areas for improvement identified by the survey included lowering operating costs, reducing fraud and improving claims-handling efficiency. By simplifying and streamlining the claims process, insurance companies can process claims faster and reduce costs.

        Unequal Access to Information.    Collision repair facilities typically have more information about vehicles in their shops than do insurance companies who often must make their damage estimates remotely or with limited information. Through access to detailed information about vehicle damage and replacement costs, insurance companies can more accurately estimate fair settlement values and reduce overpayment on claims.

        Disparate Claims Data.    Claims-related data generated by automobile insurance companies often is not stored, shared with other parties or captured in a format that is easily transferable to other applications. This, combined with the inability to transfer and manipulate data easily across multiple applications, hinders comparisons of repairs and claims. Increased access to data from industry participants generates more accurate repair estimates and allows automobile insurance companies to identify top-performing collision repair facilities.

        Conflicting Interests of Industry Participants.    Collision repair facilities benefit from high repair costs, which increase their revenues. Conversely, insurance companies benefit from low repair costs, which reduce their expenses. This conflict can result in high settlement costs and delays. Repair cost estimates that rely on common data sources can reduce these costs and delays.

        Inefficient Collision Repair Facility Workflow.    Many collision repair facilities manage their complex workflows manually or without specialized software. Manual workflow management leads to increased processing time, higher costs and more errors, problems that generally intensify as a facility grows. With claims processing software and services, collision repair facilities can more effectively manage their workflows and obtain detailed part availability and pricing information.

  Growth in the Automobile Insurance Claims Industry

        Growth in the Number of Worldwide Vehicles.    According to industry sources, from 2003 to 2006, the number of personal and commercial vehicles in use has increased an average of 3.5% per year, driven primarily by a 4% per year increase in sales of new vehicles. Additional growth of 2% to 3% per year is expected through 2016. As the number of vehicles on the road continues to expand, we believe the need for automobile insurance claims processing products and services will continue to grow to handle increased claims activity.

        Adoption of Automated Claims Processing Software and Services.    Many markets have only recently begun to adopt automated claims processing software and services to reduce inefficiencies. We anticipate that increased adoption of automated claims processing software and services in these markets will be a key driver of our growth.

Our Software and Services

        Our software and services can be organized into five general categories: estimating and workflow software, salvage and recycling software, business intelligence and consulting services, shared services and other.

  Estimating and Workflow Software

        Our core offering is our estimating and workflow software. Our estimating and workflow software helps our customers manage the overall claims process, estimate the cost to repair a damaged vehicle, and calculate the pre-collision fair market value of a vehicle. Key functions of our estimating and workflow software include:

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  capturing first notice of loss information;

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  assigning, managing and monitoring claims and claim-related events;

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  accessing and exchanging claims-related information;

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  calculating, submitting, tracking and storing repair and total loss estimates;

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  reviewing, assessing and reporting estimate variations based upon pre-set rules;

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  routing shop estimates for manual review; and

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  scheduling repairs.

  Salvage and Recycling Software

        Our salvage and recycling software helps automotive recyclers manage their inventories in order to facilitate the location, sale and exchange of vehicle parts for use in the repair of a damaged vehicle. Key functions of our salvage and recycling software include:

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  managing inventory;

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  connecting to collision repair facilities to facilitate the use of recycled parts in the repair of a damaged vehicle;

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  locating rapidly vehicle parts by price, year, model and/or geographic area;

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  determining the interchangeability of automobile parts across vehicle models;

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  exchanging vehicle parts with other recyclers;

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  preparing invoices and managing accounts receivable; and

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  generating management reports.

  Business Intelligence and Consulting Services

        Our business intelligence and consulting services help our insurance company customers monitor and assess their performance through customized data, reports and analyses. Key elements of our business intelligence and consulting services include:

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  analyzing claims amounts and payments;

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  creating customized statistical reports on claims data and activity;

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  measuring our customers' performance against industry standards; and

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  monitoring key performance indicators.

  Shared Services

        We have developed our shared services to help our insurance company customers outsource claims-related tasks. The key components of our shared services include:

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  reviewing repair estimates prepared by collision repair facilities;

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  reviewing decisions to repair or replace damaged parts;

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  auditing and facilitating settlement of repair prices with collision repair facilities;

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  reviewing medical and workers' compensation bills; and

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  communicating with policyholders.

  Other

        We provide additional services and products to our customers, which include selling hardware for use with our software, training, and call center technical support services. We also offer services that allow our customers to access operational and technical support in times of high demand following natural disasters and software that helps detect fraudulent activity. We also provide software and services that are not directly related to the automobile insurance claims process.

Our Databases

        At the core of our software and services are our proprietary databases. Each of our databases has been adapted for use in our local markets. We have invested over $200 million in the last ten years to maintain and expand our proprietary databases. Our primary databases include our repair estimating database, our total loss database, our claims database and our parts salvage databases.

        Repair Estimating Database.    We have created our repair estimating database over 35 years through the development, collection, organization and management of automobile-related information. The data in this database enables our customers to estimate the cost to repair a damaged vehicle. This database:

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  contains detailed cost data for each part and the required labor operations needed to complete repairs on over 3,100 vehicle types;

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  covers over 95% of the vehicle models in our core markets;

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  includes vehicles data dating back to 1970;

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  includes over 3.3 million parts for vehicles with multiple model years, editions, option packages and country-specific variations; and

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  includes over one million aftermarket parts.

        We update this database with data provided to us by third parties, including OEMs and aftermarket part suppliers, along with data we develop through our proprietary analyses of local labor repair times and damage repair techniques. The quality and accuracy of the database, which are very important to each of our customers, are continuously monitored and maintained using rigorous quality control processes, which include validating up to 20 million data points every month.

        Total Loss Database.    Our total loss database helps our customers determine the pre-collision fair market values of vehicles that have been damaged beyond the point where repair is economically feasible, as well as the amounts they pay policyholders for total losses. Additionally, our employees use this database to provide total loss estimating service to our customers. This database has been designed to accurately reflect the local fair market value of a vehicle rather than simply delivering a market value based on national or regional averages. Each year, we collect more than 20 million vehicle purchase and sale records from over 11,000 automobile dealerships, which we have combined with local market purchase and sale data collected from over 3,500 different sources, including web sites, local newspapers, magazines and private listings. We update this database by incorporating nearly two million data points per week which include the latest vehicle purchase and sale information including specific models, option packages, vehicle condition and mileage.

        Claims Database.    Our claims database enables our customers to evaluate their internal claims process performance, as well as measure the performance of their business partners. Our employees also use this database to provide consulting services to our customers and develop new software and services. Customers use this database to benchmark their performance against their local peer group through detailed analyses of comprehensive industry data. Compiled over the past 15 years, this database contains approximately two billion data points representing over 100 million automobile repair claims and over $190 billion in claims payments. We update this database by incorporating approximately 150,000 additional repair estimates every week.

        Parts Salvage Databases.    Our parts salvage databases contain data on approximately 130 million automobile parts through a network of approximately 3,000 automotive recyclers. These databases are used by our customers to quickly find locally available automobile parts and identify interchangeable parts across different vehicles.

Our Global Operations

        We have operations in 45 countries on five continents. Prior to December 1, 2006, we were organized into three regional operating segments: EMEA, Americas and the Netherlands. Since that date, we have reorganized our operations into two regional operating segments (EMEA and Americas) by incorporating our operations in the Netherlands into our EMEA segment.

  EMEA

        Our EMEA operating segment accounted for 57% of our pro forma revenues during fiscal 2006. EMEA comprises our operations in 31 countries in Europe, the Middle East, Africa and Asia. Our EMEA segment comprises our operations and licensed independent providers in Austria, Belarus, Belgium, China, Croatia, the Czech Republic, Denmark, Estonia, France, Germany, Greece,

Hungary, India, Israel, Japan, Latvia, Lebanon, Lithuania, the Netherlands, Poland, Portugal, Romania, Russia, Serbia-Montenegro, Slovakia, Slovenia, South Africa, Spain, Switzerland, Ukraine and the United Kingdom.

  Americas

        Our Americas operating segment accounted for 43% of our pro forma revenues during fiscal 2006. Americas comprises our operations in 14 countries in North and South America: Brazil, Canada, Colombia, Costa Rica, the Dominican Republic, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, the U.S. and Venezuela.

  Geographic Financial Information

        The table below sets forth the revenues we derived from the following geographic areas during each of the previous three fiscal years.

	Fiscal Year Ended June 30,
	2004	2005	2006
	(in thousands)
United States	$157,685	$152,391	$146,373
The Netherlands	23,393	49,956	52,206
United Kingdom	26,646	34,716	40,371
Other	153,455	175,292	191,280

        The table below sets forth the long-lived assets we held in the following geographic areas during each of the previous three fiscal years.

	Fiscal Year Ended June 30,
	2004	2005	2006
	(in thousands)
United States	$17,740	$13,173	$12,901
The Netherlands	1,967	940	487
United Kingdom	993	1,746	3,949
Other	16,941	17,597	20,948

Key Competitive Strengths

  Leading Global Provider

        We are the leading global provider of software and services to the automobile insurance claims processing industry. We have operations in 45 countries across five continents. In each of our markets, we believe we are either the largest or second-largest provider of automobile insurance claims processing software and services based on total revenues. The large number of geographic regions in which we operate provides us with a strategic advantage when expanding into new markets by enabling us to utilize our database and vehicle coverage already present in adjacent or nearby markets. As insurance companies continue to expand their businesses globally, our international leadership position should further position us as a single provider of automobile insurance claims processing software and services to our customers on a global basis.

  Significant Barriers to Entry

        We believe that our proprietary databases pose barriers to entry due to the significant capital investment and time that would be required to develop a similar set of integrated databases and customize them for use in local markets. Our proprietary databases have been built through

35 years of developing, collecting, organizing and managing automobile-related information and data. We have invested over $200 million in the last ten years in developing and maintaining our proprietary databases, and customizing them for use in local markets.

  Long-Standing Relationships with Customers

        We have long-standing relationships with many of the world's largest automobile insurance companies. For example, our relationships with our ten largest customers in Europe and North America date back, on average, 16 and 17 years, respectively. Our software and services are typically integrated into our customers' systems, operations and processes, often making it costly and time-consuming for our customers to switch to another provider. These long-standing relationships have also allowed us to better understand our customers' needs and further expand these relationships over time, both with additional software and by increasing our customer support and training services. Additionally, several of our customers own minority interests in five of our local operating subsidiaries. We have found these partnerships to be effective when entering new markets as they have allowed us to collaborate more closely with our insurance company customers and rely on their local expertise to introduce, customize and market our software and services quickly and efficiently.

  History of Developing New Software and Services

        Since our inception, we have consistently developed and marketed new software and services in order to meet the needs of our customers. We work closely with our customers in order to determine the features and functions that they may require in the future. We have developed and introduced new software and services to the market through both internal development as well as through the acquisition and licensing of products and technology owned by third parties. For example, we recently introduced an auditing tool that allows insurance companies to identify repair estimates that should be further reviewed. We believe our focus on software development and customization creates incremental revenue opportunities as we expand the number and sophistication of the software and services that we offer.

  Attractive Operating Model

        We believe we have an attractive operating model due to the recurring nature of our revenues, the scalability of our databases and software and the significant operating cash flow we generate.

        Contract-Based Revenues.    A substantial portion of our revenues is derived from customers who have been under contract with us for several years. For fiscal 2006, we generated over 95% of our pro forma revenues from subscription-based contracts (where we charge a monthly fee), transaction-based contracts (where we charge a fee per transaction), and subscription-based contracts with additional transaction-based fees (where we charge both a monthly fee and a fee per transaction), all of which generate recurring revenues from our customers.

        Scalable Databases and Software.    Our databases and software have been designed to accommodate significant additional transaction- and subscription-based volumes with limited incremental costs. The ability to generate additional revenues from increased subscription and transaction volumes without incurring substantial incremental costs provides us with opportunities to improve our operating margins.

        Significant Operating Cash Flow Generation.    We believe we are able to generate significant operating cash flows due to our operating margins and the relatively moderate working capital required to grow our business. The operating cash flow we generate may be used to repay debt, finance acquisitions, expand geographically or further invest in database and software innovation.

Business Strategy

  Broaden the Scope of our Software and Services

        We intend to further broaden the capabilities, features and functionality of our claims processing software, as well as the breadth of our service offerings. We believe that expanding the breadth of our offerings will allow us to retain and strengthen our relationships with our existing customers by helping them improve the efficiency of their claims process. We also intend to develop new software and services for our insurance company customers that can help them process claims in areas other than automobile insurance.

  Expand Customer Base in Existing Markets

        We seek to expand our customer base in existing markets by competing on the quality of our software and services, our industry expertise, and our strong industry relationships. In some markets, such as North America and Western Europe, we intend to seek new customers by competing favorably on both price and service, as well as by providing a complete suite of claims processing software and services that optimize each step of the claims process. In other markets, such as Eastern Europe, Latin America, China and India, we intend to use the combination of our local expertise with our global presence and comprehensive databases to serve new automobile insurance companies and other customers who can use our software and services to reduce claims-related costs and increase their operational efficiencies.

  Expand into New Markets

        As a result of recent growth in vehicle usage, regulatory and market developments, increasing penetration of automobile insurance, and rising adoption of automated claims processing by insurance companies, we believe that new markets represent significant opportunities for future growth. We have a history of successfully entering markets that previously had not used automated claims processing software and services. We intend to use this expertise to further expand in markets where we have recently established operations, such as China and India, and enter markets where we currently have no operations.

  Improve Operational Efficiencies

        We seek to operate more efficiently, reduce costs and improve our operating margins. We intend to pursue substantial operating margin improvements over the next two years. Major elements of this plan include productivity and technological enhancements and reduction of overhead. We have identified and targeted several operational initiatives that we plan to implement over the next year, including the elimination of database and infrastructure redundancies productivity and technology enhancements and reduction of overhead. If implemented, we expect that these initiatives will improve our operating margins.

  Pursue Strategic Acquisitions

        We plan to supplement our organic growth by acquiring businesses or technologies that allow us to expand our range of services, increase our customer base and enter new markets. When evaluating these opportunities, we will consider characteristics such as recurring revenues, strong operating and financial performance, enhanced products and services, long-standing customer relationships and strong management personnel.

Sales and Marketing

        As of December 31, 2006, our sales and marketing staff included 230 full-time professionals. Our sales and marketing personnel identify and target specific sales opportunities and manage customer relationships. They also design and plan launch strategies for new software and services, and plan and facilitate customer conferences and tradeshows. Our country managers are also involved in the sales and marketing process, though they are not counted as full-time sales professionals.

Customer Support and Training

        We believe that providing high quality customer support and training services is critical to our success. As of December 31, 2006, we had 413 full-time customer support and training personnel, who provide telephone support, as well as on- and off-site implementation and training. Our customer support and training staff generally consists of individuals with expertise in both our software and services and in the automobile insurance and collision repair industries.

Software and Database Development

        We devote significant resources to the continued development of our software and databases. We have created sophisticated processes and tools to achieve high-quality software development and data accuracy. Our ability to maintain and grow our leading position in the automobile insurance claims processing industry is dependent upon our ability to enhance and broaden the scope of our software and services, as well as continuing to expand and improve our repair estimating, total loss, claims and parts salvage databases. We often collaborate with our customers in the development process to focus on addressing their specific needs. We then incorporate what we have learned from our customers' workflow experiences and needs to deliver quality, workflow-oriented software and services to the marketplace quickly. We believe these efforts provide a significant competitive advantage in the development of new software and services.

        As of December 31, 2006, our software development staff consisted of 422 full-time professionals across six international software development centers. As of the same date, our database staff consisted of 346 full-time professionals across five international database development centers.

Competition

        We compete primarily on the functionality of our software, the integrity and breadth of our data, customer service and price. The competitive dynamics of the global automobile insurance claims processing industry vary by region, and many of our competitors are present in only a limited number of markets in which we operate. In Europe, our largest competitors include DAT and EurotaxGlass's, with whom we compete in multiple countries, and BCA, with whom we compete primarily in one country. In North America, our largest competitors include CCC in the U.S. and Mitchell in the U.S. and Canada.

Intellectual Property and Licenses

        We enter into license agreements with our customers, granting each customer a license to use our software and services while ensuring the protection of our ownership and the confidentiality of the embedded information and technology contained in our software. As a general practice, employees, contractors and other parties with access to our confidential information sign agreements that prohibit the unauthorized use or disclosure of our proprietary rights, information and technology.

        We own registered trademarks and service marks that we use in connection with our software and services, including their advertising and marketing. For example, our trademark Audatex is registered in over 50 countries. In the U.S. and Canada, we market our collision damage estimating and total loss valuation software under the registered trademarks Penpro, Shoplink and Autosource.

        We license much of the data used in our software and services through short-term contracts with third parties, including OEMs, aftermarket parts suppliers, data aggregators, automobile dealerships and vehicle repair facilities, to whom we pay royalties.

Employees

        As of December 31, 2006, we had 2,136 full-time employees, 1,057 of whom were based in our EMEA operating segment and 1,079 of whom were based in our Americas operating segment. None of our employees is subject to a collective bargaining agreement. We consider our relationships with our employees to be good.

Facilities

        Our corporate headquarters are located in San Ramon, California, where we lease approximately 107,000 square feet of space.

        Our principal leased EMEA facilities include Zurich, Switzerland and Zeist, the Netherlands. Our principal leased Americas facilities include San Diego, California, Ann Arbor, Michigan, Plymouth, Minnesota and Milwaukie, Oregon. We also lease a number of other facilities across the regions where we operate. We own real estate in Minden, Germany, Brussels, Belgium and Reading, United Kingdom.

        We believe that our existing space is adequate for our current operations. We believe that suitable replacement and additional space will be available in the future on commercially reasonable terms.

Legal Proceedings

        As a normal incident of the business in which we are engaged, various claims, charges and litigation are asserted or commenced against us. We believe that final judgments, if any, which may be rendered against us in current litigation, are adequately reserved for, covered by insurance or would not have a material adverse effect on our financial position. We have from time to time been the subject of allegations that our repair estimating and total loss software and services produced results that favored our insurance company customers. In addition, we are currently one of the defendants in a putative class action lawsuit alleging that we have colluded with our insurance company customers to cause the estimates of vehicle fair market value generated by our total loss estimation products to be unfairly low.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the name, age, position and a description of the business experience of each of our executive officers and directors as of the completion of this offering.

Name	Age	Position
Tony Aquila	42	President, Chief Executive Officer and Director
Jack Pearlstein	43	Chief Financial Officer, Secretary and Treasurer
John Schwinn	47	Senior Vice President
Michael D. Conway	39	Vice President
Philip A. Canfield	39	Director
Craig A. Bondy	34	Director
Garen Staglin	62	Director
Roxani Gillespie	66	Director
Stuart J. Yarbrough	56	Director Nominee
Jerrell W. Shelton	61	Director Nominee

        Tony Aquila has served as our President and Chief Executive Officer and as a member of our board of managers since April 2005 and as a member of our board of directors since the completion of our corporate reorganization. From September 2001 until December 2004, Mr. Aquila held various positions, including President and Chief Operating Officer, at Mitchell International Inc., a provider of software and services to the automobile insurance, collision repair, medical claim and glass replacement industries. Mr. Aquila joined Mitchell when it acquired Ensera, Inc., an automotive claims workflow and software processing company Mr. Aquila founded in 1999. Prior to Ensera, Mr. Aquila was the Chief Executive Officer and founder of MaxMeyer America, Inc., an importer and distributor of European automotive refinishing products formed in partnership with MaxMeyer-Duco S.p.A.

        Jack Pearlstein has served as our Chief Financial Officer since April 2006. From September 2001 to November 2004, Mr. Pearlstein served as the Chief Financial Officer, Treasurer and Secretary of DigitalNet Holdings, Inc., a leading provider of network, security, information and application services to U.S. defense and intelligence agencies. From September 2000 until July 2001, Mr. Pearlstein served as Chief Financial Officer of Commerce One, Inc.'s Global Services division, which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc., a leading provider of Internet- and electronic commerce-based professional services and solutions. Mr. Pearlstein also serves as a director of Syniverse Technologies, Inc., a NYSE-listed enabler of wireless voice and data communications for telecommunications companies, which is controlled by GTCR. Mr. Pearlstein has a B.S. in Accounting from New York University and an M.B.A. in Finance from George Washington University.

        John Schwinn has served as our Senior Vice President since April 2005 and leads the consulting and business analytics services groups. From September 2001 until December 2004, Mr. Schwinn served as Vice President of Corporate Development of Mitchell International Inc., which he joined in September 2001 when Mitchell International Inc. acquired Ensera, Inc., an automotive claims workflow and software processing company. From September 2000 until September 2001, Mr. Schwinn was Ensera's Chief Operating Officer and from January 1994 until September 2000, Mr. Schwinn was Vice President of Business Development for ADP's Claims Services Group. Mr. Schwinn has a B.S. in Economics from the Wharton School at the University of Pennsylvania, an M.S. in Economics from the London School of Economics and an M.B.A. from Harvard Business School.

        Michael D. Conway has served as our Vice President since April 2005. From September 2000 to December 2004, Mr. Conway held various positions at Mitchell International Inc., including Senior Director of Sales Operations and Senior Director of Business Development. From 1998 to 2000, Mr. Conway held various positions with OnHealth Network Company, a publicly-traded Internet health company, including Chief Financial Officer, Vice President of Finance, Controller and Secretary. Mr. Conway has a B.A. in Economics and Accounting from Claremont McKenna College and an M.B.A. from Claremont Graduate School's Peter Drucker School of Management.

        Philip A. Canfield has been a member of our board of directors since the completion of our corporate reorganization and has served as a member of our board of managers since April 2005. Mr. Canfield has been a principal at GTCR Golder Rauner, L.L.C. since 1997. Mr. Canfield has a B.S. in Finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from the University of Chicago. Mr. Canfield also serves as a board member of several private GTCR portfolio companies.

        Craig A. Bondy has been a member of our board of directors since the completion of our corporate reorganization and has served as a member of our board of managers since April 2005. He is a principal of GTCR, which he joined in July 2000. He previously worked in the investment banking department of Credit Suisse First Boston. Mr. Bondy has a B.B.A. in Finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from the Stanford Graduate School of Business. Mr. Bondy serves on the board of directors of VeriFone Holdings, Inc. and several private GTCR portfolio companies.

        Garen Staglin has been a member of our board of directors since the completion of our corporate reorganization and has served as a member of our board of managers since April 2005. From 2001 to 2004, Mr. Staglin served as the President and Chief Executive Officer of eONE Global LP, an emerging payments company. From 1993 to 1999, Mr. Staglin served as Chairman and Chief Executive Officer of Safelite Glass Corporation, a manufacturer of replacement autoglass and related insurance services. Mr. Staglin also serves as a director of Global Document Solutions, Inc., a digital printing, imaging and customer relationship management outsourcing company and ExlService Holdings, Inc., a provider of offshore business process outsourcing solutions. Mr. Staglin has a B.S. in engineering from UCLA and an M.B.A. from the Stanford Graduate School of Business.

        Roxani Gillespie has been a member of our board of directors since the completion of our corporate reorganization and has served as a member of our board of managers since April 2005. Ms. Gillespie is a partner in the law firm of Barger & Wolen LLP, where she has worked since 1997. From 1986 to 1991, Ms. Gillespie served as the Commisioner of Insurance for the State of California. Ms. Gillespie also serves on the board of directors of 21st Century Insurance Group.

        Stuart J. Yarbrough will be a member of our board of directors upon completion of this offering. Mr. Yarbrough is the chief executive officer of 3Point Capital Partners, LLC, a private equity firm focusing on the building products sector, where he has worked since February 2007. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provides debt financing to growth companies. Mr. Yarbrough has a B.A. in management sciences from Duke University.

        Jerrell W. Shelton will be a member of our board of directors upon completion of this offering. From June 2004 to May 2006, Mr. Shelton served as the chairman and chief executive officer of Wellness, Inc., a company that designs, manufacturers and installs healthcare equipment for hospitals and other clinical customers. From November 2000 to June 2004, Mr. Shelton served as a visiting executive, and then advisory director, for the Research Division of IBM Corporation, a provider of, among other things, business and information technology consulting and implementation services. Mr. Shelton serves as a director of NetRatings, Inc., a provider of Internet audience measurement and analysis. Mr. Shelton has a B.S. in business administration from the University of Tennessee and an M.B.A. from Harvard University.

Board Composition

        Our certificate of incorporation provides that our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Following the completion of this offering, our board of directors will consist of seven members, at least one of whom will qualify as "independent" according to the rules and regulations of the SEC and NYSE. We expect to add or designate as independent another independent director within 90 days after the effectiveness of the registration statement of which this prospectus is a part and a third independent director within one year after the effective date of the registration statement. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. The term of office for each director will be until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Stockholders will elect directors each year at our annual meeting.

        Following the consummation of this offering, we may be deemed to be a "controlled company" under the rules of the NYSE and, if applicable, we intend to rely upon the "controlled company" exception to the board of directors and committee independence requirements under the rules of the NYSE. Pursuant to this exception, we may be exempt from the rules that would otherwise require that our board of directors be comprised of a majority of independent directors and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. The "controlled company" exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that our audit committee be comprised exclusively of independent directors within one year of an initial public offering.

Board Committees

        Prior to the completion of this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors will adopt a written charter for each of its committees prior to the completion of this offering, which will be available on our website. The composition, duties and responsibilities of these committees are set forth below. Committee members will hold office for a term of one year. In the future, our board may establish other committees, as it deems appropriate, to assist with its responsibilities.

        Audit Committee.    The audit committee will be responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent auditors' qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

        Following this offering, our audit committee will consist of Ms. Gillespie and Messrs. Shelton and Yarbrough. Our board of directors has determined that Ms. Gillespie and Messrs. Shelton and Yarbrough will be independent directors according to the rules and regulations of the SEC and the NYSE and that Mr. Yarbrough will qualify as an "audit committee financial expert" as such term is defined in Item 407(d) of Regulation S-K.

        Compensation Committee.    The compensation committee will be responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. Upon completion of this offering, we expect our compensation committee to consist of Ms. Gillespie and Messrs. Shelton and Bondy.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee's purpose will be to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee's responsibilities will include: (1) evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our board of directors, (3) evaluating and recommending candidates for election to our board of directors, (4) overseeing the performance and self-evaluation process of our board of directors and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Upon the completion of this offering, our nominating and corporate governance committee will consist of Ms. Gillespie and Messrs. Canfield and Staglin.

Compensation Committee Interlocks and Insider Participation

        Upon formation of our compensation committee, no member of our compensation committee will be an officer or employee of us, nor will any member have been an officer or employee of us at any prior time. Upon formation, there will be no interlocking relationship between any of our executive officers and compensation committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

Code of Ethics

        We plan to adopt a code of ethics that will apply to our principal executive, financial and accounting officers and all persons performing similar functions. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our code of ethics that apply to our principal executive, financial and accounting officers by posting such information on our web site.

Director Compensation

        It is anticipated that upon the closing of this offering, directors who are also our employees or affiliated with GTCR will receive no compensation for serving as directors. Following this offering, non-employee directors will receive compensation that is commensurate with arrangements offered to directors of companies that are similar to ours. We also expect to reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Our directors will also be eligible to receive stock options and other equity-based awards when, as and if determined by the compensation committee pursuant to the terms of our 2007 Long-Term Equity Incentive Plan.

Executive Compensation

        The following table shows compensation information for our Chief Executive Officer and each of our other executive officers, measured by base salary and annual bonus, for fiscal 2006. We refer to these officers in the prospectus as our named executive officers.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Salary	Bonus	Other Annual Compensation	All Other Compensation
Tony Aquila President and Chief Executive Officer	$303,650	$119,837	$—	$—
Jack Pearlstein(1) Chief Financial Officer, Secretary and Treasurer	53,077	82,192	—	87,910
John Schwinn Senior Vice President	150,493	68,206	—	—
Michael D. Conway Vice President	154,705	61,556	—	—

(1)
Mr. Pearlstein joined us in April 2006 and prior to that received $87,910 from us for consulting services provided in connection with the Acquisition.

Option Grants in Last Fiscal Year

        We granted no options to purchase units in Solera Holdings, LLC in fiscal 2006 to any of the named executive officers.

Option Exercises and Year End Values

        None of the named executive officers had options outstanding in fiscal 2006.

Employment Agreements

        On April 13, 2006, we entered into amended and restated senior management agreements with each of our named executive officers, other than Mr. Pearlstein, with whom we entered into an employment agreement. The terms of each of these agreements are set forth below.

        The current annual salary of each of our named executive officers under their respective agreements, as amended, is as follows: Mr. Aquila, $500,000; Mr. Pearlstein, $300,000; Mr. Schwinn, $200,000; and Mr. Conway, $200,000. Each of our named executive officers may receive an annual bonus, based upon the satisfaction of certain financial performance criteria determined by our board, up to the following percentage of base salary: Mr. Aquila, 87.5%, which increases to 100% beginning in fiscal 2008; Mr. Pearlstein, 75%; Mr. Schwinn, 40%; and Mr. Conway, 35%.

        If employment of any named executive officer is terminated by us without "cause" (as that term is defined in the applicable agreement) or is terminated by the executive for "good reason" (as that term is defined in the applicable agreement) during the employment term, then such officer will be entitled to continue to receive a percentage of his base salary (150% in the case of Messrs. Aquila and Pearlstein, 50% in the case of Mr. Schwinn and 42% in the case of Mr. Conway), 75% of his bonus for any prior year, in the case of Messrs. Aquila and Pearlstein, and employee benefits, in each case, for the following severance period after the date of such termination: Messrs. Aquila and Pearlstein, eighteen months, subject to an extension of either six or twelve months by us; Mr. Schwinn, six months; and Mr. Conway, five months. The senior management agreements and Mr. Pearlstein's employment agreement contain provisions requiring the executive to protect the confidentiality of our proprietary and confidential information. Each named executive officer has agreed not to solicit any of our employees or persons with whom we have certain business relationships for the duration of his respective severance period or, if no severance period is applicable, twenty-four months following his termination.

        Each amended and restated senior management agreement, and the securities purchase agreement entered into by us and Mr. Pearlstein, provided also for the purchase of our Class A Common and Class B Preferred Units (each as defined in the applicable agreement) as described further under "Certain Relationships and Related Party Transactions." These units will be converted into shares of our common stock prior to the completion of this offering.

2007 Long-Term Equity Incentive Plan

        General.    Prior to the completion of this offering, we intend to adopt the 2007 Long-Term Equity Incentive Plan, which will be effective immediately prior to the completion of this offering. The equity incentive plan is designed to enable us to attract, retain and motivate our directors, officers, employees and consultants and to further align their interests with those of our stockholders, by providing for or increasing their ownership interests in us.

        Administration.    The equity incentive plan will be administered by the compensation committee of our board of directors. Our board may, however, at any time resolve to administer the equity incentive plan. Subject to the specific provisions of the equity incentive plan, the compensation committee is authorized to select persons to participate in the equity incentive plan, determine the form and substance of grants made under the equity incentive plan to each participant and otherwise make all determinations for the administration of the equity incentive plan.

        Participation.    Individuals who will be eligible to participate in the equity incentive plan will be directors (including non-employee directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, us or our subsidiaries.

        Type of Awards.    The equity incentive plan will provide for the issuance of stock options, restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the compensation committee.

        Available Shares.    An aggregate of 4,300,000 shares of our common stock will initially be reserved for issuance under the equity incentive plan, subject to certain adjustments reflecting changes in our capitalization. If any grant under the equity incentive plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the equity incentive plan.

        Option Grants.    Options granted under the equity incentive plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or the Code, or non-qualified stock options, as the compensation committee may determine. The exercise price per share for each option will be established by the compensation committee, except that in the case of the grant of any incentive stock option, the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option.

        Terms of Options.    The term during which each option may be exercised will be determined by the compensation committee, but if required by the Code and except as otherwise provided in the equity incentive plan, no option will be exercisable in whole or in part more than ten years from the date it is granted, and no incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the compensation committee. The compensation committee will determine the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the compensation committee. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding option. If required by the Code, the aggregate fair market value, determined as of the grant date, of shares for which an incentive stock option is exercisable for the first time during any calendar year under all of our equity incentive plans may not exceed $100,000.

        Termination of Options.    Unless otherwise determined by the compensation committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us for any reason other than death, disability, retirement or termination for cause, all of the participant's options that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 30 days after the date of such cessation. In the case of death or disability, all of the participant's options that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant's options that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, us for any reason, all of the participant's options will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

        Restricted Stock and Deferred Shares.    Restricted stock is a grant of shares of our common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the compensation committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the compensation committee determines otherwise. An award of deferred shares confers upon a participant the right to receive shares of our common stock at the end of a deferral period set by the compensation committee, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of the deferral period. Prior to settlement, an award of deferred shares carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted in connection with restricted stock or deferred shares.

        Dividend Equivalents.    Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock. Dividend equivalents may be granted alone or in connection with another award and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our common stock.

        Other Stock-Based Awards.    The compensation committee is authorized to grant other awards that are denominated or payable in, valued by reference to or otherwise based on or related to shares of our common stock, under the equity incentive plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the compensation committee. The compensation committee will determine the terms and conditions of these awards.

        Performance Awards.    The compensation committee may subject a participant's right to exercise or receive a grant or settlement of an award and the timing of the grant or settlement, to performance conditions specified by the compensation committee. Performance awards may be granted under the equity incentive plan in a manner that results in their qualifying as performance-based compensation exempt from the limitation on tax deductibility under Section 162(m) of the Code for compensation in excess of $1,000,000 paid to our Chief Executive Officer and our four highest compensated officers. The compensation committee will determine performance award terms, including the required levels of performance with respect to particular business criteria, the corresponding amounts payable upon achievement of those levels of performance, termination and forfeiture provisions and the form of settlement. In granting performance awards, the compensation committee may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals based on one or more business criteria. Business criteria may include, for example, total stockholder return, net income, pretax earnings, various measures of cash flow, earnings per share or return on investment.

        Amendment of Outstanding Awards and Amendment/Termination of Plan.    Our board of directors or the compensation committee generally will have the power and authority to amend or terminate the equity incentive plan at any time without approval from our stockholders. The compensation committee generally will have the authority to amend the terms of any outstanding award under the plan, including, without limitation, the ability to reduce the exercise price of any options or to accelerate the dates on which they become exercisable or vest, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code, under provisions of Section 422 of the Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Unless previously terminated by the board or the committee, the equity incentive plan will terminate on the tenth anniversary of its adoption. No termination of the equity incentive plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Equity Incentive Plan.

2006 Employee Securities Purchase Plan

        The 2006 Employee Securities Purchase Plan provided for the sale of Class A Common Units to our employees and employees of our subsidiaries, as designated by our board of managers. The plan authorized our board of managers to sell Class A Common Units to any eligible employee, in each case pursuant to purchase agreements with terms and conditions set by our board of managers in its discretion. As of February 28, 2007, we have sold 675,427 Class A Common Units under this plan. We intend to terminate this plan prior to the completion of this offering.

2007 Employee Stock Purchase Plan

        Prior to the closing of this offering, we intend to adopt the 2007 Employee Stock Purchase Plan. The purpose of the plan will be to provide an incentive for our employees (and employees of our subsidiaries designated by our board of directors) to purchase our common stock and acquire an equity interest in us. A committee designated by our board of directors will administer the plan, under which we expect to reserve for issuance 1,500,000 shares of our common stock.

Director and Officer Indemnification and Limitation on Liability

        Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, as amended, or DGCL, and except as otherwise provided in our by-laws, none of our directors shall be liable to us or our stockholders for monetary damages for a breach of fiduciary duty. In addition, our certificate of incorporation provides for indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of us or service, while a director or officer of us, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our request to the fullest extent permitted by applicable law against all expenses, liabilities and losses reasonably incurred by such person. Further, our certificate of incorporation provides that we may purchase and maintain insurance on our own behalf and on behalf of any other person who is or was a director, officer, employee or agent of us or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification and Employment Agreements

        As permitted by the DGCL, our certificate of incorporation includes provisions that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We intend to enter into separate indemnification agreements with each of our directors and certain of our officers which may be broader than the specific indemnification provisions contained in Delaware law. We have also entered into employment agreements with our executive officers. See "Management."

Our April 2005 Formation and Funding

        We sold the following securities to our directors, named executive officers and principal securityholders in connection with our formation and initial funding. Class A Common Units were sold at $0.30 per unit, and Class B Preferred Units were sold at $1,000 per unit.

	Class A Common Units	Class B Preferred Units	Aggregate Purchase Price
GTCR Fund VIII, L.P.	11,291,466	846.860	$4,234,300
GTCR Fund VIII/B, L.P.	1,981,600	148.620	743,100
GTCR Co-Invest II, L.P.	60,266	4.520	22,600

Total—principal securityholders	13,333,332	1,000.000	$5,000,000
Tony Aquila	1,346,673	16.625	$420,627
John Schwinn	266,512	1.771	81,725
Michael D. Conway	188,785	2.014	58,650
Garen Staglin	72,196	2.379	24,037
Roxani Gillespie	40,482	—	12,145

Total—directors and named executive officers	1,914,648	22.789	$597,184

        The units sold to our directors and named executive officers were issued pursuant to senior management agreements or securities purchase agreements, which are described in greater detail below under the caption "—Agreements Related to our 2005 Formation and Funding and the Acquisition—Senior Management Agreements and Securities Purchase Agreements."

The Acquisition

        On April 13, 2006, certain of our indirect, wholly-owned subsidiaries acquired the Claims Services Group of ADP as follows: (1) Audatex North America, Inc. acquired all of the outstanding common stock of ADP Claims Services Group, Inc., its subsidiaries and ADP Integrated Medical Solutions, Inc. from ADP, (2) Audatex North America, Inc. acquired all of the outstanding common stock of ADP Hollander, Inc. from ADP Atlantic Inc., (3) Business Services Group Holdings B.V. acquired all of the outstanding capital shares of ADP Business Services Group B.V. from ADP Nederland B.V., (4) Audatex Holdings IV B.V. acquired all of the outstanding capital shares of Audatex Holding GmbH from ADP Nederland B.V., (5) Audatex Holdings IV B.V. acquired all of the outstanding capital shares of ADP Network Services Netherlands B.V. from ADP Nederland B.V. and ADP International B.V., (6) Audatex Canada, ULC acquired the assets related primarily to our business owned by ADP Canada Co. and (7) Audatex Solutions Private Limited acquired the assets related primarily to our business owned by ADP Private Limited. The Acquisition was financed through (1) borrowings of $809.7 million, secured by assets of the businesses we acquired, including a $16.6 million revolving loan and $501.7 million and $291.4 million term loans, and (2) proceeds of $4.6 million from the issuance of Class A Common Units and $203.2 million from the issuance of Class B Preferred Units.

        In connection with the Acquisition, we sold securities to our directors, named executive officers and principal securityholders in order to finance a part of the Acquisition. We also repurchased Class A Common Units from certain of our named executive officers in order to adjust the relative amounts of Class A Common Units and Class B Preferred units held by our securityholders, as well as to adjust the relative amounts of units held by our named executive officers that were vested and subject to future vesting. All Class A Common Units sold or purchased by us were sold or purchased at $0.30 per unit, and all Class B Preferred Units were sold by us at $1,000 per unit. We did not purchase any Class B Preferred Units from any investors. The following table sets forth the Class B Preferred Units sold to and the Class A Common Units either sold to or repurchased from, as applicable, each investor in connection with the Acquisition. The aggregate purchase price set forth below for each investor represents the net purchase price paid by the investor, which is equal to the purchase price of Class B Preferred Units purchased, plus the purchase price of Class A Common Units purchased, if any, or minus the purchase price paid by us for Class A Common Units we repurchased from the investor, if any.

	Class A Common Units Sold (Repurchased)	Class B Preferred Units	Aggregate Purchase Price
GTCR Fund VIII, L.P.	12,307,698	169,067.130	$172,759,440
GTCR Fund VIII/B, L.P.	2,159,944	29,670.497	30,318,480
GTCR Co-Invest II, L.P.	65,690	902.373	922,080

Total—principal securityholders	14,533,332	199,640.000	$204,000,000
Tony Aquila	176,850	1,526.318	$1,579,373
Jack Pearlstein	954,114	1,213.766	1,500,000
John Schwinn	(62,494)	187.023	168,275
Michael D. Conway	(37,525)	202.608	191,350
Garen Staglin	7,874	223.600	225,963
Roxani Gillespie	8,202	—	2,461

Total—directors and named executive officers	1,047,021	3,353.315	$3,667,422

        The units sold to and/or purchased from our directors and named executive officers were issued and/or repurchased pursuant to amended and restated senior management agreements, a securities purchase agreement or amended and restated securities purchase agreements, which are described in greater detail below under the caption "—Agreements Related to our 2005 Formation and Funding and the Acquisition—Senior Management Agreements and Securities Purchase Agreements."

Agreements Related to Our 2005 Formation and Funding and the Acquisition

        Purchase Agreement.    As described above, we issued Class A Common Units and Class B Preferred Units to affiliates of GTCR in our April 2005 formation and funding pursuant to a purchase agreement and issued Class A Common Units and Class B Preferred Units to affiliates of GTCR in connection with the Acquisition pursuant to an amended and restated purchase agreement. In connection with this offering, we plan to amend and restate the amended and restated unit purchase agreement. The second amended and restated purchase agreement will impose continuing requirements on us in favor of of the affiliates of GTCR who own shares of our common stock following the completion of this offering, so long as they continue to hold a certain percentage of the numbers of shares of our common stock equal to the percentage that they will hold following the completion of this offering. So long as affiliates of GTCR continue to hold such shares, we will be required to obtain their consent prior to (i) issuing or granting any stock-based compensation to certain members of our management team, (ii) increasing the number of members on each of our compensation committee and our nominating and corporate governance committee and (iii) increasing the number of shares available for issuance under our equity plans. So long as they continue to hold the requisite amount of shares noted above, the affiliates of GTCR will also be entitled to designate one member of each of our compensation committee and our nominating and corporate governance committee.

        Senior Management Agreements and Securities Purchase Agreements.    In connection with our April 2005 formation and funding, we entered into senior management agreements with each of Messrs. Aquila, Schwinn and Conway and securities purchase agreements with Mr. Staglin and Ms. Gillespie, pursuant to which these individuals purchased Class A Common Units and Class B Preferred Units. In connection with the Acquisition, we entered into amended and restated senior management agreements with each of Messrs. Aquila, Schwinn and Conway and, in the case of Mr. Pearlstein, an employment agreement, which set forth the terms of employment for each of our named executive officers following the Acquisition, as described in greater detail under the caption "Management—Employment Agreements." Each of our named executive officers also purchased Class A Common Units and Class B Preferred Units pursuant to these agreements, or, in the case of Mr. Pearlstein, a securities purchase agreement, and the agreements set forth certain terms and restrictions on all units held by these executives. In connection with the Acquisition, we also entered into amended and restated securities purchase agreements with Mr. Staglin and Ms. Gillespie pursuant to which these directors purchased Class A Common and Class B Preferred Units, and these agreements set forth certain terms and restrictions on all units held by these managers.

        Of the Class A Common Units purchased by our named executive officers and/or directors, 20% vested in April 2006 and the remainder vest on a quarterly basis pro rata over: (i) in the case of an executive officer, the first four years of his employment and (ii) in the case of a manager, the first four years of his or her service as a manager of us. If the employment of any executive officer or the service of any manager/director is terminated, the following units will be subject to repurchase by us, or by affiliates of GTCR to the extent that we do not exercise our repurchase right: Mr. Aquila, 1,309,226 Class A Common Units; Mr. Pearlstein, 785,536 Class A Common Units; and Messrs. Schwinn, Conway and Staglin and Ms. Gillespie, all Class A Common and Class B Preferred Units. The repurchase price for each unvested Class A Common Unit will be the lesser of its original purchase price or its fair market value as of the date of termination. The repurchase price for each vested Class A Common Unit, and, with respect to Messrs. Schwinn, Conway and Staglin and Ms. Gillespie, for each Class B Preferred Unit, will be the fair market value of each unit on the individual's termination date, except if termination is for cause (as that term is defined in his or her agreement), the repurchase price will be the lesser of the original purchase price or the fair market value as of the termination date.

        The amended and restated senior management agreements, Mr. Pearlstein's securities purchase agreement and the amended and restated securities purchase agreements prohibit the transfer of units, other than:

  •
  to us or affiliates of GTCR pursuant to the repurchase right described above;

  •
  to family members, pursuant to laws of inheritance or to a guardian, in each case so long as the transferee agrees to be bound by the transfer restrictions; or

  •
  pursuant to a sale of us, in connection with participation rights in sales by affiliates of GTCR or certain public sales executed by specified affiliates of GTCR.

The transfer restrictions survive with respect to each share of our common stock until the earliest of:

  •
  the date on which such share is transferred in a public sale permitted by the agreement; and

  •
  the consummation of a sale of the business.

        Securityholders Agreement.    In connection with the Acquisition, we entered into a securityholders agreement with affiliates of GTCR and certain of our named executive officers. Subject to specified conditions, the agreement requires the securityholders who are parties to it to consent to any sale of us to a non-affiliate of GTCR if the sale is approved by the holders of a majority of the units subject to the agreement. This provision generally applies to any set of transactions that results in the acquisition, by a person or group of related persons, of substantially all of our assets or of an amount of our units with sufficient voting power to elect a majority of our managers. However, a public offering of our units (or the equity units of our successor) or a sale to GTCR affiliates is not subject to this provision. This agreement will be terminated prior to the completion of this offering.

        Professional Services Agreement.    In connection with our April 2005 initial formation and funding, Solera entered into a professional services agreement with GTCR, pursuant to which Solera engaged GTCR as a financial and management consultant. Under this agreement, GTCR agreed to consult with our board of managers and management regarding corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies and debt and equity financings. Solera agreed to pay GTCR an annual management fee of $250,000 and to reimburse GTCR for fees and expenses incurred by GTCR or its personnel in connection with the performance of their obligations under this agreement. Solera also agreed to pay GTCR a placement fee equal to 1% of the gross amount of any debt or equity financing of us or any of our subsidiaries and to indemnify GTCR and its personnel against losses arising from their performance under the agreement (except due to gross negligence or willful misconduct). During fiscal 2005 and fiscal 2006, Solera paid fees to GTCR under this agreement of approximately $0.5 million and $11.0 million, respectively. This agreement will be terminated prior to the completion of this offering, and no placement fee will be payable to GTCR in connection with this offering.

  Advisory Services Agreement

        We entered into a letter agreement in February 2006 with Garen Staglin, one of our directors, pursuant to which Mr. Staglin received an advisory and success fee of $3.8 million upon the closing of the Acquisition.

  Consulting Agreement

        We entered into a consulting agreement in September 2006 with Roxani Gillespie, one of our directors, pursuant to which Ms. Gillespie was employed to resolve certain employee relations issues for us in the Netherlands. Ms. Gillespie was paid a fee of $26,000 per month for a three-month period under the terms of this agreement.

  Registration Rights Agreement

        We entered into a registration rights agreement pursuant to which we have agreed, following a reorganization and/or recapitalization of us as a corporation, to register for sale under the Securities Act shares of our common stock in the circumstances described below. All persons who purchased our units or stock prior to this offering are parties to the registration rights agreement. This agreement provides some holders of our common stock with the right to require us to register common stock owned by them and other stockholders who are parties to the agreement and provides stockholders who are parties to the agreement with the right to include common stock owned by them in a registration statement under most other circumstances. The following describes such rights and circumstances following our reorganization as a corporation.

        Demand Rights.    The holders of a majority of the shares of our common stock issued with respect to units purchased by affiliates of GTCR in connection with the Acquisition or our 2005 formation and funding have the right to require us to register their shares.

        We call the right to require us to register shares a demand right and the resulting registration a demand registration. Stockholders with demand rights may make an unlimited number of such demands for registration on Form S-1 or, if available to us, on Form S-3. Holders of piggyback rights, described below, may include shares they own in a demand registration.

        Piggyback Rights.    A larger group of stockholders can request to participate in, or "piggyback" on, registrations of any of our securities for sale by us or by a third party. We call this right a piggyback right and the resulting registration a piggyback registration. The piggyback right applies to the following shares:

  •
  the shares described above that have demand rights;

  •
  shares of our common stock held by specified executive officers, as well as any other executive officer who, with the consent of an affiliate of GTCR, becomes a party to the registration rights agreement. As of December 31, 2006, all of our executive officers who owned our Class A Common or Class B Preferred Units (including all of our named executive officers) were parties to the registration rights agreement; and

  •
  shares of our common stock held by any other person to whom we issue equity securities and whom we permit, with the consent of an affiliate of GTCR, to become a party to the registration rights agreement.

        The piggyback right applies to any registration other than:

  •
  this offering;

  •
  a demand registration; or

  •
  a registration on Form S-4 or S-8.

        Conditions and Limitations; Expenses.    The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances.

        We are not required to make a demand registration on Form S-1 within 90 days of either a prior demand registration on Form S-1 or a prior piggyback registration, unless those stockholders with piggyback rights were unable to register all the shares they wished to in the prior piggyback registration. In addition, holders of securities with registration rights may not make any public sale of our equity securities (including sales under Rule 144) during a period that begins seven days before the effectiveness of a registration statement and that ends, in the case of this offering, 180 days after this offering and, in any other underwritten offering in which registration rights were exercised, 180 days after effectiveness. In either case, the managing underwriters for the relevant offering may agree to shorten this period.

        The underwriters in any demand registration will be selected by the holders of a majority of the shares with demand rights that are included in the registration, and the underwriters in any piggyback registration that is underwritten will be selected by the holders of a majority of the shares that are included in the piggyback registration.

        Other than underwriting discounts and commissions and brokers' commissions, we will pay all registration expenses in connection with a registration, as well as reasonable (or otherwise limited) fees for legal counsel to the stockholders with registration rights.

PRINCIPAL AND SELLING STOCKHOLDERS

        Unless otherwise noted, the following table sets forth, as of April 30, 2007 and after giving effect to our corporate reorganization, the beneficial ownership of our common stock by:

  •
  each person that is a beneficial owner of 5% of more of our outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors and director nominee;

  •
  all of the executive officers, directors and director nominee as a group; and

  •
  each selling stockholder.

        Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 45,782,010 shares of common stock outstanding as of April 30, 2007, after giving effect to our corporate reorganization. Unless otherwise indicated in the footnotes below, the address for each beneficial owner is c/o Solera Holdings, Inc., 6111 Bollinger Canyon Road, Suite 200, San Ramon, California 94583.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being Sold in the Offering(1)	Shares Beneficially Owned After the Offering(1)
Name
	Number	Percent		Number	Percent
Stockholders owning 5% or more:
GTCR Funds(3)	41,526,756	90.7%	6,933,319	34,593,437	53.2%
Directors, Director Nominee and Executive Officers:
Tony Aquila	1,779,270	3.9	53,344	1,725,926	2.7
Jack Pearlstein(2)	1,086,932	2.4	41,925	1,045,007	1.6
John Schwinn	216,875	*	6,526	210,349	*
Michael D. Conway	165,197	*	7,074	158,123	*
Philip A. Canfield(3)	41,526,756	90.7	6,933,319	34,593,437	53.2
Craig A. Bondy(3)	41,526,756	90.7	6,933,319	34,593,437	53.2
Garen Staglin	95,462	*	7,812	87,650	*
Roxani Gillespie	48,684	*	—	48,684	*
Stuart J. Yarbrough(4)	13,333	*	—	13,333	*
Jerrell W. Shelton(5)	13,333	*	—	13,333	*
All directors, director nominee and executive officers as a group (ten persons)	44,945,842	98.2	7,050,000	37,895,842	58.3

*
Less than 1%

(1)
Assumes no exercise of the underwriters' option to purchase additional shares.

(2)
Includes 66,666 shares of common stock held by each of Ian Z. Pearlstein 2001 Trust and Ivanna V. Pearlstein 2001 Trust. The beneficiaries of Ian Z. Pearlstein 2001 Trust and Ivanna V. Pearlstein 2001 Trust are Ian Z. Pearlstein and Ivanna V. Pearlstein, respectively, who are minor children of Mr. Pearlstein. Mr. Pearlstein does not exercise any voting or investment control over the shares of common stock held by Ian Z. Pearlstein 2001 Trust or Ivanna V. Pearlstein 2001 Trust. Such shares are subject to transfer restrictions and repurchase rights under a purchase agreement between us and Mr. Pearlstein.

(3)
Beneficial ownership information prior to the offering includes 35,167,349 shares of common stock held by GTCR Fund VIII, L.P., 6,171,706 shares of common stock held by GTCR Fund VIII/B, L.P. and 187,701 shares of common stock held by GTCR Co-Invest II, L.P. We refer to GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., collectively, as the GTCR Funds. The shares beneficially owned directly by each of GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. are beneficially owned indirectly by GTCR Partners VIII, L.P., the general partner of each; and by GTCR Golder Rauner II, L.L.C., its general partner. The shares beneficially owned directly by GTCR Co-Invest II, L.P. are beneficially owned indirectly by GTCR Golder Rauner II, L.L.C., its general partner. GTCR Golder Rauner II, L.L.C., through a six-person members committee (consisting of Mr. Canfield, David A. Donnini, Edgar D. Jannotta, Jr., Joseph P. Nolan, Bruce V. Rauner and Collin E. Roche), has voting and dispositive authority over the shares held by GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., and therefore beneficially owns such shares. Decisions of the members committee with respect to the voting and disposition of the shares are made by a vote of a majority of its members and, as a result, no single member of the members committee has voting or dispositive authority over the shares. Each of Messrs. Canfield and Bondy are members of our board of directors and, along with Messrs. Donnini, Jannotta, Nolan, Rauner, Roche, Vincent J. Hemmer, David S. Katz and Constantine S. Mihas, are principals of GTCR Golder Rauner II, L.L.C., and each of them disclaims beneficial ownership of the shares held by the GTCR Funds, except to the extent of his proportionate pecuniary interest in such shares. The address of each of GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and Messrs. Canfield and Bondy is c/o GTCR Golder Rauner II, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.

(4)
Mr. Yarbrough's shares will be issued prior to the completion of this offering.

(5)
Mr. Shelton's shares will be issued prior to the completion of this offering.

        The following table sets forth certain information regarding our equity ownership as of April 30, 2007 and after giving effect to our conversion into a corporation, assuming the underwriters' option to purchase additional shares is exercised in full.

		Shares Beneficially Owned After the Offering
Name	Shares Being Sold in the Offering
		Number	Percent
Stockholders owning 5% or more:
GTCR Funds	10,805,650	30,721,106	47.3%
Directors, Director Nominee and Executive Officers:
Tony Aquila	83,137	1,696,133	2.6
Jack Pearlstein	65,341	1,021,591	1.6
John Schwinn	10,171	206,704	*
Michael D. Conway	11,025	154,172	*
Philip A. Canfield	10,805,650	30,721,106	47.3
Craig A. Bondy	10,805,650	30,721,106	47.3
Garen Staglin	12,176	83,286	*
Roxani Gillespie	—	48,684	*
Stuart J. Yarbrough	—	13,333	*
Jerrell W. Shelton	—	13,333	*
All directors, director nominee and executive officers as a group (ten persons)	10,987,500	33,958,342	52.3

        We have agreed to pay all of the expenses of the selling stockholders in this offering other than underwriting discounts and commissions. In the event the underwriters' option is not exercised in full, the number of shares to be sold by the selling stockholders named above will be reduced proportionally.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions are summaries of material terms of our certificate of incorporation and by-laws. They may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the certificate of incorporation and by-laws and to the applicable provisions of the DGCL.

        Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. Upon the closing of this offering, we will have 64,982,010 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. In addition, an aggregate of 5,800,000 shares of our common stock will be reserved for issuance under our 2007 Long-Term Equity Incentive Plan and our 2007 Employee Stock Purchase Plan.

Common Stock

        All of our existing common stock is, and the shares of common stock being offered by us in this offering will be, upon payment therefor, validly issued, fully paid and nonassessable. Set forth below is a brief discussion of the principal terms of our common stock.

        Dividend Rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine. For more information, see "Dividend Policy."

        Voting Rights.    Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders.

        Preemptive or Similar Rights.    Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

        Conversion Rights.    Our common stock is not convertible.

        Right to Receive Liquidation Distributions.    Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

        Listing.    Our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the trading symbol "SLH."

Preferred Stock

        Following this offering, our board of directors may, without further action by our stockholders, from time to time, direct the issuance of up to 15,000,000 shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Options

        We intend to adopt the 2007 Long-Term Equity Incentive Plan in connection with this offering. In connection therewith, we plan to issue options to purchase an aggregate of 766,667 shares of common stock at an exercise price equal to the initial pubic offering price concurrently with the completion of this offering.

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and By-laws

        Provisions of the DGCL and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

        Action by Written Consent; Special Meeting of Stockholders.    Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, provided that the existing stockholders shall be permitted to take action by written consent for so long as the existing stockholders continue to hold 50% or more of our outstanding voting stock. Our certificate of incorporation and by-laws also provide that, except as provided by law, special meetings of our stockholders may be called only by a majority of our board of directors or by the chairman of our board of directors.

        Advance Notice Procedures.    Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting.

        In the case of an annual meeting of stockholders, notice by a stockholder, in order to be timely, must be received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely, notice by a stockholder must be received not later than the later of 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.

        In the case of a special meeting of stockholders called for the purpose of electing our directors, notice by the stockholder, in order to be timely, must be received not later than the tenth day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made.

        Although our by-laws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Supermajority Provisions.    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or by-laws require a greater percentage. Our certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of our directors will be required to remove directors from office or to amend, alter, change or repeal our by-laws and specified charter provisions, and the affirmative vote of holders of at least 80% of our common stock is required to amend, alter, change or repeal provisions of our certificate of incorporation related to corporate opportunities and transactions with GTCR or its affiliates. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Corporate Opportunities and Transactions with GTCR

        In recognition that directors, officers, stockholders, members, managers and/or employees of GTCR and its affiliates and investment funds (each, a "GTCR Entity" and, collectively, the "GTCR Entities") may serve as our directors and/or officers and that the GTCR Entities may engage in similar activities or lines of business that we do, our certificate of incorporation provides for the allocation of certain corporate opportunities between us and the GTCR Entities. Specifically, none of the GTCR Entities or any director, officer, stockholder, member, manager or employee of a GTCR Entity has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any GTCR Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the GTCR Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of us who is also a director, officer, member, manager or employee of any GTCR Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a GTCR Entity, we will not have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person solely in his or her capacity as a director or officer of us.

        In recognition that we may engage in material business transactions with the GTCR Entities from which we are expected to benefit, our certificate of incorporation provides that any of our directors or officers who are also directors, officers, stockholders, members, managers and/or employees of any GTCR Entity will have fully satisfied and fulfilled his or her fiduciary duty to us and our stockholders with respect to such transaction, if:

  •
  the transaction was approved, after being made aware of the material facts of the relationship between us and the GTCR Entity and the material terms and facts of the transaction, by (1) an affirmative vote of a majority of the members of our board of directors who do not have a material financial interest in the transaction ("Disinterested Persons") or (2) an affirmative vote of a majority of the members of a committee of our board of directors consisting of members who are Disinterested Persons; or

  •
  the transaction was fair to us at the time we entered into the transaction; or

  •
  the transaction was approved by an affirmative vote of the holders of a majority of shares of our common stock entitled to vote, excluding the GTCR Entities and any holder who has a material financial interest in the transaction.

        By becoming a stockholder of ours, you will be deemed to have received notice of and consented to these provisions of our certificate of incorporation. Any amendment to the foregoing provisions of our certificate of incorporation will require the affirmative vote of at least 80% of the voting power of all shares of our common stock then outstanding.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PRINCIPAL INDEBTEDNESS

Amended and Restated Senior Credit Facility

        General.    In connection with the refinancing transactions, we will enter into an amended and restated senior credit facility with Goldman Sachs Credit Partners L.P., as lead arranger, syndication agent, joint bookrunner, administrative agent and collateral agent, and a syndicate of banks, financial institutions and other institutional lenders. Set forth below is a summary of the expected material terms of the amended and restated senior credit facility. As the final terms of the amended and restated senior credit facility have not been agreed upon, the joint bookrunners and the final terms may differ from those set forth herein and any such differences may be significant. In addition, in connection with the syndication of the amended and restated senior credit facility, the pricing of the amended and restated senior credit facility may be changed by the administrative agent, in consultation with us, subject to certain limitations.

        Borrowings under the amended and restated senior credit facility will be denominated in both U.S. dollars and Euros. Borrowings denominated in U.S. dollars will be made by Audatex North America, Inc. (the "U.S. borrower") and borrowings denominated in Euros will be made by Business Services Group Holdings B.V. and Audatex Holdings IV, B.V. (each, a "European borrower"). The amended and restated senior credit facility will provide for:

  •
  a revolving credit facility that permits U.S. dollar or Euro-denominated borrowings of up to $50 million in revolving credit loans and letters of credit,

  •
  a U.S. dollar-denominated term loan in an aggregate amount of $250 million, and

  •
  a Euro-denominated term loan in an aggregate amount of €271 million (or $355 million).

        We intend to use the net proceeds from this offering to repay a portion of the indebtedness outstanding under our first lien credit facility, repay in full the indebtedness outstanding under our second lien and subordinated unsecured credit facilities and pay debt related prepayment penalties and financing costs. See "Use of Proceeds." We expect that the full amount of the term loans will be outstanding upon the completion of the refinancing transactions. We do not expect to have any outstanding borrowings under the revolving credit facility immediately after the completion of the refinancing transactions.

        Availability.    Loans under the term loans will be available on the closing date of the refinancing transactions and not thereafter. Amounts borrowed under the term loans that are repaid or prepaid may not be reborrowed. Loans under the revolving credit facility may be used for general corporate purposes, including working capital. Amounts repaid under the revolving credit facility may be reborrowed.

        Interest Rates.    Term borrowings denominated in U.S. dollars will bear interest at LIBOR or a base rate (at our option) plus 2%. Borrowings under the revolving credit facility that are denominated in U.S. dollars will bear interest at LIBOR or a base rate plus 2% or 2.25%, depending on our leverage ratio. Borrowings denominated in Euros will bear interest at EUROBOR or a base rate plus 2% or 2.25%, depending on our leverage ratio.

        Amortization and Maturity.    The term loans will mature on the date that is seven years after the closing date, and will amortize in an aggregate principal amount equal to 1% per annum commencing June 30, 2007, with the balance payable on the maturity date. The amended and restated senior credit facility will require that the terms loans be prepaid with the net proceeds from certain events, including specified asset and equity sales, insurance proceeds, incurrence of indebtedness and excess cash flow. The revolving credit facility will mature and the commitments thereunder will terminate on April 13, 2012.

        Guarantees.    All obligations of the U.S. borrower under the amended and restated senior credit facility will be unconditionally guaranteed by each of its existing and subsequently acquired or organized majority-owned domestic subsidaries and all of the obligations of the European borrower under the amended and restated senior credit facility will be unconditionally guaranteed by each of its each existing and subsequently acquired or organized majority-owned subsidiaries (collectively, the "Subsidiary Guarantors").

        Security.    The obligations of (a) the U.S. borrower under the amended and restated senior credit facility and the domestic Subsidiary Guarantors will be secured by substantially all the assets of the U.S. borrower and each U.S. Subsidiary Guarantor, whether owned on the closing date or thereafter acquired (the "U.S. Collateral"), including but not limited to: (i) a perfected first priority pledge of all the equity interests in the U.S. borrower, (ii) a perfected first priority pledge of all the equity interests held by the U.S. borrower, or any domestic Subsidiary Guarantor (and, in the case of any foreign subsidiary, a pledge limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests in such foreign subsidiary to the extent the pledge of any greater percentage could reasonably be expected to result in adverse tax consequences to us) and (iii) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of the U.S. borrower and each domestic Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing) and (b) each European borrower under the amended and restated senior credit facility and the non-U.S. Subsidiary Guarantors will be secured by substantially all the assets of the borrowers and each Subsidiary Guarantor, whether owned on the closing date or thereafter acquired (the "European Collateral"), including but not limited to: (i) a perfected first priority pledge of all the equity interests in the borrowers, (ii) a perfected first priority pledge of all the equity interests held by the borrowers, the Company or any Subsidiary Guarantor and (iii) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of the borrowers and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing).

        Representations and Warranties.    The amended and restated senior credit facility will contain customary representation and warranties, including, without limitation, with respect to corporate status; legal, valid and binding documentation; capital stock and ownership, no consents; accuracy of projections; no material adverse change; absence of undisclosed liabilities, litigation and investigations; no violation of agreements or instruments; compliance with laws (including margin regulations, payment of taxes, ownership of properties, inapplicability of the Investment Company Act, solvency, effectiveness of governmental approvals, labor matters, environmental, employee benefit, Patriot Act and other regulatory matters) and validity, priority and perfection of security interests in the collateral.

        Affirmative Covenants.    The amended and restated senior credit facility will contain customary affirmative covenants, including, without limitation, with respect to maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of certain collateral matters, default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; annual lender meetings; hedging arrangements satisfactory to the administrative agent; further assurances; and payment of taxes.

        Negative Covenants.    The amended and restated senior credit facility will contains customary negative covenants, including, without limitation, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of debt; limitations on liens and sale leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by us and our subsidiaries; limitations on amendments of debt and other material agreements; and limitations on capital expenditures, in each case, subject to certain exceptions.

        Financial Covenants.    The amended and restated senior credit facility will contain financial covenants regarding maximum ratios of consolidated total debt to consolidated EBITDA, which will be applicable only if $10 million of revolving loans are outstanding for ten days during the previous fiscal quarter.

        Events of Default.    The amended and restated senior credit facility will contain customary events of default (with customary grace periods), including, without limitation, with respect to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; violations under other loan documents; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees, security documents or the intercreditor agreement; and the occurrence of a change of control (as defined in the amended and restated senior credit facility).

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

Sale of Restricted Shares

        Upon completion of this offering, we will have 64,982,010 shares of common stock outstanding. Of these shares of common stock, the 26,250,000 shares of common stock being sold in this offering, plus any shares issued upon exercise of the underwriters' option to purchase additional shares, will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 38,732,010 shares of common stock held by our existing stockholders upon completion of this offering will be "restricted securities," as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144, 144(k) and 701 under the Securities Act, which rules are summarized below. These remaining 38,732,010 shares of common stock held by our existing stockholders upon completion of this offering will be available for sale in the public market after the expiration of the lockup agreements described in "Underwriting," taking into account the provisions of Rules 144, 144(k) and 701 under the Securities Act.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 649,820 shares immediately after the closing of this offering; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        In addition to this volume limitation, sales under Rule 144 also are subject to manner-of-sale restrictions, notice requirements and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), persons who were not our affiliate at any time during the 90 days preceding a sale, and who have beneficially owned the shares proposed to be sold for at least two years, are entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any prior owner who is not our affiliate. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold at any time.

Rule 701

        In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Lock-Up Agreements

        We and our directors, executive officers and stockholders have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those persons may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common securities convertible into or exchangeable for shares of our common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., until the expiration of the lock-up agreements. This consent may be given at any time without public notice. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have advised us that there is no specific criteria for the waiver of lock-up restrictions. Such waivers are subject to the sole discretion of Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

2007 Long-Term Equity Incentive Plan

        Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under our 2007 Long-Term Equity Incentive Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We expect that the registration statement on Form S-8 will cover 5,800,000 shares.

Registration Rights

        As described above in "Certain Relationships and Related Party Transactions—Registration Rights," following the completion of this offering, subject to the lock-up period described above, parties to our registration rights agreement holding more than a majority of the shares of our common stock issued with respect to units of Solera Holdings, LLC purchased by affiliates of GTCR in connection with our 2005 formation and funding or the Acquisition will be entitled, subject to certain exceptions, to demand the filing of, and the inclusion of their shares in, registration statements relating to our securities. If this right is exercised, holders of up to 37,933,965 shares will be entitled to participate in such a registration. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of our common stock to fall. In addition, any demand to include such shares in our registration statements could reduce our ability to raise needed capital through a public offering of common stock.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain U.S. federal income tax consequences to holders of our common stock. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold shares of our common stock as part of a "straddle," a "hedge" or a "conversion transaction," investors in partnerships and other pass-through entities, persons with a functional currency other than the U.S. dollar and persons subject to the alternative minimum tax. This discussion also does not address any non-U.S. tax considerations or any U.S. federal non-income, state or local tax considerations. This discussion assumes that holders hold their shares as "capital assets" within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code and applicable U.S. Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. The authorities on which this discussion is based are subject to various interpretations, and any views expressed within this discussion are not binding on the U.S. Internal Revenue Service, or IRS, or the courts. No assurance can be given that the IRS or the courts will agree with the tax consequences described herein.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of our common stock that is

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  a citizen or individual resident of the United States,

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  a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the U.S. or any political subdivision of the U.S.,

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source or

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  a trust (1) if a court within the U.S. is able to exercise primary supervision over the trust's administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        For purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of our common shares that does not qualify as a U.S. Holder under the definition above.

        If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership are urged to consult their tax advisors.

        EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF OWNING OUR COMMON STOCK.

Consequences to U.S. Holders

Dividends

        As discussed under the section entitled "Dividend Policy" above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property with respect to our common stock, any such distributions will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

        A U.S. Holder generally will be subject to U.S. federal income tax on any dividends received in respect of our common stock at a maximum federal income tax rate of 15% if the U.S. Holder is an individual and certain holding period and other requirements are satisfied, and a maximum federal income tax rate of 35% otherwise. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of each such share of common stock that is taxed to the U.S. Holders as described below.

        Under current law, the 15% maximum federal income tax rate on dividends is scheduled to expire effective for taxable years beginning after December 31, 2010, and dividends received in subsequent taxable years are scheduled to be taxed at a maximum federal income tax rate of 39.6%.

Gain on Disposition of Common Stock

        A U.S. Holder that sells or otherwise disposes of our common stock in a taxable transaction will recognize capital gain or loss equal to the amount of cash plus the fair market value of property received in exchange for the common stock minus the U.S. Holder's adjusted tax basis in the common stock. Any capital gain or loss recognized by the U.S. Holder will be long-term capital gain or loss if the U.S. Holder has held our common stock for more than one year at the time of the sale or other disposition and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate taxpayers are taxable under current law at a maximum federal income tax rate of 15%. Long-term capital gains recognized by corporations and short-term capital gains recognized by corporations or individuals are taxable under current law at a maximum federal income tax rate of 35%. A U.S. Holder's ability to use any capital loss to offset other income or gain is subject to certain limitations.

        Under current law, the maximum federal income tax rate applicable to long-term capital gains is scheduled to increase to 20% for non-corporate taxpayers for taxable years beginning after December 31, 2010.

Consequences to Non-U.S. Holders

Dividends

        A Non-U.S. Holder generally will be subject to U.S. federal income tax on any dividends received in respect of our common stock at a 30% rate (or such lower rate as prescribed by an applicable income tax treaty as discussed below) unless the dividend is effectively connected with the conduct of a U.S. trade or business. As discussed below, this tax is generally collected through withholding on the dividend payment to the Non-U.S. Holder.

        If a Non-U.S. Holder receives a divided that is effectively connected with the conduct of a U.S. trade or business, then the dividend payment will not be subject to withholding (provided that the certification requirements described below are satisfied). However, the dividends received by the Non-U.S. Holder will be subject to tax under current law at a maximum federal income tax rate of 15% if the Non-U.S. Holder is an individual and certain holding period and other requirements are satisfied, and a maximum federal income tax rate of 35% otherwise. A Non-U.S. Holder that is a corporation may also be subject to a 30% federal branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in a U.S. business. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of each such share of common stock that is taxed to the Non-U.S. Holders as described below.

        Under current law, the 15% maximum federal income tax rate on dividends effectively connected with the conduct of a U.S. trade or business is scheduled to expire effective for taxable years beginning after December 31, 2010, and dividends received in subsequent taxable years that are effectively connected with the conduct of a U.S. trade or business are scheduled to be taxed at a maximum federal income tax rate of 39.6%.

Gain on Disposition of Common Stock

        A Non-U.S. Holder that sells or otherwise disposes of our common stock in a taxable transaction generally will not be subject to U.S. federal income taxation unless

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  gain resulting from the disposition is effectively connected with the conduct of a U.S. trade or business; or

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  we are or have been a U.S. real property holding corporation ("USRPHC") as defined in Section 897 of the Code at any time within the five-year period preceding the disposition, the Non-U.S. Holder owned more than 5% of our common stock at any time within that five-year period and certain other conditions are satisfied.

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that we are not a USRPHC on the date hereof and currently do not anticipate becoming a USRPHC.

        If a Non-U.S. Holder is subject to U.S. federal income taxation upon the disposition of our common stock, the Non-U.S. Holder generally will be taxable in the same manner as a U.S. Holder, although a Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business. A Non-U.S. Holder's ability to use any capital loss to offset other income or gain subject to U.S. federal income taxation is subject to certain limitations.

        Under certain circumstances, a Non-U.S. Holder who is present in the U.S. for 183 days or more in the individual's taxable year in which the sale or other disposition of our common stock occurs may be subject to a 30 percent tax on the gross amount of the gain on such sale or disposition unless such gain is already subject to tax as effectively connected with the conduct of a U.S. trade or business. In this case, the Non-U.S. Holder's ability to use other losses to offset the gain on our common stock will be limited.

Income Tax Treaties

        If a Non-U.S. Holder is eligible for treaty benefits under an income tax treaty entered into by the U.S., the Non-U.S. Holder may be able to reduce or eliminate certain of the U.S. federal income taxes discussed above, such as the tax on dividends and the branch profits tax, and the Non-U.S. Holder may be able to treat gain, even if effectively connected with a U.S. trade or business, as not subject to U.S. federal income taxation unless the U.S. trade or business is conducted through a permanent establishment located in the U.S. Non-U.S. Holders are urged to consult their tax advisors regarding possible relief under an applicable income tax treaty.

Withholding and Information Reporting

        A U.S. Holder or Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) on the proceeds from a sale or other taxable disposition of our common stock, and a U.S. Holder may also be subject to backup withholding on the gross amount of any dividend or other distribution on our common stock, unless the U.S. Holder or Non-U.S. Holder is exempt from backup withholding and, when required, demonstrates that status, or provides a correct taxpayer identification number on a form acceptable under U.S. Treasury Regulations (generally an IRS Form W-9, W-8BEN or W-8ECI) and otherwise complies with the applicable requirements of the backup withholding rules.

        In addition, a Non-U.S. Holder will generally be subject to withholding at a rate of 30% of the gross amount of any dividend or other distribution on our common stock unless the Non-U.S. Holder qualifies for a reduced rate of withholding or an exemption from withholding under an applicable tax treaty or the dividend or other distribution is effectively connected with a U.S. trade or business (in which case the dividend or other distribution will be exempt from withholding but the Non-U.S. Holder will nonetheless be liable for any applicable U.S. federal income tax as described above). The Non-U.S. Holder may be required to demonstrate its qualification for a reduced rate of withholding or an exemption from withholding on a form acceptable under applicable U.S. Treasury Regulations (generally an IRS Form W-8BEN or W-8ECI).

        We may also be required to comply with information reporting requirements under the Code with respect to the amount of any dividend or other distribution on our common stock and the proceeds from a sale or other taxable disposition of our common stock.

        The backup withholding tax is not an additional tax, but rather is credited against the holder's U.S. federal income tax liability. Holders are advised to consult their tax advisers to ensure compliance with the procedural requirements to reduce or avoid withholding (including backup withholding) or, if applicable, to file a claim for a refund of withheld amounts in excess of the holder's U.S. federal income tax liability.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS OF OWNING OUR COMMON STOCK.

UNDERWRITING

        The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	7,875,000
J.P. Morgan Securities Inc.	6,562,500
Citigroup Global Markets Inc.	3,937,500
Deutsche Bank Securities Inc.	3,937,500
Lehman Brothers Inc.	3,937,500

Total	26,250,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,937,500 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$1.00	$1.00
Total	$19,200,000	$19,200,000

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$1.00	$1.00
Total	$7,050,000	$10,987,500

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.576 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change this offering price and the other selling terms.

        The company, its officers and directors and holders of substantially all of the company's common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or any securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus continuing through the date 165 days after the date of this prospectus, except with the prior written consent of the representatives. The representatives have no specific criteria for the waiver of lock-up restrictions. Such waivers are subject to the sole discretion of the representatives. This agreement does not apply to any existing employee benefits plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The 165-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 165-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 165-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 165-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the materials news or material event.

        Prior to this offering, there has been no public market for the shares. The initial public offering price was negotiated among us and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, was our historical performance, estimates of our business potential and earnings prospects, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "SLH." In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

        In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)   in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

          1.1   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

          1.2   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the documents being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued, or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        The company estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $8.4 million.

        The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. In particular, affiliates of Goldman, Sachs & Co. and Citigroup Global Markets Inc. are lenders under our existing senior credit facility and affiliates of Goldman, Sachs & Co. and Citigroup Global Markets Inc. may be lenders under our amended and restated senior credit facility. In connection with the repayment of the existing senior credit facility in connection with the refinancing transactions, affiliates of Goldman, Sachs & Co. and Citigroup Global Markets Inc. will receive their proportionate share in their capacities as lenders.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP, are members of a limited liability company that is an investor in GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. Certain partners of Kirkland & Ellis LLP are members of a partnership that is an investor in GTCR Co-Invest II, L.P. Kirkland & Ellis LLP represents entities affiliated with GTCR Golder Rauner II, L.L.C. and its affiliates in connection with legal matters. Latham & Watkins LLP, Los Angeles, California will act as counsel to the underwriters.

EXPERTS

        The consolidated financial statements of Solera Holdings, LLC as of June 30, 2005 and 2006 and December 31, 2006 and, the period from March 24, 2005 (inception) to June 30, 2005, the fiscal year ended June 30, 2006 and the six months ended December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of the Claims Services Group as of June 30, 2004 and 2005 and for the fiscal year June 30, 2004 and 2005 and the period from July 1, 2005 through April 13, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

        You may read and copy the reports and other information we file with the SEC at the SEC's Public Reference Room at 100 F Street, N. E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC's website is an inactive textual reference only and is not a hyperlink.

        Upon completion of this offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the website of the SEC referred to above, as well as on our website, www.solerainc.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

        We intend to furnish our stockholders with annual reports containing audited financial statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Solera Holdings, LLC—Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2005 and 2006 and December 31, 2006	F-3
Consolidated Statements of Operations for the period from March 24, 2005 (inception) through June 30, 2005, for the year ended June 30, 2006 and for the six months ended December 31, 2005 (unaudited) and 2006	F-4
Consolidated Statements of Unitholders' Equity (Deficit) and Accumulated Other Comprehensive Income for the period from March 24, 2005 (inception) through June 30, 2005, for the year ended June 30, 2006 and for the six months ended December 31, 2006	F-5
Consolidated Statements of Cash Flows for the period from March 24, 2005 (inception) through June 30, 2005, for the year ended June 30, 2006 and for the six months ended December 31, 2005 (unaudited) and 2006	F-6
Notes to Consolidated Financial Statements	F-7
Combined Financial Statements of Claims Services Group
Independent Auditors' Report	F-40
Combined Balance Sheets as of June 30, 2004 and 2005	F-41
Statements of Combined Earnings for the years ended June 30, 2004 and 2005, and for the period from July 1, 2005 through April 13, 2006	F-42
Statements of Combined Group Equity for the years ended June 30, 2004 and 2005, and for the period from July 1, 2005 through April 13, 2006	F-43
Statements of Combined Cash Flows for the years ended June 30, 2004 and 2005, and for the period from July 1, 2005 through April 13, 2006	F-44
Notes to Combined Financial Statements	F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Unitholders of
Solera Holdings, LLC

        We have audited the accompanying consolidated balance sheets of Solera Holdings, LLC and subsidiaries (the "Company") as of June 30, 2005 and 2006 and December 31, 2006, and the related consolidated statements of operations, unitholders' equity (deficit) and accumulated other comprehensive income, and cash flows for the period from March 24, 2005 (inception) through June 30, 2005, the year ended June 30, 2006, and the six months ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2005 and 2006 and December 31, 2006, and the results of its operations and its cash flows for the period from March 24, 2005 (inception) through June 30, 2005, the year ended June 30, 2006, and the six months ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
San Jose, California
March 26, 2007
(April 30, 2007 as to Note 17)

SOLERA HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit amounts)

	June 30,
			December 31, 2006
	2005	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,232	$88,826	$86,987
Accounts receivable—net	113	58,475	74,668
Other receivables	—	21,759	21,231
Other current assets	33	14,153	14,412
Deferred income tax assets	—	4,675	8,014

Total current assets	4,378	187,888	205,312
PROPERTY AND EQUIPMENT—Net	397	38,285	49,461
OTHER ASSETS	90	37,512	39,499
LONG-TERM DEFERRED INCOME TAX ASSETS	—	6,605	16,104
GOODWILL	—	541,421	552,683
INTANGIBLE ASSETS—Net	—	441,294	403,424

TOTAL	$4,865	$1,253,005	$1,266,483

LIABILITIES AND UNITHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$36	$14,043	$24,878
Accrued expenses and other current liabilities	256	107,479	98,171
Income taxes payable	—	23,901	22,399
Deferred income tax liabilities	—	3,525	2,874
Current portion of long-term debt	—	16,211	23,148

Total current liabilities	292	165,159	171,470
LONG-TERM DEBT	—	831,628	851,612
OTHER LIABILITIES	14	117	14,975
LONG-TERM DEFERRED INCOME TAX LIABILITIES	—	51,264	51,132

Total liabilities	306	1,048,168	1,089,189
CLASS B REDEEMABLE PREFERRED UNITS—Unlimited units authorized; 1,025, 204,239 and 204,239 units issued and outstanding as of June 30, 2005, June 30, 2006 and December 31, 2006, respectively	1,045	207,865	216,332
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	—	9,375	9,522
COMMITMENTS AND CONTINGENCIES (Note 15)
UNITHOLDERS' EQUITY (DEFICIT):
Class A Common Units: unlimited units authorized; 15,595,456, 31,046,962 and 31,046,962 issued and outstanding as of June 30, 2005, June 30, 2006 and December 31, 2006, respectively	4,254	4,907	—
Deferred unit-based compensation	—	(1,446)	—
Accumulated deficit	(740)	(19,627)	(54,158)
Accumulated other comprehensive income	—	3,763	5,598

Total unitholders' equity (deficit)	3,514	(12,403)	(48,560)

TOTAL	$4,865	$1,253,005	$1,266,483

See notes to consolidated financial statements.

SOLERA HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

	Period from March 24, 2005 (Inception) Through June 30, 2005		Six Months Ended December 31,
		Year Ended June 30, 2006
			2005	2006
			(Unaudited)
Revenues	$155	$95,084	$634	$227,719

Cost of revenues:
Operating expenses	228	29,013	618	67,534
Systems development and programming costs	—	15,080	116	31,933

Total cost of revenues (excluding depreciation and amortization)	228	44,093	734	99,467
Selling, general and administrative expenses	673	27,105	1,400	63,866
Depreciation and amortization	16	23,571	80	51,055
Restructuring charges	—	2,871	—	874
Interest expense	—	14,842	2	36,416
Other (income) expense, net	(22)	1,836	(62)	2,263

	895	114,318	2,154	253,941

Loss before provision for income taxes and minority interests	(740)	(19,234)	(1,520)	(26,222)
Income tax provision (benefit)	—	(1,268)	—	2,118
Minority interests in net income of consolidated subsidiaries	—	921	—	1,527

Net loss	(740)	(18,887)	(1,520)	(29,867)
Dividends and redeemable preferred unit accretion	93	88,789	—	8,467

Net loss allocable to common unitholders	$(833)	$(107,676)	$(1,520)	$(38,334)

Net loss allocable to common unitholders per unit:
Basic and diluted	$(0.07)	$(6.34)	$(0.11)	$(1.32)
Weighted average units used in the calculation of net loss per unit allocable to common unitholders
Basic and diluted	12,685	16,978	13,660	29,105
Pro forma net loss data (unaudited)—Note 1
Net loss allocable to common unitholders as reported		$(107,676)		$(38,334)
Pro forma adjustment for income tax provision (benefit)		(1,561)		1,367

Pro forma net loss allocable to common unitholders		$(106,115)		$(39,701)

Pro forma basic and diluted net loss allocable to common unitholders per common unit		$(6.25)		$(1.36)
Weighted average units used in pro forma basic and diluted net loss per common unit allocable to common unitholders		16,978		29,105

See notes to consolidated financial statements.

SOLERA HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY (DEFICIT) AND
ACCUMULATED OTHER COMPREHENSIVE INCOME

FOR THE PERIOD FROM MARCH 24, 2005 (INCEPTION) THROUGH JUNE 30, 2005,
THE YEAR ENDED JUNE 30, 2006 AND THE SIX MONTHS ENDED DECEMBER 31, 2006

(In thousands, except unit amounts)

	Class A Common Units
				Accumulated Other Comprehensive Income
			Deferred Unit-Based Compensation		Accumulated Deficit
	Units	Amount				Total
BALANCE—March 24, 2005 (Inception)	—	$—	$—	$—	$—	$—
Issuance of Class A Common Units, net of issuance costs of $332	15,595,456	4,347	—	—	—	4,347
Dividend	—	(20)	—	—	—	(20)
Accretion of redeemable preferred units	—	(73)	—	—	—	(73)
Net loss and comprehensive net loss	—	—	—	—	(740)	(740)

BALANCE—June 30, 2005	15,595,456	4,254	—	—	(740)	3,514
Issuance of Class A Common Units, net of issuance costs of $930	15,451,506	89,442	—	—	—	89,442
Deferred unit-based compensation	—	—	(1,807)	—	—	(1,807)
Amortization of deferred unit-based compensation	—	—	361	—	—	361
Dividend	—	(3,605)	—	—	—	(3,605)
Accretion of redeemable preferred units	—	(85,184)	—	—	—	(85,184)
Components of comprehensive loss:
Net loss	—	—	—	—	(18,887)	(18,887)
Foreign currency translation adjustments	—	—	—	3,763	—	3,763

Total comprehensive loss	—	—	—	—	—	(15,124)

BALANCE—June 30, 2006	31,046,962	4,907	(1,446)	3,763	(19,627)	(12,403)
Cumulative effect of adopting SFAS 123(R)	—	(1,446)	1,446	—	—	—
Unit-based compensation	—	342	—	—	—	342
Dividend	—	(3,803)	—	—	(4,664)	(8,467)
Components of comprehensive loss:
Net loss	—	—	—	—	(29,867)	(29,867)
Foreign currency translation adjustments	—	—	—	1,835	—	1,835

Total comprehensive loss	—	—	—	—	—	(28,032)

BALANCE—December 31, 2006	31,046,962	$—	$—	$5,598	$(54,158)	$(48,560)

See notes to consolidated financial statements.

SOLERA HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Period from March 24, 2005 (Inception) Through June 30, 2005		Six Months Ended December 31,
		Year Ended June 30, 2006
			2005	2006
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(740)	$(18,887)	$(1,520)	$(29,867)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	16	23,571	80	51,055
Minority interests in net income of consolidated subsidiaries	—	921	—	1,527
Provision for doubtful accounts	—	69	5	322
Unit-based compensation	—	361	—	342
Deferred income taxes	—	(5,847)	—	(14,212)
Change in fair value of financial instrument	—	2,850	—	3,649
Accrued interest on mezzanine loan	—	2,639	—	6,553
Other	—	368	—	486
Changes in operating assets and liabilities—net of effects from acquisition of businesses:
(Increase) decrease in accounts receivable	(112)	3,540	(158)	(13,432)
(Increase) decrease in other assets	(124)	(8,044)	(245)	694
Increase in accounts payable	36	3,487	37	10,086
Increase in accrued expenses and other liabilities	270	28,922	579	3,090
Increase in accrued interest	—	11,406	—	1,710

Net cash (used in) provided by operating activities	(654)	45,356	(1,222)	22,003

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(412)	(4,112)	(150)	(15,483)
Purchase of foreign currency exchange option	—	(7,912)	—	—
Final working capital payment adjustment				(13,167)
Acquisitions of business—net of cash acquired	—	(924,447)	—	(1,039)

Net cash used in investing activities	(412)	(936,471)	(150)	(29,689)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	821,017	—	10,603
Debt issuance costs	—	(31,782)	—	—
Repayments under revolving credit facility	—	(16,946)	—	(4,000)
Repayments of long-term debt	—	—	—	(2,024)
Proceeds from sale of Class A common units—net of offering costs	4,347	87,635	—	—
Proceeds from sale of Class B redeemable preferred units—net of offering costs	951	118,030	—	—

Net cash provided by financing activities	5,298	977,954	—	4,579

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	(2,245)	—	1,264

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,232	84,594	(1,372)	(1,839)
CASH AND CASH EQUIVALENTS—Beginning of period	—	4,232	4,232	88,826

CASH AND CASH EQUIVALENTS—End of period	$4,232	$88,826	$2,860	$86,987

SUPPLEMENTAL DISCLOSURES:
Dividends and redeemable preferred units accretion	$93	$88,789	$43	$8,467

Cash paid for interest	$—	$—	$—	$27,639

See notes to consolidated financial statements.

SOLERA HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2005 AND 2006 AND DECEMBER 31, 2006 AND FOR THE PERIOD
FROM MARCH 24, 2005 (INCEPTION) THROUGH JUNE 30, 2005, THE YEAR ENDED
JUNE 30, 2006 AND THE SIX MONTHS ENDED DECEMBER 31, 2005 (UNAUDITED) AND 2006

(In thousands, except per unit and unit amounts)

1.    ORGANIZATION AND BASIS OF PRESENTATION

        Description of Business—Solera Holdings, LLC ("Solera") was formed under the laws of the state of Delaware on March 24, 2005, by GTCR Golder Rauner II, L.L.C. ("GTCR") and members of Solera's management. Solera and its subsidiaries (collectively, the "Company") provide software and services to the automobile insurance claims processing industry. On April 13, 2006, the Company acquired the Claims Services Group from Automatic Data Processing, Inc. ("ADP") for approximately $1.0 billion, including certain transaction costs, financed with equity from GTCR and Solera's management and debt (the "Acquisition").

        The accompanying consolidated statement of operations for the year ended June 30, 2006 includes the operating results of the Claims Services Group from the Acquisition date, along with that of the Company for the entire year ended June 30, 2006. Prior to the Acquisition, the Company was involved primarily in developing its business plan, recruiting personnel, providing consulting services, raising capital and identifying and evaluating assets for acquisition.

        A wholly owned subsidiary of the Company was formed on February 2, 2005 as Solera Claims Services Business, Inc. and was reincorporated as Solera, Inc. in March 2005, and all of its outstanding capital stock was contributed to Solera. Solera Claims Services Business, Inc. had no significant activity. As such, the inception date for the accompanying consolidated financial statements is considered to be March 24, 2005.

        On February 12, 2007, in contemplation of an initial public offering of shares of common stock, the Company's Board of Managers authorized a plan for the Company to convert from a Delaware limited liability company to a Delaware corporation. Upon effectiveness of this conversion, all of the Company's redeemable preferred and common units will be automatically converted into shares of common stock based on their relative rights as set forth in the Company's limited liability company agreement. Specifically, each outstanding common unit will be converted into a number of shares of common stock equal to its pre-offering equity value divided by the initial public offering price. Each outstanding preferred unit will be converted into a number of shares of common stock equal to its liquidation value divided by the initial public offering price.

        Principles of Consolidation and Basis of Presentation—The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements present the consolidated financial position and results of operations of the Company. The consolidated financial statements include all adjustments necessary for a fair presentation of the business, and all intercompany balances and transactions of the Company have been eliminated.

        Unaudited Interim Financial Statements—The accompanying consolidated statement of operations for the six months ended December 31, 2005 is unaudited. This unaudited consolidated statement of operations include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information disclosed in the notes to the financial statements for this period is unaudited. The results of operations for the six months ended December 31, 2005 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

        Unaudited Pro Forma Information—The unaudited pro forma net loss data present the pro forma effects of applying a provision for income taxes to historical net income. Such provision reflects the income taxes that would have been applicable had the Company been taxed as a C corporation for the year ended June 30, 2006 and the six months ended December 31, 2006.

        Pro forma net income (loss) per share is based on the weighted average common units outstanding. Pro forma net income (loss) per share is computed as if the conversion into a Delaware corporation described above occurred on July 1, 2005.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents.

        Property and Equipment—Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	20 to 40 years
Building improvements	5 to 15 years
Leasehold improvements	Lesser of 10 years or useful life
Data processing equipment	3 years
Furniture and fixtures	4 to 7 years
Machinery and equipment	3 to 6 years
Software licenses	3 years

        Goodwill and Other Intangible Assets—The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets, which states that goodwill and intangible assets with indefinite useful lives should not be amortized, but instead tested for impairment at least annually at the reporting unit level. If an impairment exists, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Intangible assets with finite lives are amortized over their estimated useful lives on an accelerated basis to reflect the pattern in which the economic benefits of the intangible assets are consumed. All other intangible assets are reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144").

        Impairment of Long-Lived Assets—In accordance with SFAS No. 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Classification of Equity Securities—The Company has adopted the guidance of Emerging Issues Task Force Topic ("EITF") D-98, Classification and Measurement of Redeemable Securities, in the measurement and classification of its equity securities.

        Use of Estimates—The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company's consolidated financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in the Company's balance sheets and the amounts of revenues and expenses reported for each of its fiscal periods are affected by estimates and assumptions which are used for, but not limited to, the accounting for sales allowances, allowance for doubtful accounts, fair value of derivatives, goodwill and intangible asset impairments, amortization of intangibles, restructurings, liabilities under defined benefit plans, unit-based compensation and income taxes. Actual results could differ from these estimates.

        Revenue Recognition—The Company considers the guidance in Staff Accounting Bulletin Topic 13, Revenue Recognition ("SAB 104"), AICPA Statement of Position 97-2, Software Revenue Recognition, as amended ("SOP 97-2"), SFAS No. 13, Accounting for Leases, and Emerging Issues Task Force Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware, and Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), in accounting for its revenue arrangements. Revenues are recognized only after services are provided, when persuasive evidence of an arrangement exists, the fee is fixed and determinable, and when collectibility is reasonably assured. The Company's multiple element arrangements primarily include a combination of software licenses, hosted database and other services, installation and set-up services, hardware, maintenance services and transaction-based deliverables.

        The Company generates a significant majority of its revenue from subscription-based contracts (where a monthly fee is charged), transaction-based contracts (where a fee per transaction is charged) and subscription-based contracts with additional transaction-based fees (where a monthly fee and a fee per transaction are charged).

        Subscription-based and transaction-based contracts generally include the delivery of software, access to software through a hosted service ("Hosted Database"), upfront fees for the implementation and set-up activities necessary for the client to use/access the software ("Implementation Services") and maintenance. Under a subscription arrangement, delivery of software, access to the Hosted Database and maintenance are considered a single element or a combined unit of accounting and related revenues are recognized at the end of each month upon the completion of the monthly service. Revenues under transaction-based contracts are recognized based on the guidance in AICPA Technical Practice Aid 5100.76, Fair value in multiple-element arrangements that include contingent usage based fees and software revenue recognition. The transaction-based fee represents payment for the right to use the software, access to the Hosted Database and maintenance. The fee is considered fixed and determinable only at the time actual usage occurs. Revenue is recognized based on actual usage. Implementation Services are considered a separate element or unit of accounting and the related revenue recognition is described below.

        Subscription-based contracts with additional fees for certain types of transactions generally include all deliverables discussed in the above paragraph and also include an additional element, which is the option to access specialized queries on the Hosted Database. Revenue under subscription-based contracts with additional fees for certain types of transactions is accounted for based on the guidance in AICPA Technical Practice Aid 5100.76, Fair value in multiple-element arrangements that include contingent usage based fees and software revenue recognition. Under these arrangements, the delivery of software, access to software through the Hosted Database and maintenance are considered a combined unit of accounting, and the related fee is recognized at the end of each month upon the completion of the monthly service. The transaction-based fee is recognized at the time of actual usage. Implementation Services are considered a separate element or unit of accounting and the related revenue recognition is described below.

        When the Company is required to perform setup and implementation activities necessary for the client to receive services/software, up-front fees billed during the setup/implementation phase are deferred and amortized on a straight-line basis over the estimated customer life. The upfront fees represent fair value of the Implementation Services based on vendor specific objective evidence. The amortization of this deferred revenue will commence upon the start of the monthly service. Setup costs that are direct and incremental to the contract are capitalized and amortized on a straight-line basis over the estimated customer life.

        In a limited number of revenue arrangements described above, the Company also provides generic computer equipment as part of the sales arrangement. Based on guidance in EITF Issue No. 03-5, Applicability of AICPA Statement of Position 97-2, "Software Revenue Recognition", to Non-Software Deliverables in an Arrangement Containing More-than-Incidental Software, the generic computer equipment is considered a non-software deliverable since the Company's software is not essential to the functionality of the generic computer equipment. Based on guidance in EITF No. 01-8, Determining Whether an Arrangement Contains a Lease, EITF 00-21, Revenue Arrangements with Multiple Deliverables, and SFAS 13, Accounting for Leases ("SFAS 13"), the Company accounts for the sale of generic equipment as a direct finance lease. The related revenue is recognized over the term of the contract using the effective interest rate method. The Company allocates revenue to SFAS 13 elements (equipment leases) and the non-SFAS 13 elements of its arrangements on a relative fair value basis using the Company's best estimate of the fair value of the elements. Revenue from leased computer equipment represents approximately 1% of the Company's consolidated revenue.

        Revenues are reflected net of customer sales allowances, which are based on both specific identification of certain accounts and a predetermined percentage of revenue based on historical experience.

        Cost of revenues (excluding depreciation and amortization)—The Company's costs and expenses applicable to revenues ("cost of revenues excluding depreciation and amortization") represent the total of operating expenses and systems development and programming costs as presented on the consolidated statement of operations. Operating expenses include the compensation and benefits costs for operations, database development and customer service personnel, other costs related to operations, database development and customer support functions, as well as third-party data and royalty costs, and the cost of computer software and hardware used directly in the delivery of the Company's products and services. Systems development and programming costs include compensation and benefit costs for our product development and product management personnel, other costs related to its product development and product management functions and costs related to external software consultants involved in systems development and programming activities.

        Software Development Costs—Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with SFAS No. 86, Computer Software To Be Sold, Leased or Otherwise Marketed. The costs to develop such software have not been capitalized, as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility.

        Foreign Currency Translation—The net assets of the Company's foreign subsidiaries are translated into U.S. dollars based on foreign currency exchange rates in effect at the end of each period, and revenues and expenses are translated at average exchange rates during the periods. Functional currencies of significant foreign subsidiaries include Euros, British pounds, Swiss francs, and Canadian dollars. Foreign currency transaction gains or losses, which are included in the results of operations, totaled $0 for the period from March 24, 2005 (inception) to June 30, 2005, a gain of $604 for the year ended June 30, 2006, and a loss of $81 for the six months ended December 31, 2006. Gains or losses from balance sheet translation are included in unitholders' equity within accumulated other comprehensive income on the consolidated balance sheets.

        Internal Use Software—Expenditures for software purchases and software developed or obtained for internal use are capitalized and amortized over a three- to five-year period on a straight-line basis. For software developed or obtained for internal use, the Company capitalizes costs in accordance with the provisions of Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Company's policy provides for the capitalization of external direct costs of materials and services associated with developing or obtaining internal use computer software. In addition, the Company also capitalizes certain payroll and payroll-related costs for employees who are directly associated with internal use computer software projects. The amount of capitalizable payroll costs with respect to these employees is limited to the time directly spent on such projects. Costs associated with preliminary project stage activities, training, maintenance and all other post-implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.

        Income Taxes—The provisions for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

        Fair Value of Financial Instruments—Derivative financial instruments are used principally in the management of foreign currency and interest rate exposures and are recorded on the consolidated balance sheets at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized as a charge or credit to earnings. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are initially recorded in accumulated other comprehensive income/loss and are subsequently reclassified into earnings when the hedged transactions occur and affect earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized as a charge or credit to earnings. Derivative instruments not designated as hedges are marked-to-market at the end of each accounting period with the results included in the consolidated statements of operations.

        Advertising—Advertising costs are expensed when incurred and are included in selling, general and administrative expenses. Total advertising costs for the Company were $6, $1,573, and $2,761 for the period from March 24, 2005 through June 30, 2005, the year ended June 30, 2006, and the six months ended December 31, 2006, respectively.

        Unit-Based Compensation—Effective July 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS 123(R)") which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and unit awards, based on estimated fair values recognized over the requisite service period. Prior to adoption of SFAS 123(R), pursuant to SFAS No. 123 Accounting for Stock-Based Compensation, the Company accounted for employee unit awards under Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees ("APB Opinion No. 25") and followed the Disclosure—Only Provisions of SFAS No. 123.

        The Company adopted SFAS 123(R) using the prospective transition method. Under this method, SFAS 123(R) is applied to new awards and to awards modified, repurchased or cancelled after the adoption date of July 1, 2006. Compensation cost that was previously recorded under APB Opinion No. 25 for awards outstanding at the adoption date, such as unvested options, will continue to be recognized as the options vest. Accordingly, for the six months ended December 31, 2006, unit-based compensation expense includes compensation cost related to estimated fair values of awards granted after the date of adoption of SFAS 123(R) and compensation costs related to unvested awards at the date of adoption based on the intrinsic values as previously recorded under APB Opinion No. 25.

        The fair value of unit options awards granted after July 1, 2006 is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for unit compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation including the expected term (weighted average period of time that the options granted are expected to be outstanding), the volatility of the Company's common units, an assumed risk free interest rate and the estimated forfeitures of unvested unit awards. No compensation cost is recorded for awards that do not vest. For awards granted after July 1, 2006, and valued in accordance with SFAS 123(R), the Company used the straight-line method for expense attribution. Since the Company's common units have not been actively traded in the past, the Company uses the simplified calculation of expected life described in the Securities and Exchange Commission Staff Accounting Bulletin No. 107 ("SAB 107") and volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

        During the year ended June 30, 2006, the Company granted fully vested and nonvested restricted common units to certain employees and directors and recorded $1,807 in deferred unit-based compensation and related amortization expense of $285 related to the fully vested units and $76 related to the unvested units. Compensation expense for the six months ended December 31, 2006 related to unvested units was $191 (see Note 11).

        During the six months ended December 31, 2006, the Company granted the right to purchase restricted common units as follows:

	Number of restricted common units	Purchase price per common unit	Fair value per common unit	Total compensation expense to be recognized over vesting period
Granted on July 25, 2006	1,097,846	$0.30	$2.94	$2,898,330
Granted on November 8, 2006	34,165	$0.30	$12.36	$412,050
Cancellations	(459,082)	$0.30	$2.94	$(1,211,977)

	672,929			$2,098,403

        The fair value of these rights to purchase restricted common units will be recognized as an expense on a straight-line basis over the vesting period of 60 months. Due to the significant difference between the purchase price and fair value per common unit, the fair value of the right to purchase these restricted units and intrinsic value of the restricted units were equal. During the six months ended December 31, 2006, the Company recorded $151 as an expense related to these rights.

        Certain Risks and Concentrations—The Company offers a broad range of services to a diverse group of customers throughout North, Central and South America, Europe, the Middle East, Africa and Asia. The Company performs periodic credit evaluations of each customer and monitors their financial condition and developing business news. Revenues for the period from March 24, 2005 (inception) through June 30, 2005 were not material. The Company did not have any customers with sales which exceeded 10% of total revenues for the year ended June 30, 2006, or the six months ended December 31, 2006.

        Comprehensive Income (Loss)—The Company accounts for comprehensive income (loss) under the provisions of SFAS No. 130, Reporting Comprehensive Income (Loss), which establishes standards for reporting and displaying comprehensive income (loss) and its components in the financial statements. Comprehensive income (loss) as defined includes all changes in equity during a period from nonowner sources. For the period ended June 30, 2005, there was no difference between the Company's net loss and comprehensive loss. For the year ended June 30, 2006, and the six months ended December 31, 2006, comprehensive income consists of net loss and foreign currency translation adjustments and is presented in the consolidated statement of unitholders' equity (deficit) and accumulated other comprehensive income.

        Recent Accounting Pronouncements—In March 2005, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of SFAS No. 143 ("FIN 47"). FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation in the period in which it is incurred if the liability's fair value can be reasonably estimated. FIN 47 clarifies that the term

"conditional asset retirement obligation" as used in SFAS No. 143, Accounting for Conditional Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 as of June 30, 2006, did not have a material impact on the Company's financial position, results of operations or cash flows.

        In June 2006, the FASB issued FASB Interpretation No 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 defines a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements. FIN 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company's fiscal year beginning on July 1, 2007. The Company is currently evaluating the impact of FIN 48 on the Company's financial statements.

        In September 2006, FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R) ("SFAS No. 158"). This statement would require a company to (a) recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status, (b) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year, and (c) recognize changes in the funded status of a defined postretirement plan in the year in which the changes occur (reported in comprehensive income). The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The Company is currently assessing the impact of adoption. The requirement to measure the plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company is currently evaluating the effect that the adoption of SFAS No. 158 will have, if any, on its consolidated results of operations and financial condition.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have, if any, on its consolidated results of operations and financial condition.

        In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 considers the effects of prior year misstatements when quantifying misstatements in current year financial statements. It is effective for fiscal years ending after November 15, 2006. The Company applied the guidance in SAB 108 as of July 1, 2006. The application of SAB 108 did not have a significant effect on the Company's consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the company beginning in the first quarter of fiscal year 2009, although earlier adoption is permitted. The company is currently evaluating the impact that SFAS No. 159 will have on its consolidated financial statements.

        Net Income (Loss) Per Common Unit—The Company calculates net loss per common unit in accordance with SFAS No. 128, Earnings Per Share ("SFAS No. 128"). Under SFAS No. 128, basic net loss per common unit is calculated by dividing net loss by the weighted-average number of common units outstanding during the reporting period excluding units subject to repurchase.

        Reconciliation of units used in this calculation of basic net loss per unit is as follows (in thousands):

	Period from March 24, 2005 (inception) through June 30, 2005	Year Ended June 30, 2006	Six Months Ended December 31, 2005	Six Months Ended December 31, 2006
			(unaudited)
Weighted average number of common units	14,481	18,897	15,595	31,047
Weighted average common units subject to repurchase	(1,796)	(1,919)	(1,935)	(1,942)

Units used to calculate basic net loss per unit	12,685	16,978	13,660	29,105

        For the years ended June 30, 2005 and 2006, outstanding redeemable preferred units of 1,025 and 204,239, respectively, and nonvested carried common units of 1,934,653 and 2,010,293, respectively, have been excluded, as they are antidilutive due to the Company's net loss. For the six months ended December 31, 2005 (unaudited) and 2006, 1,025 and 204,239 redeemable preferred units, respectively, and 2,010,293 and 1,742,252 carried common units, respectively, have been excluded, as they are antidilutive to the Company's net loss.

3.    OTHER (INCOME) EXPENSE—NET

        Other (income) expense—net consists of the following:

	Period from March 24, 2005 (Inception) Through June 30, 2005	Year Ended June 30, 2006	December 31, 2005	Six Months Ended December 31, 2006
			(unaudited)
Interest income	$(22)	$(405)	$(62)	$(1,467)
Net realized and unrealized gains and losses on derivative instruments	—	2,850	—	3,649
Foreign exchange (gain) loss	—	(604)	—	81
Other	—	(5)	—	—

Other (income) expense—net	$(22)	$1,836	$(62)	$2,263

4.    ACQUISITION OF CLAIMS SERVICES GROUP OF ADP

        On April 13, 2006, the Company acquired the Claims Services Group from ADP for approximately $1.0 billion. The Acquisition consisted of an asset purchase with respect to certain assets controlled by ADP, primarily in North America, and a purchase of a controlling interest in the outstanding shares of entities controlled by ADP, primarily in Europe. With respect to Sidexa S.A. (France), Informex S.A. (Belgium), Audatex Espana S.A. (Spain), Audatex Datos Espana S.A. (Spain), Audatex Portugal S.A. (Portugal) and Audatex Mexico S. De R.L. de C.V. (Mexico), the Company is the controlling shareholder, with ownership of 75%, 98%, 75%, 88%, 51%, and 51% of the outstanding shares, respectively. Claims Services Group's results of operations have been included in the accompanying consolidated statements of operations from the date of the Acquisition.

        The aggregate consideration was determined as:

Cash paid to ADP	$988,321
Transaction costs and other	14,254

$1,002,575

        The Acquisition was accounted for as a purchase pursuant to SFAS No. 141, Business Combinations. Under purchase accounting, the total purchase price was allocated to the Claims Services Group's net tangible and identifiable intangible assets based on their estimated fair values as of April 13, 2006, as set forth below. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The fair value of the identifiable intangible assets pertaining to customer relationships, software and database technology and trademarks was established based on a discounted cash flow approach. The purchase consideration has been allocated as follows:

Cash	$78,128
Accounts receivable	62,010
Other assets	55,086
Property and equipment	38,094
Intangible assets:
Software and database technology	239,200
Customer relationships	173,900
Trademarks	13,500
Accounts payable and other accrued liabilities	(93,989)
Tax-related liabilities	(72,407)
Minority share of net assets	(8,064)
Goodwill	517,117

Total	$1,002,575

        In certain tax jurisdictions the Acquisition was structured as an asset purchase and the resulting goodwill of approximately $96,034 attributable to these jurisdictions is deductible for income tax purposes.

        The unaudited pro forma information presented below reflects the combined results of the Company and the Claims Services Group as if the Acquisition and the related financing transactions had occurred at the beginning of each period presented. These results are not necessarily indicative of future operating results nor of those that would have occurred had the Acquisition been consummated on those dates:

	Period From March 24, 2005 Through June 30, 2005	Year Ended June 30, 2006
Pro forma:
Revenues	$103,035	$430,230
Net loss allocable to common unit holders	(33,111)	(92,120)
Net loss allocable to common unit holders per unit:
Basic and diluted	(1.21)	(3.21)
Weighted average units used in the calculation of net loss per common unit allocable to common unit holders:	27,403	28,668

5.    RESTRUCTURING CHARGES

        The Company has recorded restructuring charges, which primarily consist of one-time termination benefits, of $874 and $2,871 during the six months ended December 31, 2006 and year ended June 30, 2006, respectively, and no restructuring charges for the period from March 24, 2005 (inception) through June 30, 2005. These restructuring initiatives were designed to achieve efficiencies and reduce costs in response to changes in projected demand for certain services. One-time termination benefits relate to the termination of approximately 45 employees and 23 employees during the year ended June 30, 2006 and six months ended December 31, 2006, respectively. The restructuring reserves are included in accrued expenses and other current liabilities on the consolidated balance sheets. The following table summarizes the charges for restructuring and related activities, including payments made and the ending reserve balances by business segment:

	Balance at July 1, 2005	Purchase Accounting April 14, 2006	Adjustments/ Additions	Payments	Balance at June 30, 2006	Adjustments/ Additions	Payments	Balance at December 31, 2006
EMEA	$—	$514	$1,303	$164	$1,653	$—	$948	$705
Americas	—	281	1,568	241	1,608	874	1,658	824

Total	$—	$795	$2,871	$405	$3,261	$874	$2,606	$1,529

        The EMEA business unit encompasses the Company's operations in Europe, the Middle East, Africa, and Asia. The Americas business unit encompasses the Company's operations in North America, and Central and South America.

6.    RECEIVABLES

        Accounts receivable is net of an allowance for doubtful accounts of $0, $1,665, and $1,638 at June 30, 2005, June 30, 2006, and December 31, 2006, respectively. Accounts receivable at June 30, 2005 were not material. There were no customers with accounts receivable representing 10% or more of consolidated accounts receivable at June 30, 2006, or December 31, 2006.

7.    PROPERTY AND EQUIPMENT—NET

        Property and equipment at cost and accumulated depreciation at June 30, 2005 and 2006, and December 31, 2006 are as follows:

	June 30, 2005	June 30, 2006	December 31, 2006
Property and equipment:
Land and buildings	$—	$12,844	$12,533
Machinery and equipment	136	2,013	3,562
Furniture and fixtures	84	3,403	4,170
Data processing equipment	191	13,037	17,146
Leasehold improvements	2	5,360	10,309
Software licenses	—	2,935	9,858
Capital leases	—	34	1,181

Property and equipment at cost	413	39,626	58,759
Less accumulated depreciation	(16)	(1,341)	(9,298)

Property and equipment—net	$397	$38,285	$49,461

8.    GOODWILL AND INTANGIBLE ASSETS—NET

        Changes in goodwill during the six months ended December 31, 2006 include the effects of the finalization of the puchase price allocation related to the acquisition of the Claims Services Group of ADP, as well as cumulative translation adjustments. Changes in goodwill for the year ended June 30, 2006 and for the six months ended December 31, 2006 by business segment are as follows:

	EMEA	Americas	Total
Balance—July 1, 2005	$—	$—	$—
Additions from the Acquisition	434,702	84,958	519,660
Translation adjustments	21,448	313	21,761

Balance—June 30, 2006	$456,150	$85,271	$541,421
Adjustments	(8,830)	5,655	(3,175)
Translation adjustments	14,655	(218)	14,437

Balance—December 31, 2006	$461,975	$90,708	$552,683

        Components of intangible assets, excluding goodwill, are as follows; there were no intangibles at June 30, 2005:

	June 30, 2006	December 31, 2006
Intangibles (excluding goodwill):
Internally developed software	$18,024	$19,719
Customer relationships	179,138	182,489
Trademarks	14,396	14,480
Software and database technology	250,299	251,104

Less accumulated amortization	(20,563)	(64,368)

Intangible assets—net	$441,294	$403,424

        Intangible assets (except goodwill) have finite lives and, as such, are subject to amortization. The weighted average remaining useful life of the intangible assets is 12.5 years (3 years for internally developed software, 19.5 years for customer relationships, 3.5 years for trademarks and 8.5 years for software and database). Internally developed software is amortized on a straight-line basis. The other intangible assets are amortized on an accelerated basis to reflect the pattern in which economic benefits of the intangible assets are consumed. Amortization of intangibles totaled $0, $20,563, and $44,229 for the period from March 24, 2005 (inception) through June 30, 2005, the year ended June 30, 2006, and the six months ended December 31, 2006. Estimated amortization expenses of the Company's existing intangible assets for the next five years ended June 30 are as follows:

Six months ending June 30, 2007	$44,463
2008	73,472
2009	61,317
2010	50,200
2011	38,172
Thereafter	135,800

Total	$403,424

        The above useful lives represent the Company's best estimates. However, actual lives may differ from these estimates. In addition, the expected future amortization may vary based on fluctuations in foreign currency exchange rates.

9.    FINANCIAL INSTRUMENTS AND DERIVATIVES

        Financial Instruments—At June 30, 2005 and 2006 and December 31, 2006, the carrying amounts of cash equivalents, receivables, accounts payable, and other liabilities approximated their fair values because of the short-term maturities of these financial instruments. The carrying amounts of long-term debt at December 31, 2006, approximated fair value based on prevailing interest rates.

        Derivatives—In the normal course of business, the Company is exposed to interest rate changes and foreign currency fluctuations. The Company strives to limit these risks through the use of derivatives such as interest rate swaps and foreign exchange options. Derivatives are not used for speculative purposes. However, the Company's derivative instruments are not designated as hedging instruments.

        In February 2006, the Company entered into a foreign currency exchange option (the "FX Option") that gives the Company the option to call USD $200,000 at a strike price of 1.1646 EUR/USD at any time up to February 8, 2011. In February 2006, the Company paid approximately $7,912 for the FX Option. As of June 30, 2006 and December 31, 2006, the fair value of the FX Option approximated $3,980 and $1,992, respectively, and was recorded in other assets in the consolidated balance sheet. The decrease in fair value of approximately $3,932 and $1,988 was recognized in other expense in the statement of operations during the year ended June 30, 2006 and the six months ended December 31, 2006, respectively.

        Effective April 27, 2006, the Company entered into two interest rate swaps with maturities on July 13, 2011. One swap has a notional amount of $195,000 and requires the Company to pay a fixed rate of 5.35%. The second interest rate swap has a notional amount of €368,421 and requires the Company to pay, on a quarterly basis, a fixed rate of 3.72%. The estimated fair market value of the interest rate swaps was $1,082 and $1,193 as of June 30, 2006 and December 31, 2006, respectively. The fair value of the interest rate swaps was recorded in other assets as of June 30, 2006 and December 31, 2006, respectively, in the consolidated balance sheet. The increase in fair value of approximately $1,082 during the year ended June 30, 2006 and of approximately $111 for the six months ended December 31, 2006 was recognized as other income in the consolidated statements of operations.

        The estimated fair values of the Company's derivatives were determined based on quoted market prices and may not be representative of actual values that could have been realized or that will be realized in the future.

        During the six months ended December 31, 2006, the Company recognized realized losses on its interest rate swaps of $1,772.

10.    LONG-TERM DEBT

        Long-term debt at June 30, 2006 and December 31, 2006, consists of the following:

	June 30, 2006	December 31, 2006
Senior Secured Credit Facilities:
First Lien Credit Facility:
Domestic Revolver Loan, due April 2012	$11,000	$10,000
European Revolver Loan, due April 2012		7,865
Domestic Term Loan, due April 2013	240,000	239,400
European Term Loan, due April 2013	281,127	286,927
Second Lien Credit Facility— European Term Loan, due October 2013	210,845	216,277
Subordinated Unsecured Credit Facility— Mezzanine Loan, due October 2014	104,867	114,291

Total	847,839	874,760
Less current portion	16,211	23,148

Long-term portion	$831,628	$851,612

        Senior Secured Credit Facilities—In April 2006, the Company entered into a senior secured credit arrangement (the "Senior Secured Credit Facilities") under a First and Second Lien Credit and Guaranty Agreement (the "First and Second Lien Credit Facility") with a syndicate of commercial lenders. The First Lien Credit Facility includes a revolving commitment ("Revolver Credit Facility") which permits U.S. Dollar or Euro-based borrowings and issuances of letters of credit of up to $50,000 in the aggregate; a domestic term loan commitment ("Domestic Term Loan") of $240,000; and a European term loan commitment ("European Term Loan") of €220,000. As of December 31, 2006, the Company had $10,000, $7,865 (€6,000), $239,400 and $286,927 (€218,900) in outstanding loans under the U.S. dollar-based Revolver Credit Facility, Euro-based Revolver Credit Facility, Domestic Term Loan and European Term Loan, respectively, with interest rates of 8.18%, 5.75%, 7.62% and 5.75%, respectively.

        The Second Lien Credit Facility includes a European term loan commitment ("European Second Term Loan") of €165,000. As of December 31, 2006, the Company had $216,277 (€165,000) in outstanding loans under the European Second Term Loan, with an interest rate of 9.13%.

        Borrowings under the Senior Secured Credit Facilities bear interest, to be reset at the Company's option, at a rate determined by the sole lead arranger of the syndicate of commercial lenders equal to (i) the offer rate on dollars based on the British Bankers' Association Settlement Rate for deposits or (ii) the offer rate on the Euro from the Banking Federation of the European Union, or (iii) in the event such rates are not available, then the offered quotation rate to first class banks in the London inter-bank market or European inter-bank market by Citibank USA Inc. for deposits, respectively, in each case, plus an applicable margin that varies based upon the Company's consolidated leverage ratio, as defined in the agreement. Beginning on September 30, 2006, consecutive quarterly principal payments of $600 and €550 are required for the Domestic Term Loan and European Term Loan, respectively, under the First Lien Credit Facility with the remaining balance due in April 2013. The Senior Secured Credit Facility allows for voluntary prepayments under specified conditions and requires mandatory prepayments and commitment reductions upon the occurrence of certain events, including among others, sale of assets, receipt of insurance or condemnation proceeds, excess cash flow, and issuances of debt and equity securities.

        The obligations under the Senior Secured Credit Facility are secured by substantially all of the assets of the Company. The Senior Secured Credit Facility contains certain covenants including, among others, requirements related to financial reporting, maintenance of operations, compliance with applicable laws and regulations, maintenance of interest rate protection and compliance with specified financial covenants, as well as restrictions related to liens, investments, additional indebtedness, dispositions of assets or subsidiary interests, dividends, distributions, issuances of equity securities, transactions with affiliates, capital expenditures, and certain other changes in the business. Financial covenants include the requirement to maintain a minimum interest coverage ratio and limit maximum total leverage, senior leverage ratios, and levels of capital expenditures.

        Subordinated Unsecured Credit Facility—In April 2006, the Company entered into a subordinated unsecured credit guaranty agreement ("Subordinated Unsecured Credit Agreement") with a syndicate of commercial lenders. The Subordinated Unsecured Credit Agreement consists of a European term loan ("European Mezzanine Loan") of €80,000. As of December 31, 2006, the Company had an outstanding European Mezzanine Loan balance of $114,291 (€87,194), including accumulated interest of $9,430, at an interest rate of 12.6% with a maturity date in October 2014.

        Borrowings under the Subordinated Unsecured Credit Agreement bear interest, to be reset at the Company's option, at a rate determined by the sole lead arranger of the syndicate of commercial lenders equal to (i) the offer rate on dollars based on the British Bankers Association Settlement Rate for deposits or (ii) the offer rate on the Euro from the Banking Federation of the European Union, or (iii) in the event such offer rates are not available, then the offered quotation rate to first class banks in the London inter-bank market or European inter-bank market by Citibank USA Inc. for deposits in each case, plus an applicable margin of 9%, which shall be capitalized, compounded, and added to the unpaid principal amount of the European Mezzanine Loan on the last day of each interest period on no less than a quarterly basis.

        The Subordinated Unsecured Credit Agreement allows for voluntary prepayments under specified conditions and requires mandatory repayments upon the sale of assets or receipt of insurance or condemnation proceeds. This agreement also contains certain covenants including, among others, requirements related to financial reporting, maintenance of operations, compliance with applicable laws and regulations and compliance with specified financial covenants, as well as restrictions related to liens, investments, additional indebtedness, dispositions of assets or subsidiary interests, dividends, distributions, issuances of equity securities, transactions with affiliates, capital expenditures, and certain other changes in the business. Financial covenants include the requirement to maintain a minimum interest coverage ratio and limit maximum total leverage, senior leverage ratios, and levels of capital expenditures.

        In connection with the Senior Secured Credit Facilities and the Subordinated Unsecured Credit Facility Agreements the Company incurred approximately $32,000 in financing costs, which were deferred and included as part of other assets in the consolidated balance sheet and are amortized on the effective interest method as interest expense over the term of the debt. Amortization of deferred loan costs for the year ended June 30, 2006, and six months ended December 31, 2006, included in interest expense was approximately $974 and $2,203, respectively.

  Future Minimum Principal Payments

        Future minimum principal payments as of December 31, 2006 are as follows:

December 31, 2006
Six months ending June 30, 2007	$23,148
2008	5,284
2009	5,284
2010	5,284
2011	5,284
Thereafter	830,476

Total	$874,760

        Securities—The Company is authorized to issue an unlimited amount of the following securities.

        Class A Redeemable Preferred Units—each unit holder accrues a daily yield at the rate of 8% per annum, compounded on the last day of each calendar quarter, on the unreturned capital contributions made in respect of such Class A Redeemable Preferred Unit plus all unpaid yield for all prior quarterly periods. Any distribution by the Company will be made; first, in respect of all accrued and unpaid yield on the Class A Redeemable Preferred Units; and second, in respect of all unreturned capital on the Class A Redeemable Preferred Units. These units may only be issued in exchange for other securities of the Company. No Class A Redeemable Preferred Units have been issued or are outstanding.

        Class B Redeemable Preferred Units—each unit holder accrues a daily yield at the rate of 8% per annum, compounded on the last day of each calendar quarter, on the unreturned capital contributions made in respect of such Class B Redeemable Preferred Unit plus all unpaid yield for all prior quarterly periods. Any distribution made by the Company will first be paid to holders of Class A Redeemable Preferred Units. Any excess will be distributed to the holders of Class B Redeemable Preferred Units; first, in respect of all accrued and unpaid yield on the Class B Redeemable Preferred Units; and second, in respect of all unreturned capital on the Class B Redeemable Preferred Units. The Class B Redeemable Preferred Units can be redeemed at any time by the Company at their redemption value (unpaid yield and unreturned capital). The holders of the majority of Class B Redeemable Preferred Units (GTCR) control the Company through their ownership of common units and board of managers' representation. Therefore, in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities, the Company has classified the Class B Redeemable Preferred Units as redeemable securities.

        Class A Common Units—each holder has the right of one vote per unit.

        Class B Common Units—holders of these units have no voting rights. No units have been issued or are outstanding.

        Unit Purchase Agreement—On April 1, 2005, the Company entered into a unit purchase agreement (the "Unit Purchase Agreement") and completed the first of two investment transactions with GTCR. Pursuant to the first investment transaction, the Company issued an aggregate of 13,333,332 Class A Common Units ("common units") at a price of $0.30 per unit and an aggregate of 1,000 Class B Redeemable Preferred Units ("preferred units") at a price of $1,000 per unit to GTCR, resulting in proceeds before issuance costs of $5,000. Concurrent with this first GTCR investment, certain executives, managers and other employees purchased an aggregate of 2,262,124 common units at a price of $0.30 per unit and 24.56 preferred units at a price of $1,000 per unit resulting in proceeds of $703. The total proceeds before issuance costs from these investment transactions were allocated to the preferred units and common units at their respective offering prices. The offering prices of these securities of $0.30 per common unit and $1,000 per preferred unit were considered to be the fair value as the Company was in the development stage. The Company incurred issuance costs of $405. Issuance costs of $332 and $73 were allocated to the common and preferred units, respectively, based on their relative fair value.

        On April 13, 2006, in connection with the Acquisition, the Company amended and restated the Unit Purchase Agreement in order to facilitate the second of two investment transactions with GTCR. Pursuant to the second investment transaction, the Company issued an aggregate of 14,533,332 common units at a price of $0.30 per unit and 199,640 preferred units at a price of $1,000 per unit to GTCR, resulting in proceeds before issuance costs of $204,000. Concurrent with this second GTCR investment, certain executives, managers and other employees purchased an aggregate of 1,230,942 common units at a price of $0.30 per unit and 3,574.8 preferred units at a price of $1,000 per unit, resulting in proceeds of $3,944. Additionally, pursuant to the second investment transaction, the Company repurchased 312,769 common units from certain executives, directors, and employees, at a price of $0.30 per unit, resulting in total cash cost of $94. The net proceeds before issuance costs from these investment transactions were allocated at fair value, contemporaneously determined, based on management's best estimate of $90,466 ($2.94 per unit) for common units and $119,285 ($600.40 per unit) for preferred units. The Company incurred issuance costs of $2,185. Issuance costs of $930 and $1,255 were allocated to the common and preferred units, respectively, based on their relative fair values. As the preferred units can be redeemed at any time by the holders of the units, the carrying value of the preferred units is adjusted to their redemption amount on each balance sheet date. These adjustments resulted in accretion of $73, $85,184, and $8,467 for the period from March 24, 2005 (inception) to June 30, 2005, the year ended June 30, 2006 and the six months ended December 31, 2006, respectively.

  Redeemable Preferred and Common Units Held by Certain Executives, Directors and Other Employees

        Co-Invest Preferred and Common Units and Carried Common Units—Pursuant to terms of the Unit Purchase Agreement, certain executives, directors and other employees were granted the right to purchase redeemable preferred and common units ("Co-Invest Preferred Units" and "Co-Invest Common Units", respectively). These Co-Invest Preferred and Common Units were fully vested upon purchase. Additionally, certain executives, directors and other employees were granted the right to separately purchase common units ("Carried Common Units"). The Carried Common Units become vested in accordance with a vesting schedule, typically over a 4 year period, as long as the holders are employed by the Company or any of its subsidiaries.

        In the first investment transaction on April 1, 2005, Co-Invest Common Units were issued at $0.30 per unit which was determined to be the fair value since the Company was in the development stage, and as such, no compensation expense has been recognized on these units as of June 30, 2005 and 2006, and December 31, 2006.

        On April 13, 2006, in conjunction with the Acquisition, certain employees and directors received 3,574.8 Co-Invest Preferred Units and 1,230,942 Co-Invest and Carried Common Units for a payment of $3,944. The Co-Invest Preferred and Co-Invest and Carried Common Units had fair values of approximately $2,146 and $3,605, respectively. The $1,807 difference in cash paid and fair value received was recorded as deferred unit based compensation. The deferred unit-based compensation attributed to the Co-Invest Common Units of $265 was recognized immediately as an expense in the consolidated statement of operations for the year ended June 30, 2006 since these Common Units are fully vested on June 30, 2006. The deferred unit-based compensation attributed to the Carried Common Units of $1,542 was to be amortized over the vesting period of 4 years. At June 30, 2006 and December 31, 2006, compensation expense of $361 and $194, respectively, has been recognized on Co-Invest and Carried Common Units.

        At June 30, 2005 and 2006, and December 31, 2006, 1,934,653, 2,010,293, and 1,742,252 Carried Common Units are subject to the Repurchase Option as defined below.

        Repurchase Option—The Carried Common Units are subject to repurchase upon the executive's or the employee's separation from the Company (together, the "Repurchase Option"). In the event of the executive's or employee's separation, the Carried Common Units (whether vested or unvested and whether held by executive or one or more of executive's transferees, other than the Company and GTCR) will be subject to repurchase. The Company may assign its repurchase rights to any person, provided that if there is a subsidiary public offering and the securities of such subsidiary are distributed to the members of the Company, then such subsidiary will be treated as the Company with respect to any repurchase of the securities of such subsidiary. In the event of a separation, (i) the purchase price for each unvested Carried Common Unit will be the lesser of (A) the original cost for such unit and (B) the fair market value of such unit as of the delivery date of the repurchase notice or supplemental repurchase notice, as the case may be, and (ii) the purchase price for each vested Carried Common Unit will be the fair market value of such unit as of the delivery date of the repurchase notice or supplemental repurchase notice, as the case may be; provided, however, that if the executive's or employee's employment is terminated with cause, the purchase price for each vested Carried Common Unit will be the lesser of (A) the executive's or employee's original cost for such unit and (B) the fair market value of such unit as of the delivery date of the repurchase notice or supplemental repurchase notice, as the case may be.

        Additional Common Units—The Company has reserved 310,958 additional common units (the "Additional Units") for issuance to other executives and employees of the Company and its subsidiaries (including executives and employees of acquired companies). In the event that any portion of such Additional Units has not been issued prior to a sale of the Company, the Company shall issue an aggregate number of Class B Common Units equal to 50% of the portion of the Additional Units that have not been issued as of such time to the Chief Executive Officer ("CEO") and the other current executives of the Company or its subsidiaries, in the amounts and to such executives (including the CEO) as directed by the CEO to the Company in writing. This provision terminates upon the earlier to occur of a separation of the CEO and the consummation of a sale of the Company.

12.    EMPLOYEE BENEFIT PLANS

        Pension Plans—The Company's foreign subsidiaries sponsor various defined benefit plans and individual defined benefit arrangements covering certain eligible employees. All of the defined benefit plans and arrangements are closed to new members. The benefits under these pension plans are based on years of service and compensation levels. Funding is limited to statutory requirements. The Company generally uses a June 30 measurement date for its foreign pension plan, however, the Company also measured its plan assets and obligations as of December 31, 2006. The change in benefit obligations and plan assets as well as the funded status of the Company's foreign pension plans for the year ended June 30, 2006, and the six months ended December 31, 2006, were as follows:

	June 30, 2006	December 31, 2006
Change in plan assets:
Fair value of plan assets—beginning of year	$—	$27,700
Net transfer, including effect of business combination	25,800	—
Actual return on plan assets	200	600
Employer contributions	400	900
Benefits paid	(100)	(200)
Foreign currency exchange rate changes	1,400	700

Fair value of plan assets—end of year	$27,700	$29,700

Change in benefit obligation:
Benefit obligation—beginning of year	$—	$32,800
Net transfer, including effect of business combination	31,400	—
Service cost	200	600
Interest cost	400	800
Actuarial (gain) loss	(800)	2,000
Benefits paid	(100)	(200)
Foreign currency exchange rate changes	1,700	900

Projected benefit obligation—end of year	$32,800	$36,900

Funded status—plan assets less benefit obligation	$(5,100)	$(7,200)
Unrecognized net actuarial (gain) loss due to experience different than assumed	(700)	1,500

Accrued pension liability	$(5,800)	$(5,700)

        The accumulated benefit obligation for all defined benefit pension plans was $29,800 and $33,800 at June 30, 2006 and December 31, 2006, respectively.

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Company's pension plans with accumulated benefit obligations in excess of plan assets were $36,900, $33,800 and $29,700, respectively, as of December 31, 2006.

        The components of net pension expense were as follows:

	Year Ended June 30, 2006	Six Months Ended December 31, 2006
Service cost—benefits earned during the period	$200	$600
Interest cost on projected benefits	400	800
Expected return on plan assets	(300)	(700)

	$300	$700

        General assumptions used to determine the actuarial present value of benefit obligations for the year ended June 30, 2006, and six months ended December 31, 2006 were:

	June 30, 2006	December 31, 2006
Discount rate	4.75%	4.50%
Increase in compensation levels	1.95	2.07

        General assumptions used to determine the net pension expense for the year ended June 30, 2006 and six months ended December 31, 2006 were:

	June 30, 2006	December 31, 2006
Discount rate	4.60%	4.75%
Expected long-term rate of return on assets	4.60	4.75
Increase in compensation levels	1.95	2.07

        The discount rate is based upon published rates for high-quality fixed-income investments that produce cash flows that approximate the timing and amount of expected future benefit payments.

        The weighted-average long-term expected rate of return on assets assumption is 4.75%. This percentage has been determined based on historical and expected future rates of return on plan assets considering the target asset mix and the long-term investment strategy.

        Plan Assets—The plan assets of the pension plans are the liability of insurance companies and benefit payments are fully insured. The insurance companies invest the plan assets in accordance with the terms of the insurance companies' guidelines and the Company has no control over the investment decisions made by the insurance companies. The insurance companies invest virtually the entire pension plan portfolio in fixed income securities.

        Contributions—The minimum required contribution and expected contribution to the Company's pension plans are $1,000 for the remainder of the year ending June 30, 2007.

        Estimated Future Benefit Payments—The benefits expected to be paid for the remainder of fiscal year 2007 and the fiscal years ending June 30, 2008 to the year ending June 30, 2011, are $400, $3,300, $900, $2,600 and $1,100, respectively. The aggregate benefits expected to be paid in the five years ending June 30 from 2012 to 2016 are $7,900. The expected benefits to be paid are based on the same assumptions used to measure the Company's pension plans' benefit obligation at December 31, 2006, and include estimated future employee service.

        Retirement and Savings Plan—The Company has defined contribution plans that cover most of its domestic employees. This 401(k) plan provides company matching under various formulas. The costs for the domestic associates plans for the period from March 24, 2005 (inception) through June 30, 2005, the year ended June 30, 2006, and the six months ended December 31, 2006 were $0, $300, and $800, respectively.

        The Company's foreign subsidiaries have defined contribution plans that cover certain international employees. These retirement savings-type plans provide company matching under various formulas. The Company's match amounted to approximately $0, $700, and $2,300 for the period from March 24, 2005 (inception) through June 30, 2005, the year ended June 30, 2006, and the six months ended December 31, 2006, respectively.

13.    RELATED-PARTY TRANSACTIONS

        In connection with the Unit Purchase Agreement between the Company and GTCR, the Company entered into a professional services agreement (the "Professional Services Agreement") with GTCR as of April 1, 2005. This agreement provides for GTCR to provide certain professional services in exchange for annual management fees of $250 commencing when Solera, Inc. has consolidated EBITDA of at least $3,000. Pursuant to the Professional Services Agreement, the Company incurred management fees of approximately $62 and $124 for the year ended June 30, 2006 and the six months ended December 31, 2006, respectively, and none for the period from March 24, 2005 (inception) to June 30, 2005. The Professional Services Agreement also provides for a placement fee of one percent of the gross amount financed pursuant to certain issuances of equity and debt. The Company incurred placement fees of $405 for the period from March 24, 2005 (inception) through June 30, 2005. This amount has been recorded as an equity issuance cost. In connection with the raising of equity and debt financing, the Company incurred placement fees during the year ended June 30, 2006 of $10,900, of which $2,180 was recorded as an equity issuance cost and $8,720 was included in debt issuance costs.

        Certain minority shareholders of the Company's international subsidiaries are also commercial purchasers and users of the Company's software and services. Revenue transactions with all of the individual minority shareholders in the aggregate represent less than 5% of the Company's consolidated revenue.

        In February 2006, the Company entered into an advisory services and success agreement (the "Advisory Services Agreement") with a member of its board of managers. Pursuant to this agreement, in exchange for advisory services rendered, the Company agreed to pay the board member, upon consummation of the Acquisition, the lesser of $4,500 or a specified dollar formula calculated as a percentage of the Acquisition purchase price. Based on the final purchase price of approximately $1.0 billion, the Company paid the board member approximately $3,800 for services rendered in conjunction with the Acquisition during the year ended June 30, 2006. This amount is recorded as a cost of the Acquisition.

14.    INCOME TAXES

        The Company's operations are included in separate income tax returns filed with the appropriate taxing jurisdictions. The Company's operations are included in either separate or consolidated income tax returns filed with the appropriate jurisdictions.

        Loss before provision for income taxes shown below is based on the geographic location to which such earnings are attributable:

	Period From March 24, 2005 (Inception) Through June 30, 2005	Year Ended June 30, 2006	Six Months Ended December 31, 2005	Six Months Ended December 31, 2006
Loss before income taxes and minority interest:
United States	$(740)	$(16,418)	$(1,520)	$(21,986)
Foreign	—	(2,816)	—	(4,236)

Total	$(740)	$(19,234)	$(1,520)	$(26,222)

        The provision (benefit) for income taxes on earnings from operations consists of the following components:

	Year Ended June 30, 2006	Six Months Ended December 31, 2006
Current:
Federal	$—	$(109)
Foreign	4,573	15,871
State	6	568

Total current	4,579	16,330

Deferred:
Federal	(4,057)	(6,350)
Foreign	(965)	(7,038)
State	(825)	(824)

Total deferred	(5,847)	(14,212)

Total income tax provision (benefit)	$(1,268)	$2,118

        Due to losses incurred from inception to June 30, 2005, and the related full valuation allowance against the Company's deferred tax assets, no tax expense or benefit was recorded for the period from inception to June 30, 2005.

        A reconciliation between the Company's effective tax rate on income from operations and the U.S. federal statutory rate is as follows:

	Period from March 24, 2005 (inception) through June 30, 2005		Year ended June 30, 2006		Six Months Ended December 31, 2005		Six Months Ended December 31, 2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit at U.S. statutory rate	$(259)	(35.0)%	$(6,732)	(35.0)%	$(532)	(35.0)%	$(9,178)	(35.0)%
(Increase) decrease in benefit from:
State taxes—net of federal tax benefit	—	—	(533)	(2.8)	—	—	(256)	(1.0)
Foreign rate lower than U.S. federal statutory rate	—	—	1,301	6.8	—	—	2,253	8.6
Impact on deferred taxes due to reduction in foreign income tax rate	—	—	62	0.3	—	—	—	—
Change in valuation allowance	227	30.7	3,069	16.0	—	—	8,146	31.1
LLC income not subject to entity level income tax	—	—	1,395	7.3	—	—	758	2.8
Other	32	4.3	170	0.8	532	35.0%	395	1.5

Total	$—	—%	$(1,268)	(6.6)%	$—	—%	$2,118	8.0%

        The significant components of deferred income tax assets and liabilities and their balance sheet classifications as of June 30, 2005 and 2006, and December 31, 2006 are as follows:

	June 30, 2005	June 30, 2006	December 31, 2006
Deferred tax assets:
Accrued expenses not currently deductible	$17	$7,118	$8,014
Depreciation and amortization	—	1,147	1,801
Net operating losses	267	6,169	20,391
Other	—	1,563	1,298

	284	15,997	31,504
Less valuation allowances	(284)	(4,717)	(7,386)

Deferred tax assets—net	—	11,280	24,118

Deferred tax liabilities:
Amortization	—	811	—
Deferred acquisition costs	—	52,534	52,163
Other	—	1,444	1,843

Total deferred tax liabilities	—	54,789	54,006

Net deferred tax liabilities	$—	$(43,509)	$(29,888)

        Income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested as of June 30, 2005 and 2006, and December 31, 2006.

        The Company has estimated net operating loss carryforwards of approximately $14,367 at December 31, 2006, of which $109 expires in 2011, $497 expires 2014, $610 expires in 2025, $5,139 expires in 2026 and $8,012 has an indefinite utilization period.

        The Company has recorded valuation allowances of $284, $4,717, and $7,386 at June 30, 2005 and 2006 and December 31, 2006, respectively, because the Company does not believe that it is more likely than not that it will be able to utilize all of the carryforwards to offset future taxable earnings. Approximately $1,112 of the valuation allowance pertain to net operating losses of certain Claims Services Group entities generated prior to the Acquisition. If this valuation allowance is reversed in the future, the related tax benefit would be reflected as a goodwill reduction and not as a tax expense reduction.

        Income tax payments were approximately $0, $2,035, and $9,939 for the period from March 24, 2005 (inception) through June 30, 2005 and 2006 and six months ended December 31, 2006, respectively, for payments made directly by the Company.

        The Company is routinely examined by the IRS and tax authorities in countries in which it conducts business, as well as states in which it has significant business operations. The tax years under examination vary by jurisdiction. The Company expects an IRS examination for fiscal 1998 through fiscal 2002 to be substantially completed during fiscal 2008. In addition, the IRS is conducting an examination of fiscal 2003 through fiscal 2006. The Company regularly considers the likelihood of assessments in each of the jurisdictions resulting from examinations. The Company has established tax reserves which it believes are adequate in relation to the potential assessments. Once established, reserves are adjusted when there is more information available, when an event occurs necessitating a change to the reserves or the statute of limitations for the relevant taxing authority to examine the tax position has expired. The resolution of tax matters should not have a material effect on the consolidated financial condition of the Company, although a resolution could have a material impact on the Company's Statements of Consolidated Earnings for a particular future period and on the Company's effective tax rate.

15.    CONTRACTUAL COMMITMENTS, CONTINGENCIES, AND OFF-BALANCE-SHEET ARRANGEMENTS

        The Company has obligations under various facilities and equipment leases and software license agreements. Total expense under these agreements was approximately $28, $2,664 and $8,374 for the period from March 24, 2005 (inception) through June 30, 2005, the year ended June 30, 2006 and the six months ended December 31, 2006, respectively, with minimum commitments at December 31, 2006, as follows:

Six months ending June 30, 2007	$13,485
2008	19,769
2009	16,723
2010	11,124
2011	8,297
Thereafter	15,962

Total	$85,360

        In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices.

        In Ellis and Weaver v. Allstate Insurance Company, et. al., a putative class action, the plaintiff alleged that the Company's medical bill review product and its total loss valuation product generate biased results in favor of the Company's insurance customers. The portion of the complaint relating to medical bill review was settled in 2004 with no monetary consideration being exchanged, but the claim relating to the Company's total loss valuation product remains outstanding. Although the Company is unable to make an estimate of the range of loss which might be possible from this proceeding, the Company nevertheless believes that any ultimate liability arising out of this proceeding will not have a material adverse effect on its consolidated financial statements. The Company is subject to other various claims and litigation in the normal course of business. The Company does not believe that the resolution of these matters will have a material impact on the consolidated financial statements.

        In the normal course of business, the Company enters into contracts in which it makes representations and warranties that guarantee the performance of the Company's products and services. Losses related to such guarantees are not significant.

16.    SEGMENT AND GEOGRAPHIC INFORMATION

        The Company manages its business operations through two strategic business units. Based upon the information reported to the chief operating decision maker, who is the Chief Executive Officer, the Company has the following reportable segments: EMEA and Americas. The EMEA business unit encompasses the Company's operations in Europe, the Middle East, Africa and Asia. The Americas business unit encompasses the Company's operations in North America, and Central and South America. Prior to December 1, 2006, the Company was organized into three reportable segments: EMEA, Americas and Netherlands. In connection with the initial filing of the Company's Consolidated Financial Statements as part of a Registration Statement on Form S-1, the Company has presented the disclosures as required by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, for all periods presented to conform to the segment structure in place beginning as of December 1, 2006. The Company evaluates the performance of its reportable segments based on operating results before income taxes:

	EMEA	Americas	Corporate	Total
Period From March 24, 2005 (Inception) Through June 30, 2005
Revenues	$—	$155	$—	$155
Loss before income taxes and minority interest	—	(740)	—	(740)
Assets	—	4,865	—	4,865
Capital expenditures	—	412	—	412
Depreciation and amortization	—	16	—	16
Interest income	—	22	—	22
Year Ended June 30, 2006
Revenues	54,933	40,151	—	95,084
Earnings (loss) before income taxes and minority interest	6,171	(4,067)	(21,338)	(19,234)
Assets	893,334	315,340	44,331	1,253,005
Capital expenditures	1,830	2,282	—	4,112
Depreciation and amortization	13,202	10,369	—	23,571

Interest expense	1	9	14,832	14,842
Other (income) expense, net	(485)	(182)	2,503	1,836
Six Months Ended December 31, 2005 (unaudited)
Revenues	$—	$634	$—	$634
Earnings (loss) before income taxes and minority interest	—	(1,520)	—	(1,520)
Assets	—	3,961	—	3,961
Capital expenditures	—	150	—	150
Depreciation and amortization	—	80	—	80
Interest expense	—	2	—	2
Other (income) expense, net	—	(62)	—	(62)
Six Months Ended December 31, 2006
Revenues	133,978	93,741	—	227,719
Earnings (loss) before income taxes and minority interest	18,800	1,996	(47,018)	(26,222)
Assets	885,887	327,466	53,130	1,266,483
Capital expenditures	3,584	11,899	—	15,483
Depreciation and amortization	28,765	22,290	—	51,055
Interest expense	8	90	36,318	36,416
Other (income) expense, net	(1,571)	(260)	4,094	2,263

        The Company conducts its sales, marketing and customer service activities throughout the world. Geographic revenue information is based on the location of the customer. No single country other than the United States, The Netherlands and the United Kingdom accounted for 10% or more of total external revenues or long-lived assets.

	Europe*	United States	The Netherlands	UK	Other	Total
Period From March 24, 2005 (Inception) Through June 30, 2005
Revenues	$—	$155	$—	$—	$—	$155
Property and equipment—net	—	397	—	—	—	397
Year Ended June 30, 2006
Revenues	$33,362	$31,018	$11,301	$8,760	$10,643	$95,084
Property and equipment—net	18,842	12,901	487	3,949	2,106	38,285
Six Months Ended December 31, 2005 (unaudited)
Revenues	$—	$634	$—	$—	$—	$634
Property and equipment—net	—	468	—	—	—	468
Six Months Ended December 31, 2006
Revenues	$79,123	$71,817	$28,010	$23,539	$25,230	$227,719
Property and equipment—net	18,303	24,998	358	3,407	2,395	49,461

*
Europe excluding The Netherlands and the United Kingdom

17.    SUBSEQUENT EVENT

        On April 30, 2007, the Company's Board of Managers approved a one-for-three reverse unit split. Immediately after giving the effect to the split, the Company had approximately 31,046,962 common units outstanding (with fractional units to be paid to unitholders in cash). The split did not change the number of authorized common units or modify any voting rights or other terms of the common units. All unit and per unit information in the accompanying consolidated financial statements have been retroactively restated to reflect the split.

*  *  *  *  *  *

INDEPENDENT AUDITORS' REPORT

To the Board of Managers of
Solera Holdings, LLC
San Ramon, California

        We have audited the accompanying combined balance sheets of Claims Services Group (entities commonly controlled by Automatic Data Processing, Inc.) (the "Company") as of June 30, 2004 and 2005, and the related combined statements of earnings, group equity, and cash flows for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Claims Services Group as of June 30, 2004 and 2005, and the results of its operations and its cash flows for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
San Jose, California
February 12, 2007

CLAIMS SERVICES GROUP

COMBINED BALANCE SHEETS

AS OF JUNE 30, 2004 AND 2005

(In thousands)

	2004	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$107,824	$121,313
Cash in escrow	6,056	1,853
Accounts receivable—net	58,511	69,114
Other current assets	12,424	12,229
Deferred income taxes	8,126	7,738
Notes receivable from affiliated parties	—	2,825
Assets of discontinued operations	2,848	199

Total current assets	195,789	215,271
PROPERTY AND EQUIPMENT—Net	37,641	33,456
OTHER ASSETS	1,836	352
NOTES RECEIVABLE FROM AFFILIATED PARTIES	2,875	14,166
DEFERRED INCOME TAXES	547	561
GOODWILL	149,152	156,009
INTANGIBLE ASSETS—Net	168,929	188,250

TOTAL	$556,769	$608,065

LIABILITIES AND GROUP EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,877	$23,513
Accrued expenses and other current liabilities	78,966	83,861
Income taxes payable	13,504	21,736
Deferred income taxes	4,438	3,935
Notes payable to affiliated parties	799	14,080
Liabilities of discontinued operations	4,841	195

Total current liabilities	118,425	147,320
OTHER LIABILITIES	1,556	1,590
DEFERRED INCOME TAXES	50,621	47,138
DEFERRED REVENUES	1,220	2,839
NOTES PAYABLE TO AFFILIATED PARTIES	4,285	3,231

Total liabilities	176,107	202,118
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	4,276	6,665
GROUP EQUITY	376,386	399,282

TOTAL	$556,769	$608,065

See notes to combined financial statements.

CLAIMS SERVICES GROUP

STATEMENTS OF COMBINED EARNINGS

YEARS ENDED JUNE 30, 2004 AND 2005 AND

PERIOD FROM JULY 1, 2005 THROUGH APRIL 13, 2006

(In thousands)

	Years Ended June 30		Period from July 1, 2005 through April 13, 2006
	2004	2005
Revenues	$361,179	$412,355	$335,146

Operating expenses	107,590	117,361	101,995
Selling, general and administrative expenses	94,757	112,480	87,033
Systems development and programming costs	57,465	62,690	52,306
Depreciation and amortization	28,754	34,335	28,894
Restructuring charges (benefit)	1,740	5,512	(468)
Impairment charges	4,214	—	—
Interest expense	271	334	318
Other (income) expense—net	(1,323)	(4,065)	(3,069)

Total operating expenses	293,468	328,647	267,009

Earnings from continuing operations before provision for income taxes, minority interests, and loss (income) from discontinued operations, net of benefit from income taxes	67,711	83,708	68,137
Provision for income taxes	22,124	24,030	23,688
Minority interests in net income of combined subsidiaries	1,229	1,909	3,468

Earnings from continuing operations before loss (income) from discontinued operations, net of benefit from income taxes	44,358	57,769	40,981

Loss (income) from discontinued operations, net of benefit from income taxes of $4,828 and $82 for the years ended June 30, 2004 and 2005, respectively	(3,816)	128	—

Net earnings	$48,174	$57,641	$40,981

See notes to combined financial statements.

CLAIMS SERVICES GROUP

STATEMENTS OF COMBINED GROUP EQUITY

YEARS ENDED JUNE 30, 2004 AND 2005 AND
PERIOD FROM JULY 1, 2005 THROUGH APRIL 13, 2006

(In thousands)

	Group Equity	Comprehensive Income
BALANCE—July 1, 2003	$228,307	$—
Net earnings	48,174	48,174
Foreign currency translation adjustments	2,059	2,059
Minimum pension liability adjustment, net of tax of $(6)	14	14

Comprehensive income		$50,247

Dividends paid	(26,277)
Advances from Parent and affiliates	124,109

BALANCE—June 30, 2004	376,386
Net earnings	57,641	$57,641
Foreign currency translation adjustments	10,853	10,853
Minimum pension liability adjustment, net of tax of $357	(591)	(591)

Comprehensive income		$67,903

Dividends paid	(21,276)
Returns to Parent and affiliates	(23,731)

BALANCE—June 30, 2005	399,282
Net earnings	40,981	$40,981
Foreign currency translation adjustments	(997)	(997)

Comprehensive income		$39,984

Dividends paid	(91,043)
Returns to Parent and affiliates	15,741

BALANCE—April 13, 2006	$363,964

See notes to combined financial statements.

CLAIMS SERVICES GROUP

STATEMENTS OF COMBINED CASH FLOWS

YEARS ENDED JUNE 30, 2004 AND 2005 AND
PERIOD FROM JULY 1, 2005 THROUGH APRIL 13, 2006

(In thousands)

	Years Ended June 30		Period from July 1, 2005 through April 13, 2006
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$48,174	$57,641	$40,981
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Loss from discontinued operations, net of tax	3,845	128	—
Gain on disposal of discontinued operations, net of tax	(7,661)	—	—
Depreciation and amortization	28,754	34,335	28,894
Deferred income taxes	(2,114)	(5,989)	(1,629)
Restricted stock compensation expense	268	476	7,443
Minority interests in net income of consolidated subsidiaries	1,229	1,909	3,468
Provision for doubtful accounts	644	1,313	981
Impairment of intangible assets	4,214	—	—
Other	164	778	130
Net change in assets and liabilities of discontinued operations	(1,620)	(1,997)	—
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Receivables	(4,890)	(4,957)	(5,157)
Other assets	(2,064)	540	(1,250)
Accounts payable	(2,731)	7,335	(12,811)
Accrued expenses and other liabilities	5,634	9,682	(4,047)
Income taxes payable	2,171	5,646	(5,680)

Net cash flows provided by operating activities	74,017	106,840	51,325

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15,980)	(7,659)	(9,671)
Additions to intangibles	(10,306)	(9,451)	(6,922)
Acquisitions of businesses, net of cash acquired	(116,788)	(36,456)	(3,403)
Cash paid from (deposited in) escrow account for acquisitions of businesses	(6,056)	4,203	1,853
Proceeds from the sale of businesses	5,369	—	—
Disbursements for notes receivable from affiliated parties	(917)	(14,345)	(17,311)
Proceeds from notes receivable from affiliated parties	2,994	229	16,991
Other	456	504	—

Net cash flows used in investing activities	(141,228)	(62,975)	(18,464)

CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to notes payable to affiliated parties	899	14,686	—
Payments on notes payable to affiliated parties	(29)	(2,459)	—
Net (returns) advances of investments to Parent and affiliates	121,606	(24,320)	8,256
Cash dividends paid to Parent and affiliates	(26,277)	(21,276)	(91,043)

Net cash flows (used in) provided by financing activities	96,199	(33,369)	(82,787)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,950	2,993	6,741

NET CHANGE IN CASH AND CASH EQUIVALENTS	30,938	13,489	(43,185)
CASH AND CASH EQUIVALENTS—Beginning of period	76,886	107,824	121,313

CASH AND CASH EQUIVALENTS—End of period	$107,824	$121,313	$78,128

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments made for interest	$745	$862	$—

Cash payments made for income taxes	$11,651	$13,329	$13,940

See notes to combined financial statements.

CLAIMS SERVICES GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

YEARS ENDED JUNE 30, 2004 AND 2005 AND
PERIOD FROM JULY 1, 2005 THROUGH APRIL 13, 2006

(In thousands, except per share and share amounts)

1.    ORGANIZATION AND BASIS OF PRESENTATION

        Description of Business—The Claims Services Group (the "Company") of Automatic Data Processing, Inc. ("ADP" or the "Parent") provides software and services to the automobile insurance claims processing industry. The Company classifies its operations into the following reportable segments: Automotive Claims Services, Audatex, ADP Business Services, and Other. Automotive Claims Services provides insurance claims management and collision repair management in North America. Audatex provides insurance claims management and collision repair management in Europe, South America, South Africa and Asia. ADP Business Services provides services that help the financial industry and related businesses to streamline end-to-end processes used in property claims, risk management and distribution in the Netherlands.

        Basis of Preparation—The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements present the combined financial position and results of operations of the Company, which are under common control and common management. The historical financial results in the combined financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity. The combined financial statements include all adjustments necessary for a fair presentation of the business and all intercompany balances and transactions of the Company have been eliminated.

        The accompanying combined financial statements include the accounts of the Company, which include the following entities owned directly or indirectly, by the Company:

Entity	Ownership	Location
ADP Claims Solutions Group, Inc.	100%	United States
Collision Repair Business Management LLP	100%	United States
ADP Hollander Inc.	100%	United States
Integrated Medical Solutions, Inc.	100%	United States
Sidexa S.A. (France)	75%	France
Audatex Developpement France SAS	100%	France
Audatex Holding GmbH (Swiss)	100%	Switzerland
Audatex Osterreich GmbH (Austria)	100%	Austria
Informex S.A. (Belgium)	98%	Belgium
Audatex Brasil Servicos Ltda.	100%	Brazil
Audatex Ceska Republica a.s. (fka Mobil Data a.s.)	100%	Czech Republic
Audatex Deutschland Datenverarbeitungs GmbH	100%	Germany
Audatex Daten Internationale Datenentwicklungs GmbH	100%	Germany
Audatex (UK) Limited	100%	United Kingdom
Audatex Magyarorszag Kft. (Hungary)	100%	Hungary
Audatex Espana S.A.	75%	Spain
Audatex Datos Espana S.A.	88%	Spain
Audatex Polska Sp. Zoo.	100%	Poland

Audatex Portugal S.A.	51%	Portugal
Audatex S.A. (Pty) Ltd.	100%	South Africa
Audatex Systems GmbH (Swiss)	100%	Switzerland
Audatex GmbH (Swiss)	100%	Switzerland
Audatex Schweiz GmbH	100%	Switzerland
ADP Network Services Netherlands BV	100%	Netherlands
OOO Audatex (Russia)	100%	Russia
Audatex Mexico S. De R.L. de C.V.	51%	Mexico
Audatex Slovakia s.r.o.	100%	Slovakia
Audatex Ukraine LLC	100%	Ukraine
ADP Business Services Group BV (Netherlands)	100%	Netherlands
ADP Business Services Nerland BV	100%	Netherlands
ABZ BV	100%	Netherlands
ADP Business Services International BV (D)	100%	Netherlands
EBZ BV	100%	Netherlands
ADP Claims Services (BV)	100%	Netherlands
Audatex Italia s.r.l.	100%	Italy
ArgeMu GmBH	100%	Germany
Audatex Services SRL (Romania)	100%	Romania

        In addition to the above entities, the accompanying historical financial statements include the assets, liabilities and operations of a Canadian insurance claims management and collision repair management business, which are part of the Company.

        The accompanying historical financial statements are presented on a carve-out basis and reflect the assets, liabilities, revenues and expenses that were directly attributable to the Company as it was operated within ADP. Each of the above subsidiaries or divisions maintains a separate general ledger and all business activities relate to the Company.

        The group equity balances on the combined balance sheets are comprised of the retained earnings of the Company, foreign currency translation adjustments, dividends paid, and advances from (returns to) Parent and affiliates. The advances from (returns to) Parent and affiliates consist of the receivables and payables for transactions with ADP and its affiliates as well as transactions that are settled by the Parent on behalf of the Company. The receivables and payables within group equity on the combined balance sheets include, but are not limited to, transactions relating to insurance programs, domestic severance liability, services received from affiliated companies, services provided to affiliated companies and income taxes.

        The combined financial statements include costs for facilities, functions and services used by the Company at shared ADP sites and costs for certain functions and services performed by centralized ADP organizations and directly charged to the Claims Services Business based on usage. The Company's combined financial statements include the following transactions with ADP or its affiliates:

        Corporate Overhead Expenses—The Company's statements of combined earnings include an allocation of certain general corporate expenses of ADP, which were in support of the Claims Services Group, including departmental costs for information technologies, travel, treasury, tax, internal audit, risk management, real estate, benefits and other corporate and infrastructure costs. The Company was allocated $1,571, $1,551, and $750 of these overhead costs related to ADP's shared functions for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, which are primarily reported in selling, general and administrative expenses. These allocations were based on a variety of factors. The cost for information technology support is allocated based on the usage of the information technology systems by the Company in relation to ADP's total usage. The allocation of the travel department costs is based on the estimated percentage of travel directly related to the Company. The allocation of the treasury department costs is a combination of an estimated percentage of support staff time and bank service charges that are directly related to the Company's activities. The allocation of the internal audit department costs is based on the internal audit hours incurred for the Company in relation to ADP's total internal audit hours. The allocation of the risk management department costs is based on the estimated percentage of insurance coverage for the Claims Services Group in relation to ADP's total insurance coverage. The allocation of the real estate department costs is based on the number of leased facilities for the Company managed by the corporate real estate department in relation to ADP's total leased facilities. All other allocations are based on an estimated percentage of support staff time related to the Company in comparison to ADP as a whole.

        Insurance Allocation—ADP retains much of the financial risk for insuring property, workers' compensation, automobile liability, commercial general liability insurance and employee group health claims. The Company is charged with the insurance premiums and other related program costs, as well as the estimated amount of losses to be incurred in the respective policy period. Liabilities related to these insurance plans have not been allocated to the Company and therefore are included in group equity on the combined balance sheets. The Company was allocated $4,393, $4,369 and $6,276 of these insurance costs the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively. The portion of the allocated costs that are reported as operating expenses are $1,455, $1,653 and $2,421 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively. The portion of allocated costs that are reported as selling, general and administrative expenses are $1,914, $1,663 and $2,333 for years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively. The portion of allocated costs that are reported as systems and programming expenses are $532, $1,053 and $1,522 for the years ended June 30, 2004 and 2005, and for the period from July 1, 2005 through April 13, 2006, respectively. For the year ended June 30, 2004, $492 of allocated costs are reported within the loss (income) from discontinued operations. Property, workers' compensation, automobile liability and commercial general liability insurance cost allocations include insurance program costs and retained losses. Employee group health costs have been allocated to the Company based on the number of Company's employees participating in the plans in relation to the total number of ADP employees participating in these plans.

        Stock Compensation and Pension Plans—Certain employees of the Company are eligible to participate in certain ADP stock compensation plans. In addition, certain employees of the Company are covered by ADP's defined benefit and defined contribution plans (Note 12).

        Royalty Fees—The statements of combined earnings include trademark royalty fees charged by ADP to the Company based on revenues for licensing fees associated with the use of the ADP trademark. The Company was charged $752, $811 and $587 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, for such trademark royalty fees. The portion of the allocated costs that are reported as operating expenses are $737, $811 and $587 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively. The portion of allocated costs that are reported within the loss (income) from discontinued operations is $15 for the year ended June 30, 2004.

        Facilities—The Company conducts its business in certain facilities that are being leased from various affiliated companies. The Company is charged rent based on the square footage being leased from the affiliated companies. Rental expense of facilities leased from affiliated companies were $1,347, $1,367 and $1,036 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, and are included within selling, general and administrative expenses. In addition, certain affiliates of ADP utilize certain leased space at Company's facilities. The Company charges rent to ADP based on the square footage being leased by the affiliated companies. Rental income from the space leased by ADP's affiliates was $0, $77 and $61 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, which are included in and reduce selling, general and administrative expenses.

        Services Received from Affiliated Companies—The Company conducts business with various affiliated companies that are under the control of ADP. Services purchased from affiliated companies primarily consist of services for the printing and distribution of manuals and compact discs to provide to the Company's customers for the use of products, services for the collection and remittance of cash for certain of the Company's product offerings and a fee per transaction charge for the access to certain car dealership information. Services from affiliated companies were $2,756, $2,810 and $1,566 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, and are included within operating expenses. The Company purchases services from affiliated companies at rates consistent with pricing to third parties.

        Services Provided to Affiliated Companies—The Company has allocated expenses to ADP affiliates for certain general bookkeeping services provided by the Company for an ADP affiliated entity. The Company allocated $26, $27 and $20 of these overhead costs to ADP for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively. All of these allocated costs reduce selling, general and administrative expenses.

        Notes Receivable from Affiliated Parties and Notes Payable to Affiliated Parties —The amounts recorded in the combined financial statements as notes receivable from affiliated parties and notes payable to affiliated parties represent amounts that are receivable from or payable to affiliated parties under contractual arrangements. Interest income and interest expense on these transactions with affiliated companies are disclosed in Note 11.

        Other Services—The Company receives other services from ADP and its affiliates, including payroll processing services and the use of information technology software for recruiting employees. The Company is primarily charged at a fixed rate per employee per month for such payroll processing services and based on usage for the information technology software. Net expense incurred for such services was $437, $654 and $495 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, and is included in the statements of combined earnings primarily as selling, general and administrative expenses.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents—The Company's cash and cash equivalents are primarily comprised of cash in its international bank accounts. The Company's domestic operations participate in ADP's centralized cash management program, where all cash in domestic bank accounts are swept to ADP on a daily basis. All highly liquid debt instruments with original maturities of ninety days or less at the time of purchase are considered cash equivalents.

        Property and Equipment—Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of assets are as follows:

Buildings	20 to 40 years
Building improvements	5 to 15 years
Leasehold improvements	Lesser of 10 years or useful life
Data processing equipment	3 years
Furniture and fixtures	4 to 7 years
Machinery and equipment	3 to 6 years

        Goodwill and Other Intangible Assets—The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which states that goodwill and intangible assets with indefinite useful lives should not be amortized, but instead tested for impairment at least annually at the reporting unit level. If an impairment exists, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Intangible assets with finite lives are amortized primarily on a straight-line basis over their estimated useful lives and are reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144").

        Impairment of Long-Lived Assets—In accordance with SFAS No. 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Use of Estimates—The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the Company's combined financial statements and accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in the Company's balance sheets and the amounts of revenues and expenses reported for each of its fiscal periods are affected by estimates and assumptions which are used for, but not limited to, the accounting for sales allowances, allowance for doubtful accounts, fair value of derivatives, goodwill and intangible asset impairments, amortization of intangibles, restructurings, liabilities under defined benefit plans, stock based compensation and income taxes. Actual results could differ from these estimates.

        Revenue Recognition—A majority of the Company's revenues are attributable to fees for providing services. The Company's customers are billed on a per-transaction basis and/or on a monthly subscription basis. Revenues are recognized only after services are provided, when persuasive evidence of an arrangement exists, the fee is fixed and determinable, and when collectibility is reasonably assured.

        Certain of the Company's services are sold through a single contract with multiple elements, including database services, hardware, and maintenance. The Company accounts for revenue with multiple elements in accordance with Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Elements ("EITF 00-21"). EITF 00-21 provides guidance on (a) how arrangement consideration should be measured, (b) whether the arrangement should be divided into separate units of accounting, and (c) how the arrangement consideration should be allocated among separate units of accounting.

        Certain of the Company's services may require the Company to perform setup and implementation activities necessary for the client to receive the Company's services under the service contract. Up-front fees billed during the setup phase are deferred and amortized on a straight-line basis over the estimated customer life. Setup costs that are direct and incremental to the contract are capitalized and amortized on a straight-line basis over the estimated life of the customer relationship.

        Revenues are reflected net of customer sales allowances, which are based on both specific identification of certain accounts and a predetermined percentage of revenue based on historical experience.

        Foreign Currency Translation—The assets, revenues and expenses of the Company's foreign subsidiaries are translated into U.S. dollars at average exchange rates during the periods. Functional currencies of significant foreign subsidiaries include: Euros, British pounds, Swiss francs and Canadian dollars. Currency transaction gains (losses), which are included in the results of operations, totaled ($363), $872 and $383 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively. Gains or losses from balance sheet translation are included in group equity within other comprehensive income on the combined balance sheets.

        Internal Use Software—Expenditures for software purchases and software developed or obtained for internal use are capitalized and amortized over a three- to five-year period on a straight-line basis. For software developed or obtained for internal use, the Company capitalizes costs in accordance with the provisions of Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Company's policy provides for the capitalization of external direct costs of materials and services associated with developing or obtaining internal use computer software. In addition, the Company also capitalizes certain payroll and payroll-related costs for employees who are directly associated with internal use computer software projects. The amount of capitalizable payroll costs with respect to these employees is limited to the time directly spent on such projects. Costs associated with preliminary project stage activities, training, maintenance and all other post-implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.

        Income Taxes—The Company's operations are included in separate income tax returns filed with the appropriate taxing jurisdictions, except for U.S. federal and certain state and foreign jurisdictions in which the Company's operations are included in the income tax returns of the Parent or an affiliate.

        The provision for income taxes on earnings from continuing operations is computed as if the Company filed on a consolidated stand-alone or separate tax return basis, as applicable. The provision for income taxes on earnings from continuing operations does not reflect the Company's inclusion in the tax returns of the Parent or an affiliate. Certain income taxes of the Company are paid by the Parent or an affiliate on behalf of the Company. The payment of income taxes by the Parent or affiliate on behalf of the Company is recorded within group equity on the combined balance sheets.

        Deferred income taxes and related tax expense have been recorded by applying the asset and liability approach to the Company as if it was a separate taxpayer. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the combined financial statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax bases of the particular assets and liabilities, using enacted tax rates and laws in effect for the years in which the differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

        Fair Value Accounting for Stock Plans—As an operating unit of ADP, certain employees of the Company (a) have been granted stock options to purchase common shares in ADP's stock option program, (b) have been granted restricted stock under which shares of common stock have been sold to the employees for nominal consideration, and (c) participate in ADP's stock purchase plan under which employees have the ability to purchase shares of common stock at 85% of the lower of market value as of the date of purchase or as of the end of the stock purchase plan period.

        As discussed in Note 12, ADP adopted SFAS No. 123(R), Share-Based Payment ("SFAS No. 123(R)"), effective July 1, 2005, using the modified prospective method. Accordingly, prior-period amounts have not been restated. The adoption of this standard requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant. Prior to July 1, 2005, ADP followed Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. Under APB No. 25, no stock-based compensation expense was recognized related to the Company's stock option program and employee stock purchase plan, as all options granted under the stock option program had an exercise price equal to the market value of the underlying common stock on the date of grant and, with respect to the employee stock purchase plan, the discount did not exceed 15%.

        Fair Value of Financial Instruments—The Company's financial instruments, including cash equivalents, accounts receivable, short-term notes receivable from affiliated parties, accounts payable and short-term notes payable to affiliated parties are carried at cost, which approximates their fair value, due to the short-term maturities of these financial instruments. The Company's long-term notes payable to affiliated parties approximate fair value as the notes payable contain provisions that allow the Company to repay the loan at any time without penalty. The fair value of long-term notes receivable from affiliates is estimated by using a discount rate that approximates the current rate for comparable notes.

        Certain Risks and Concentrations—The Company offers a broad range of services to a diverse group of customers throughout North America, Central and South America, Europe, the Middle East, South Africa and Asia. To reduce the credit risk, the Company performs periodic credit evaluations of each customer and monitors their financial condition and developing business news. The Company had no customers with sales exceeding 10% of total sales for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 to April 13, 2006.

3.    OTHER (INCOME) EXPENSE—NET

        Interest Income and other—net consists of the following:

	Years Ended June 30		Period From July 1, 2005 through April 13, 2006
	2004	2005
Interest income	$(1,601)	$(2,589)	$(1,668)
Interest income on notes receivable from affiliated parties	(133)	(348)	(998)
Foreign exchange (gain) loss on notes receivable and notes payable from affiliated parties	363	(872)	(383)
Other	48	(256)	(20)

Other (income) expense—net	$(1,323)	$(4,065)	$(3,069)

4.    PURCHASE OF THE COMPANY BY SOLERA, INC.

        On April 13, 2006, Solera, Inc., a subsidiary of Solera Holdings, LLC completed its purchase of the Company from ADP for approximately $1.0 billion, including transaction costs.

5.    ACQUISITIONS

        Assets acquired and liabilities assumed in business combinations were recorded on the Company's combined balance sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company's statements of combined earnings since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

        The Company acquired two businesses in the period from July 1, 2005 to April 13, 2006 for approximately $3,403, net of cash acquired. These acquisitions resulted in approximately $4,095 of goodwill. Intangible assets acquired, which totaled approximately $632, consist of customer contracts and lists that are being amortized over a weighted average life of 10 years. In addition, during the period from July 1, 2005 to April 13, 2006, the Company did not make any contingent payments relating to previously consummated acquisitions. Such acquisitions for the period from July 1, 2005 to April 13, 2006 were not material to the Company's operations, financial position or cash flows.

        The Company acquired one business in the year ended June 30, 2005 for approximately $31,486, net of cash acquired. This acquisition resulted in approximately $19,127 of goodwill. Intangible assets acquired, which totaled approximately $6,942, consist of customer contracts and lists that are being amortized over a weighted average life of 10 years. In addition, during the year ended June 30, 2005, the Company made $4,970 of contingent payments relating to previously consummated acquisitions. As of June 30, 2005, the Company had contingent consideration remaining for all transactions of approximately $2,239, which is payable over the next year, subject to the acquired entity's achievement of specified revenue, earnings and/or development targets. The acquisition discussed above for the year ended June 30, 2005 was not material to the Company's operations, financial position or cash flows.

        In January 2004, the Company acquired ABZ Group B.V. ("ABZ") for approximately $115,765, net of cash acquired. ABZ provides services that help the financial industry and related businesses to streamline end-to-end processes used in property claims, risk management and distribution. The Company formed the ADP Business Services segment to report the results of the acquired business. This acquisition resulted in approximately $82,447 of goodwill. Intangible assets acquired, which totaled approximately $59,340, consist primarily of software and customer contracts and lists that are being amortized over a weighted average life of 11 years. In connection with the acquisition of ABZ, the Company deposited cash in an escrow account for contingent payments relating to the acquisition, which has been utilized to settle the final purchase consideration in succeeding periods. The balance of the escrow account is $6,056 and $1,853 at June 30, 2004 and 2005, respectively, and is included in cash in escrow on the combined balance sheets.

        In addition to the acquisition of ABZ in the year ended June 30, 2004, the Company made $1,023 of contingent payments relating to previously consummated acquisitions.

6.    RESTRUCTURING CHARGES

        The Company recorded restructuring charges of $1,740, $5,512 for the years ended June 30, 2004 and 2005, respectively, and a release of restructuring accruals of $(468) during the period from July 1, 2005 through April 13, 2006, which primarily consist of one-time termination benefits. These restructuring initiatives were designed to achieve efficiencies and reduce costs in response to changes in demand projections for certain services. One-time termination benefits relate to the termination of approximately 26, 125 and 18 employees for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 to April 13, 2006, respectively. The restructuring reserves are included in accrued expenses and other current liabilities on the combined balance sheets. The following table summarizes the charges for restructuring and related activity at June 30, 2004 and 2005, including payments made and the ending reserve balances:

	Balance at July 1 2003	Additions	Payments	Balance at June 30 2004	Additions	Payments	Balance at June 30 2005
Automotive Claims Services	$281	$—	$(214)	$67	$2,768	$(352)	$2,483
Audatex	1,109	1,740	(2,040)	809	1,814	(1,145)	1,478
ADP Business Services	—	—	—	—	930	—	930

Total	$1,390	$1,740	$(2,254)	$876	$5,512	$(1,497)	$4,891

        For the period from July 1, 2005 to April 13, 2006, payments of $4,096 were made for restructuring charges.

7.    DISCONTINUED OPERATIONS

        In January 2004, the Company sold a portion of the assets of its Medical Claims business for $5,369 in cash. In addition, the Company decided to shut down the remaining operations of the business rather than continue to pursue the sale of the remaining assets. In connection with the decision to shut down the remaining operations of its Medical Claims business, the Company recorded restructuring charges of $3,517 during the year ended June 30, 2004. These restructuring charges primarily consisted of severance of $903, involving 259 employees, asset impairments of $2,144 and other exit costs of $470 necessary to exit certain contracts. The reserve for the restructuring charges associated with the discontinued operations is included in liabilities of discontinued operations on the combined balance sheets. During the year ended June 30, 2004, the Company reported income from discontinued operations of $3,816, including a $4,828 benefit from income taxes, in the statements of combined earnings. The income from discontinued operations included a gain on sale of certain assets of the Medical Claims business of $7,661, net of a $2,280 benefit from income taxes, as well as operating losses, including restructuring charges, of the discontinued business. The benefit from income taxes includes a benefit of $4,426 that resulted from the disposition of stock with a tax basis in excess of the book basis in assets sold. During the year ended June 30, 2004, there were no significant investing or financing cash flow activities of the discontinued operations.

        During the year ended June 30, 2005, the Company recorded additional charges of $210 primarily relating to additional costs associated with certain contracts which were terminated in the year ended June 30, 2004. During the period from July 1, 2005 to April 13, 2006, the Company did not record any additional charges for discontinued operations.

        Operating results of the discontinued operations of the Medical Claims business were as follows:

	Years Ended June 30
	2004	2005
Revenues	$17,968	$—

Loss before benefit from income taxes	6,393	210
Benefit from income taxes	(2,548)	(82)

Net loss from operations of discontinued Medical Claims business	3,845	128
Gain on disposal of Medical Claims business, net of provision for income taxes of $2,280 for the year ended June 30, 2004	(7,661)	—

Net loss (income) from discontinued operations	$(3,816)	$128

        The following are the major classes of assets and liabilities related to the discontinued operations as of June 30, 2004 and 2005:

	2004	2005
Current assets:
Accounts receivable—net	$1,951	$—
Deferred tax assets	897	199

Total current assets	$2,848	$199

Current liabilities:
Accounts payable	$808	$—
Accrued expenses	4,033	195

Total current liabilities	$4,841	$195

8.    RECEIVABLES

        Accounts receivable is net of an allowance for doubtful accounts of $3,824 and $1,489 at June 30, 2004 and 2005, respectively. The Company did not have any significant concentration of credit risk associated with its customers.

9.    PROPERTY AND EQUIPMENT—NET

        Property and equipment at cost and accumulated depreciation at June 30, 2004 and 2005 are as follows:

	2004	2005
Property and equipment:
Land and buildings	$19,174	$19,601
Machinery and equipment	6,824	7,193
Furniture and fixtures	10,316	10,998
Data processing equipment	57,946	44,854
Leasehold improvements	11,117	11,043

Property and equipment at cost	105,377	93,689
Less accumulated depreciation	(67,736)	(60,233)

Property and equipment—net	$37,641	$33,456

10.    GOODWILL AND INTANGIBLE ASSETS—NET

        Changes in goodwill for the years ended June 30, 2004 and 2005 are as follows:

	Automotive Claims Services	ADP Business Services	Audatex	Total
BALANCE—July 1, 2003	$2,303	$—	$53,828	$56,131
Additions	—	93,551	—	93,551
Adjustments to previously recorded purchase price	—	—	1,167	1,167
Cumulative translation adjustments	—	(2,851)	1,154	(1,697)

BALANCE—June 30, 2004	2,303	90,700	56,149	149,152
Additions	—	—	19,127	19,127
Adjustments to previously recorded purchase price	—	(11,104)	(3,271)	(14,375)
Cumulative translation adjustments	—	2,714	(609)	2,105

BALANCE—June 30, 2005	$2,303	$82,310	$71,396	$156,009

        Components of intangible assets are as follows:

	2004	2005
Intangibles:
Software and software licenses	$82,077	$96,168
Customer contracts and lists	135,567	161,102
Trademarks	14,204	16,520

	231,848	273,790
Less accumulated amortization	(62,919)	(85,540)

Intangible assets—net	$168,929	$188,250

        During the year ended June 30, 2004, the Company decided to discontinue the use of software which was previously purchased as it was determined that the intended use of the software would no longer be feasible. This change required an impairment analysis to be performed in accordance with SFAS No. 144. Since the Company decided to dispose the software, it was determined that there was no future cash flows expected to be generated by the software. As a result, the carrying value of the intangible asset was reduced to zero. The Automotive Claims Services segment recorded a pre-tax charge of $4,214, within impairment charges on the statements of combined earnings, during the year ended June 30, 2004.

        All of the intangible assets (except goodwill) have finite lives and, as such, are subject to amortization on a straight-line basis. The weighted average remaining useful life of the intangible assets is 7 years (3 years for software and software licenses, 9 years for customer contracts and lists and 8 years for trademarks). Amortization of intangibles totaled $16,589, $21,840 and $19,266 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 to April 13, 2006, respectively. Estimated future amortization expense is not presented, as the Company was acquired on April 13, 2006 (see Note 4).

11.    NOTES RECEIVABLE FROM AFFILIATED PARTIES AND NOTES PAYABLE TO AFFILIATED PARTIES.

        Notes receivable from affiliated parties and notes payable to affiliated parties are comprised of the following:

			June 30,
Type of Issue	Interest Rate	Date of Maturity
			2004	2005
Short-term notes receivable denominated in foreign currency:
Note receivable from affiliate	3.25%	5/21/06	$—	$2,825

Long-term notes receivable denominated in foreign currency:
Note receivable from affiliate	3.00	10/14/06	$—	$12,662
Note receivable from affiliate	6.00	6/14/07	—	1,504
Note receivable from affiliate	3.25	5/21/06	2,875	—

Total long-term notes receivable from affiliated parties			$2,875	$14,166

Short-term notes payable denominated in foreign currency:
Note payable to affiliate	4.00	10/10/05	$—	$3,252
Note payable to affiliate	12.00	12/31/05	—	1,582
Note payable to affiliate	2.35	4/6/06	—	8,410
Note payable to affiliate	2.25	3/11/06	799	836

Total short-term notes payable to affiliated parties			$799	$14,080

Long-term notes payable denominated in foreign currency:
Note payable to affiliate	4.00	10/10/05	$3,179	$—
Note payable to affiliate	12.00	12/31/05	1,106	—
Note payable to affiliate	1.00	4/26/07	—	3,231

Total long-term notes payable to affiliated parties			$4,285	$3,231

        For the period from July 1, 2005 to April 13, 2006, there was one additional note receivable from affiliate of $1,548. All notes receivable and payable to/from affiliated parties were paid or otherwise settled in conjunction with the acquisition of the Company as of April 13, 2006.

        Interest income on notes receivable from affiliated parties was $133, $348 and $998 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, and is included in other (income) expense—net.

        Interest expense on notes payable to affiliated parties was $252, $334 and $301 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, and is included in other (income) expense—net.

12.    EMPLOYEE BENEFIT PLANS

        Stock Plans—As discussed in Note 2, effective July 1, 2005, the Company adopted SFAS No. 123(R) utilizing the modified prospective method. Accordingly, prior period amounts have not been restated. SFAS No. 123(R) requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant. Under the modified prospective method, the provisions of SFAS No. 123(R) apply to all awards granted or modified after the date of adoption. In addition, the unrecognized expense of awards not yet vested at the date of adoption, determined under the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), will be recognized in net earnings in the periods after the date of adoption. Stock-based compensation primarily consists of the following:

        Stock Options—As an operating unit of ADP, certain employees of the Company are eligible to participate in the ADP stock option plans, which provide for the issuance, to eligible employees, of incentive and non-qualified stock options, which may expire as much as 10 years from the date of grant, at exercise prices not less than the fair market value on the date of grant. Stock options generally vest over five years and have a term of 10 years. Compensation expense for stock options is recognized over the requisite service period for each separately vesting portion of the stock option award. Upon the sale of the Company, options granted prior to January 1, 2006 were accelerated, fully vesting on April 13, 2006. The Company recorded approximately $1,637 as stock based compensation for the incremental fair value resulting from the modification of these options. Options granted during or after January 1, 2006 were cancelled at April 13, 2006 upon sale of the Company.

        Employee Stock Purchase Plan ("ESPP")—As an operating unit of ADP, certain employees of the Company participate in ADP's ESPP. Prior to November 2005, ADP offered an employee stock purchase plan that allowed eligible employees to purchase shares of common stock at 85% of the lower of market value as of the date of purchase or as of the end of the stock purchase plan. In November 2005, ADP revised the employee stock purchase plan, effective as of on January 1, 2006, whereby eligible employees can purchase shares of common stock at 85% of the market value at the date the purchase price for the offering is determined. Compensation expense for the employee stock purchase plan is recognized over the vesting period of 24 months on a straight-line basis. The sale of the Company on April 13, 2006 ceased the ESPP for the Company's employees.

        Restricted Stock—ADP has a restricted stock program under which shares of common stock have been sold at par value to certain key employees. These shares are restricted as to transfer and in certain circumstances must be resold to ADP at the original purchase price. The Company records stock compensation expense relating to the issuance of restricted stock over the period during which the transfer restrictions exist, which is up to five years from the date of grant. The value of ADP's restricted stock, based on market prices, is recognized as compensation expense over the restriction period on a straight-line basis. Upon the sale of Company on April 13, 2006, the vesting for all restricted stock previously unvested was accelerated, fully vesting on April 13, 2006.

        The Company utilizes treasury stock to satisfy stock option exercises, issuances under its employee stock purchase plan and restricted stock awards. Stock-based compensation expense was recognized in earnings from continuing operations as follows:

	Fiscal Year
			July 1, 2005- April 13, 2006
	2004	2005
Operating expenses	$—	$—	$1,111
Selling, general and administrative expenses	268	476	3,264
Systems development and programming costs			3,068

Total stock-based compensation expense	$268	$476	$7,443

        The total stock-based compensation expense included in earnings from continuing operations before income taxes includes expenses related to restricted stock awards of $268, $476, and $396 within selling, general and administrative expenses for the fiscal years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively.

        A summary of changes in the stock option plans for the fiscal years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, is as follows:

	Number of Options (in thousands)			Weighted-Average Exercise Price
	2004	2005	July 1, 2005- April 13, 2006	2004	2005	July 1, 2005- April 13, 2006
Options outstanding—beginning of year	2,642	3,028	2,913	$43	$43	$43
Options granted	972	469	488	41	43	44
Options exercised	(183)	(169)	(237)	32	32	37
Options canceled	(403)	(415)	(422)	46	45	42

Options outstanding—end of period	3,028	2,913	2,742	$43	$43	$44

        Options outstanding as of April 13, 2006 expired in 60 days thereafter. Options not exercised within the 60 days were canceled.

        During the period from July 1, 2005 through April 13, 2006, the Company issued 163,000 shares in connection with the employee stock purchase plan. The Company issued 7,000 shares of restricted stock during the period from July 1, 2005 through April 13, 2006.

        The following table illustrates the effect on net earnings from continuing operations if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for periods prior to adoption of SFAS No. 123(R).

	Years Ended June 30
	2004	2005
Net earnings, as reported	$48,174	$57,641
Add stock-based employee compensation expense included in reported net earnings, net of related tax effects	163	289
Deduct total stock-based employee compensation expense determined using the fair value-based method for all awards, net of related tax effects	(6,428)	(6,849)

Pro forma net earnings	$41,909	$51,081

        The fair value of each stock option issued prior to January 1, 2005 was estimated on the date of grant using a Black-Scholes option-pricing model. For stock options issued on or after January 1, 2005, the fair value of each stock option was estimated on the date of grant using a binomial option-pricing model. The binomial option-pricing model considers a range of assumptions related to volatility, dividend yield, risk-free interest rate and employee exercise behavior. Expected volatilities utilized in the binomial option-pricing model are based on a combination of implied market volatilities, historical volatility of the Company's stock price and other factors. Similarly, the dividend yield is based on historical experience and expected future changes. The risk-free rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The binomial option-pricing model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grants is derived from the output of the binomial option-pricing model and represents the period of time that options granted are expected to be outstanding.

        The fair value for these instruments was estimated at the date of grant with the following assumptions:

	Years Ended June 30		Period from July 1, 2005 through April 13, 2006
	2004	2005
Risk-free interest rate	3.9-4.5%	2.1-4.2%	4.0-4.6%
Dividend yield	1.0-1.1%	1.2-1.4%	1.4-1.7%
Volatility factor	29.0-29.3%	26.2-29.2%	17.1-24.7%
Expected life (in years):
Stock options	6.5	5.5-6.5	5.5-6.5
Stock purchase plans	2.0	2.0	2.0
Weighted average fair value:
Stock options	$13.96	$11.38	$10.89
Stock purchase plans	11.95	12.66	9.76

        Upon the modification of options at the sale of the Claims Services Group at April 13, 2006, the incremental fair value of the modification was determined by comparing the fair value of the 1,136 unvested options immediately before and after the modification. The fair value immediately before the modification was $0 since the options would have been forfeited without the acceleration. The fair value of the options immediately after the modification was based on: a risk-free interest rate of 4.67%, a dividend yield of 1.41%, a volatility factor of 17.69% and an expected life of 60 days, resulting in a weighted average fair value of options outstanding of $3.55. The net incremental fair value of the modification was $1,637.

        Pension Plans—Certain employees of the Company are covered by ADP's domestic defined benefit plans. In addition, certain employees of the Company are part of ADP's Supplemental Officer Retirement Plan ("SORP"). The SORP is a defined benefit plan pursuant to which ADP will pay supplemental pension benefits to certain key officers upon retirement based upon the officers' years of service and compensation. Liabilities and assets related to these plans have not been allocated to the Company and are therefore included in group equity on the combined balance sheets. Domestic pension expense allocated to the Company for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006 was $190, $390 and $500, respectively. SORP expense allocated to the Company for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006 was $42, $43 and $35, respectively. Upon the sale of the Company on April 13, 2006, all liabilities for the domestic defined benefit plan and SORP were retained by ADP.

        The Company's foreign subsidiaries sponsor various defined benefit plans and individual defined benefit arrangements covering certain eligible employees. All of the defined benefit plans and arrangements are closed to new members. The benefits under these pension plans are based on years of service and compensation levels. Funding is limited to statutory requirements. The Company uses a June 30 measurement date for its foreign pension plans. The change in benefit obligations and plan assets as well as the funded status of the Company's foreign pension plans were as follows for the years ended June 30, 2004 and 2005:

	2004	2005
Change in plan assets:
Fair value of plan assets at beginning of year	$19,200	$24,200
Acquisitions	1,100	—
Actual return on plan assets	1,400	200
Employer contributions	1,800	1,800
Benefits paid	(400)	(400)
Foreign currency exchange rate changes	1,100	—

Fair value of plan assets at end of year	$24,200	$25,800

Change in benefit obligation:
Benefit obligation at beginning of year	$24,100	$28,700
Acquisitions	1,300	—
Service cost	1,000	1,200
Interest cost	1,300	1,400
Actuarial losses	—	1,800
Benefits paid	(400)	(400)
Foreign currency exchange rate changes	1,400	100

Projected benefit obligation at end of year	$28,700	$32,800

Funded status—plan assets less benefit obligation	$(4,500)	$(7,000)
Unrecognized net actuarial loss due to different experience than assumed	1,300	4,100

Accrued pension liability	$(3,200)	$(2,900)

        In conjunction with the sale of the Company effective April 13, 2006 (the "Acquisition"), the Company transferred all liabilities and related assets associated with one foreign defined benefit plan to ADP, and two other foreign defined benefit pension plans were converted to defined contribution plans prior to the Acquisition date. The liabilities and related assets for the remaining three foreign defined pension plans were included in the Acquisition and were assumed by the purchaser.

        The accumulated benefit obligation for all defined benefit pension plans was $26,300 and $29,900 at June 30, 2004 and 2005, respectively.

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Company's pension plans with accumulated benefit obligations in excess of plan assets were $27,300, $25,100 and $22,800, respectively, as of June 30, 2004, and $30,700, $28,200 and $23,900, respectively, as of June 30, 2005.

        The components of net pension expense were as follows:

	Years Ended June 30,		Period From July 1, 2005 through April 13, 2006
	2004	2005
Service cost—benefits earned during the period	$1,000	$1,200	$1,200
Interest cost on projected benefits	1,300	1,400	1,300
Expected return on plan assets	(1,000)	(1,200)	(800)

	$1,300	$1,400	$1,700

        Assumptions used to determine the actuarial present value of benefit obligations generally were:

	2004	2005
Discount rate	5.06%	4.46%
Increase in compensation levels	2.54	2.13

        Assumptions used to determine the net pension expense generally were:

	Years Ended June 30
			Period From July 1, 2005 through April 13, 2006
	2004	2005
Discount rate	5.04%	5.06%	4.36%
Expected long-term rate of return on assets	4.65%	4.66%	4.44%
Increase in compensation levels	2.53%	2.54%	2.12%

        The discount rate is based upon published rates for high-quality fixed-income investments that produce cash flows that approximate the timing and amount of expected future benefit payments.

        The weighted average long-term expected rate of return on assets assumption is 4.44%. This percentage has been determined based on historical and expected future rates of return on plan assets considering the target asset mix and the long-term investment strategy.

        Plan Assets—The plan assets of the pension plans are the liability of insurance companies and benefit payments are fully insured. The insurance companies invest the plan assets in accordance with the terms of the insurance companies' guidelines and the Company has no control over the investment decisions made by the insurance companies. The insurance companies invest virtually the entire pension plan portfolio in fixed income securities.

        Contributions—The minimum required and the expected contributions to the Company's pension plans for the period from April 14, 2006 to June 30, 2006 and for the year ending June 30, 2007 were $400 and $1,700, respectively.

        Estimated Future Benefit Payments—The benefits expected to be paid in each fiscal year for the period from April 14, 2006 to June 30, 2006 and the 5 years ending thereafter are $0, $183, $223, $389, $2,282 and $458, respectively. The aggregate benefits expected to be paid in the five years ending June 30 from 2011 to 2015 are $4,406. The expected benefits to be paid are based on the same assumptions used to measure the Company's pension plans' benefit obligation and include estimated future employee service.

        Retirement and Savings Plan—ADP has defined contribution plans that cover most of its domestic employees. This 401(k) plan provides company matching under various formulas. The allocated costs to the Company for the domestic associates plans for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, were $904, $1,183 and $1,098, respectively.

        The Company's foreign subsidiaries have defined contribution plans that cover certain international employees. These retirement savings-type plans provide company matching under various formulas. The Company's match amounted to approximately $3,164, $4,373 and $3,977 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively.

13.    INCOME TAXES

        The Company's operations are included in separate income tax returns filed with the appropriate taxing jurisdictions, except for U.S. federal and certain state and foreign jurisdictions in which the Company's operations are included in the income tax returns of the Parent or an affiliate.

        The provision for income taxes on earnings from continuing operations is computed as if the Company filed on a consolidated stand-alone or separate tax return basis, as applicable. The provision for income taxes on earnings from continuing operations does not reflect the Company's inclusion in the tax returns of the Parent or an affiliate. Certain income taxes of the Company are paid by the Parent or an affiliate on behalf of the Company. The payment of income taxes by the Parent or affiliate on behalf of the Company is recorded within group equity on the Combined Balance Sheets.

        The provision for income taxes on loss (income) from discontinued operations includes an income tax benefit from a loss on the sale of a discontinued operation in 2004 that was utilized by the Parent. The income tax benefit was recorded within group equity on the Combined Balance Sheets.

        Earnings from continuing operations before income taxes and minority interests in net income of combined subsidiaries shown below are based on the geographic location to which such earnings are attributable:

	Years Ended June 30		Period From July 1, 2005 through April 13, 2006
	2004	2005
Earnings before income taxes:
United States	$20,592	$17,044	$15,403
Foreign	47,119	66,664	52,734

	$67,711	$83,708	$68,137

        The provision for income taxes on earnings from continuing operations consists of the following components:

	Years Ended June 30		Period From July 1, 2005 through April 13, 2006
	2004	2005
Current:
Federal	$6,207	$6,568	$6,418
Foreign	16,809	22,166	18,188
State	1,222	1,285	711

Total current	24,238	30,019	25,317

Deferred:
Federal	667	(857)	(535)
Foreign	(2,912)	(4,965)	(1,087)
State	131	(167)	(7)

Total deferred	(2,114)	(5,989)	(1,629)

Total provision	$22,124	$24,030	$23,688

        A reconciliation between the Company's effective tax rate on earnings from continuing operations and the U.S. federal statutory rate is as follows:

	Years Ended June 30				Period From July 1, 2005 through April 13, 2006
	2004	%	2005	%		%
Provision for taxes at U.S. statutory rate	$23,269	35.0	$28,630	35.0	$23,848	35.0
Increase (decrease) in provision from:
State taxes, net of federal tax benefit	880	1.3	727	0.9	458	0.7
Foreign rate lower than U.S. federal statutory rate	(2,164)	(3.2)	(3,956)	(4.9)	(2,824)	(4.1)
Change in valuation allowance					309	0.5
Impact on deferred taxes due to reduction in foreign income tax rate			(1,509)	(1.8)	(202)	(0.3)
Other	139	0.2	138	0.2	2,099	3.1

	$22,124	33.3	$24,030	29.4	$23,688	34.9

        The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

	June 30,
			April 13, 2006
	2004	2005
Deferred tax assets:
Accrued expenses not currently deductible	$7,198	$7,646	$11,169
Depreciation and amortization	961	716	1,259
Net operating losses	1,699	1,862	1,292
Other	1,303	842	86

	11,161	11,066	13,806
Less valuation allowances	(1,152)	(1,613)	(1,692)

Deferred tax assets—net	$10,009	$9,453	$12,114

Deferred tax liabilities:
Amortization	$45,227	$41,900	$262
Capitalized Software	6,356	5,954	4,307
Statutory versus GAAP deductions	3,895	2,809
Other	917	1,564	605

Deferred tax liabilities	56,395	52,227	5,174

Net deferred tax assets (liabilities)	$(46,386)	$(42,774)	$6,940

        Income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested as of June 30, 2004 and 2005.

        The Company has estimated foreign net operating loss carry forwards of approximately $4,225 at April 13, 2006, of which $131 expires in 2011, $843 expires in 2014 and $3,251 has an indefinite utilization period.

        The Company has recorded valuation allowances of $1,152, $1,613 and $1,692 at June 30, 2004 and June 30, 2005 and April 13, 2006, respectively, because the Company does not believe that it is more likely than not that it will be able to utilize these carryforwards to offset future taxable earnings.

        Income tax payments were approximately $11,651, $13,329 and $13,940 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, for payments made directly by the Company. The income tax payments exclude payments made by the Parent or an affiliate on behalf of the Company as these amounts are recorded within group equity on the Combined Balance Sheets. For the years ended June 30, 2004 and 2005, and the period from July 1, 2005 through April 13, 2006, income tax payments that were paid on behalf of the Company by the Parent or an affiliate were $8,484, $9,385 and $7,129 respectively, and are included within group equity on the Combined Balance Sheets.

        The Company utilized losses of an affiliate in group relief in lieu of cash payments for income taxes in the amounts of $1,374, $526 and $1,008 for the years ended June 30, 2004 and 2005, and for the period from July 1, 2005 through April 13, 2006, respectively. The utilization of such losses is included within group equity on the Combined Balance Sheets.

        The Company is routinely examined by the Internal Revenue Service (the "IRS") in conjunction with the IRS audit of the Parent and examined by tax authorities in countries in which it conducts business, as well as states in which it has significant business operations. The tax years under examination vary by jurisdiction. The Company is included as part of the IRS examination for the year ended June 30, 1998 through the year ended June 30, 2002 which is expected to be substantially completed in the current fiscal year. The Company regularly considers the likelihood of assessments in each of the jurisdictions resulting from examinations. The Company has established tax reserves which it believes are adequate in relation to the potential assessments. Once established, reserves are adjusted when there is more information available, when an event occurs necessitating a change to the reserves or the statute of limitations for the relevant taxing authority to examine the tax position has expired. The resolution of tax matters should not have a material effect on the combined financial condition of the Company, the Company's Statements of Combined Earnings for a particular future period or on the Company's effective tax rate.

        In the year ended June 30, 2005, the Company reversed a tax contingency of $4,460 due to the expiration of the statute of limitations regarding a pre-acquisition contingent tax liability that was recorded in purchase accounting at the time of the acquisition of the subsidiary to which the contingency related. The reversal resulted in a reduction of goodwill recorded in purchase accounting.

14.    CONTRACTUAL COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET ARRANGEMENTS

        The Company has obligations under various facilities and equipment leases and software license agreements. Total costs under these agreements were approximately $10,320, $16,475 and $9,225 for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively, with minimum commitments at April 13, 2006 as follows:

Period from April 14, 2006 through June 30, 2006	$2,450
Year ended June 30, 2007	17,497
Year ended June 30, 2008	10,664
Year ended June 30, 2009	7,834
Year ended June 30, 2010	4,619
Thereafter	8,757

$51,821

        In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices.

        The Company is subject to various claims and litigation in the normal course of business. The Company does not believe that the resolution of these matters will have a material impact on the combined financial statements.

        In the normal course of business, the Company enters into contracts in which it makes representations and warranties that guarantee the performance of the Company's products and services. Losses related to such guarantees are insignificant.

15.    ACCUMULATED OTHER COMPREHENSIVE INCOME

        Comprehensive income is a measure of income that includes both net earnings and other comprehensive income. Other comprehensive income results from items deferred within group equity on the combined balance sheets. Other comprehensive income (loss) was $2,073, $10,262 and $(997) for the years ended June 30, 2004 and 2005 and for the period from July 1, 2005 through April 13, 2006, respectively. The accumulated balances for each component of other comprehensive income are as follows:

	Years Ended June 30		Period From July 1, 2005 through April 13, 2006
	2004	2005
Currency translation adjustments	$20,688	$31,541	$30,544
Minimum pension liability adjustment, net of tax	(156)	(747)	—

Accumulated other comprehensive income	$20,532	$30,794	$30,544

16.    SEGMENT AND GEOGRAPHIC INFORMATION

        The Company manages its business operations through strategic business units and provides technology-based outsourcing solutions to the property and casualty insurance, auto collision repair and auto recycling industries. Based upon the information reported to the chief operating decision maker, the Company has the following reportable segments: Automotive Claims Services, Audatex, ADP Business Services, and Other. The Company evaluates the performance of its reportable segments based on operating results before income taxes.

	Automotive Claims Services	ADP Business Services	Audatex	Other	Discontinued Operations	Reconciling Item Corporate Expenses	Total
Year ended June 30, 2004
Revenues	$176,615	$23,393	$159,068	$2,103	$—	$—	$361,179
Earnings before income taxes	30,203	4,549	38,590	611	—	(7,471)	66,482
Assets	67,417	171,442	314,508	554	2,848	—	556,769
Capital expenditures	11,022	128	4,736	94		—	15,980
Depreciation and amortization	13,642	3,871	11,241	—	—	—	28,754
Interest income	—	—	(1,601)	—	—	—	(1,601)
Interest income on notes receivable from affiliated parties			(133)				(133)
Interest expense	—	—	19	—	—	—	19
Interest expense on notes payable to affiliated parties	—	—	252	—	—	—	252
Year ended June 30, 2005
Revenues	$174,096	$49,956	$186,196	$2,107	$—	$—	$412,355
Earnings before income taxes	32,036	7,605	53,637	471	—	(11,950)	81,799
Assets	59,855	181,339	366,267	405	199	—	608,065
Capital expenditures	2,982	—	4,642	35	—	—	7,659
Depreciation and amortization	15,319	6,403	12,608	5	—	—	34,335
Interest income	(3)	(99)	(2,487)	—	—	—	(2,589)
Interest income on notes receivable from affiliated parties	—	(248)	(100)	—	—	—	(348)
Interest expense		—	—	—	—	—	—
Interest expense on notes payable to affiliated parties	—	—	334	—	—	—	334
Period from July 1, 2005 through April 13, 2006
Revenues	$133,998	$38,692	$160,823	$1,633	$—	$—	$335,146
Earnings before income taxes	(44,925)	2,507	117,459	358	—	(10,730)	64,669
Assets	74,045	126,898	179,731	334	—	—	381,008
Capital expenditures	3,848	60	5,763	—	—	—	9,671
Depreciation and amortization	11,451	5,066	12,377	—	—	—	28,894
Interest income	4	35	1,629	—	—	—	1,668
Interest income on notes receivable from affiliated parties	—	228	770	—	—	—	998
Interest expense	—	—	17	—	—	—	17
Interest expense on notes payable to affiliated parties	—	—	301	—	—	—	301

        Revenues and long-lived tangible assets by geographic area are as follows:

	United States	Europe	Canada	Other	Total
Year ended June 30, 2004:
Revenues	$157,685	$174,315	$21,033	$8,146	$361,179
Property, plant, and equipment—net	17,740	18,962	70	869	37,641
Year ended June 30, 2005:
Revenues	$152,391	$221,791	$23,812	$14,361	$412,355
Property, plant, and equipment—net	13,173	19,204	140	938	33,455
Period from July 1, 2005 through April 13, 2006:
Revenues	$115,355	$183,229	$20,275	$16,287	$335,146
Property, plant, and equipment—net	12,038	19,291	81	1,780	33,190

17.    SUBSEQUENT EVENTS

        In 1999 the European Court ruled that a German tax rule regarding the tax treatment of certain royalty fees paid to foreign entities was incompatible with European law. It was unclear whether the European Court ruling applied to non-EU and Double Tax Treaty (DTT) countries. As a result, the German law remained in effect, but German tax authorities suspended tax assessments on trade taxes where the licensor/lessor was resident in a non-EU DTT country, reserving the right to assess the tax at a later date. In response, the Company's German subsidiaries began accruing a trade tax liability on royalties to non-EU DTT countries according to the German law. As of April 13, 2006, a $6.7 million tax liability was recorded in the Company's financial statements. In November 2006 the Company was notified that the German tax authorities issued a clarifying ordinance, stating that in the case of lessors/licensors resident in EU or DTT countries the tax assessment would be permanently ceased. Based upon this decision, during the quarter ended December 31, 2006 Solera Holdings, LLC plans to reverse the entire $6.7 million accrual as a reduction to goodwill attributed to the purchase of the Claims Services Group.

# Global Knowledge - Local Focus

Solera

Audatex | ABZ | Hollander | Informex | Sidexa | IMS

Corporate Headquarters
6111 Bollinger Canyon Road, Suite 200
San Ramon, CA 94583

26,250,000 Shares

Solera Holdings, Inc.

Common Stock

Goldman, Sachs & Co.	JPMorgan
Citi	Deutsche Bank Securities	Lehman Brothers

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Through and including June 4, 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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PROSPECTUS SUMMARY
Our Company
Industry Trends
Key Competitive Strengths
Business Strategy
Our History
The Refinancing Transactions
Risks Affecting Us
Corporate and Other Information
Recent Developments
The Offering
Summary Historical and Pro Forma Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Related to This Offering
FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
CORPORATE REORGANIZATION
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UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
SOLERA HOLDINGS, INC. AND SUBSIDIARIES Pro Forma Combined Balance Sheet as of December 31, 2006
SOLERA HOLDINGS, INC. AND SUBSIDIARIES Pro Forma Combined Statement of Operations For the Fiscal Year Ended June 30, 2006
SOLERA HOLDINGS, INC. AND SUBSIDIARIES Pro Forma Statement of Operations For the Six Months Ended December 31, 2006
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
SELECTED HISTORICAL FINANCIAL DATA
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CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
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WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SOLERA HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except unit amounts)
SOLERA HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit amounts)
SOLERA HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF UNITHOLDERS' EQUITY (DEFICIT) AND ACCUMULATED OTHER COMPREHENSIVE INCOME FOR THE PERIOD FROM MARCH 24, 2005 (INCEPTION) THROUGH JUNE 30, 2005, THE YEAR ENDED JUNE 30, 2006 AND THE SIX MONTHS ENDED DECEMBER 31, 2006 (In thousands, except unit amounts)
SOLERA HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
SOLERA HOLDINGS, LLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2005 AND 2006 AND DECEMBER 31, 2006 AND FOR THE PERIOD FROM MARCH 24, 2005 (INCEPTION) THROUGH JUNE 30, 2005, THE YEAR ENDED JUNE 30, 2006 AND THE SIX MONTHS ENDED DECEMBER 31, 2005 (UNAUDITED) AND 2006 (In thousands, except per unit and unit amounts)
INDEPENDENT AUDITORS' REPORT
CLAIMS SERVICES GROUP COMBINED BALANCE SHEETS AS OF JUNE 30, 2004 AND 2005 (In thousands)
CLAIMS SERVICES GROUP STATEMENTS OF COMBINED EARNINGS YEARS ENDED JUNE 30, 2004 AND 2005 AND PERIOD FROM JULY 1, 2005 THROUGH APRIL 13, 2006 (In thousands)
CLAIMS SERVICES GROUP STATEMENTS OF COMBINED GROUP EQUITY YEARS ENDED JUNE 30, 2004 AND 2005 AND PERIOD FROM JULY 1, 2005 THROUGH APRIL 13, 2006 (In thousands)
CLAIMS SERVICES GROUP STATEMENTS OF COMBINED CASH FLOWS YEARS ENDED JUNE 30, 2004 AND 2005 AND PERIOD FROM JULY 1, 2005 THROUGH APRIL 13, 2006 (In thousands)
CLAIMS SERVICES GROUP NOTES TO COMBINED FINANCIAL STATEMENTS YEARS ENDED JUNE 30, 2004 AND 2005 AND PERIOD FROM JULY 1, 2005 THROUGH APRIL 13, 2006 (In thousands, except per share and share amounts)